Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
by
BGS Acquisition Corp.
of
Up to 3,014,778 of its Ordinary Shares
at a Purchase Price of $10.15 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 23, 2013, UNLESS THE OFFER IS EXTENDED.

If you do not tender your shares at this time, you will retain the right to participate in our initial business combination or to redeem your shares at the time we conduct the tender offer in connection with the execution of the definitive agreement. We urge you to retain your shares and consider our intended business combination.

BGS Acquisition Corp., a British Virgin Islands business company with limited liability (“BGS,” “we,” “us” or “our”), hereby offers to purchase up to 3,014,778 of BGS’s issued and outstanding ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $10.15 per share, net to the seller in cash, without interest (the “Share Purchase Price” or “Purchase Price”), for a total Purchase Price of up to $30,599,997 upon the terms and subject to certain conditions described in this Offer to Purchase for Cash (the “Offer to Purchase”) and in the letter of transmittal for the Ordinary Shares (the “Letter of Transmittal”) (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”). If more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If we terminate the Offer, we will NOT purchase any Ordinary Shares pursuant to the Offer. In that event, we will be unable to consummate a business combination prior to September 26, 2013 and will commence liquidation as soon as practicable after September 26, 2013.

The Share Purchase Price of $10.15 is equal to the per share amount of the Ordinary Shares sold in our initial public offering (“IPO”) on deposit in the trust account established to hold the proceeds of our IPO (the “Trust Account”) as of two business days prior to the commencement of the Offer excluding interest (which will be released to BGS for working capital) earned on the IPO proceeds placed in the Trust Account. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration.”

On August 13, 2013, we entered into an Amended and Restated Merger and Share Exchange Agreement (the “Merger Agreement”) with TransnetYX Holding Corp., a Delaware corporation (“TransnetYX”), pursuant to which BGS will merge with and into our wholly owned subsidiary, BGS Acquisition Subsidiary, Inc., a Delaware corporation (“Purchaser”), following which TransnetYX will merge with and into a wholly owned subsidiary of Purchaser, BGS Merger Subsidiary, Inc. (“Merger Sub”). As consideration in this merger, Purchaser will issue to the shareholders of record of TransnetYX 8,000,000 shares of the common stock of Purchaser on a pro rata basis and will pay an aggregate of $15.0 million in cash, up to $11.0 million of which may be paid in additional shares of common stock of Purchaser if there is not adequate cash to accommodate a $15.0 million payment to the shareholders of TransnetYX and have $6.0 million available in the surviving company for payment of transaction expenses and working capital purposes (the “Transaction”). In addition, the shareholders of TransnetYX may receive up to an additional 8,000,000 shares of the common stock of Purchaser based on the gross revenues of the post-Transaction operating company in fiscal year 2015. Two million of the shares of common stock of Purchaser held by the majority shareholder of TransnetYX, Black Diamond Holdings LLC, a Colorado limited liability company (“Black Diamond”), immediately following the Transaction will be subject to a lock-up agreement that will limit Black Diamond’s ability to dispose of those shares until either the post-Transaction operating company achieves gross revenues in fiscal year 2015 in excess of $60 million or December 31, 2020. In connection with the consummation of the Transaction (assuming completion of this Offer and shareholder approval of the Extension (as defined below)), we intend to conduct a second redemption of then outstanding Ordinary Shares for cash (the “Second Tender Offer”) pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”) and the terms of the Transaction. There can be no assurance that we will be able to successfully consummate the transactions contemplated by the Merger Agreement with TransnetYX.

Even though we have entered into the Merger Agreement, we believe that we will not be able to consummate the Transaction prior to September 26, 2013, as required by our Memorandum and Articles of Association (the “Charter”). Since we may not be able to complete the Transaction prior to September 26, 2013, our board of directors has determined that it would be in the best interests of our shareholders to amend the Charter and the agreement governing the Trust Account to extend such date for a period of two months until November 26, 2013, rather than liquidate as required by the Charter (the “Extension”). In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding the Ordinary Shares sold in our IPO (the “Public Shares”) the opportunity to redeem their Public Shares for a pro rata portion of the Trust Account, in accordance with their right to receive such monies under the Charter. This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account in the event our shareholders approve the Extension. Any shareholder that approves the Extension may still tender shares as part of this Offer.

Shareholders are encouraged to review the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension, which documents will be filed with the Securities and Exchange Commission and mailed to shareholders upon commencement of the proxy solicitation.

THE OFFER IS CONDITIONED UPON SATISFACTION OF THE EXTENSION CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE), AND NO MORE THAN 3,014,778 ORDINARY SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Ordinary Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.”

We will fund the purchase of Ordinary Shares in the Offer with cash available to us from the Trust Account in the event the Extension is approved by our shareholders. As of August 22, 2013, BGS had approximately $26,623 of cash and cash equivalents not held in the Trust Account, which amount represents the balance of loans in the aggregate amount of $602,369, received from our Sponsor (as defined below) as of the date of the Offer. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions, including that no more than 3,014,778 Ordinary Shares may be validly tendered and not properly withdrawn and the satisfaction of the Extension Condition. See “The Offer — Purchase of Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

BGS’s Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “BGSC.” As of August 22, 2013, the last reported closing price of the Ordinary Shares was $10.10 per share. Shareholders are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender their Ordinary Shares pursuant to the Offer. See “Price Range of Securities and Dividends.”

We also have outstanding units comprised of one Ordinary Share and one warrant to acquire one Ordinary Share (a “Warrant” and, together with one Ordinary Share, “Units”). BGS’s Warrants and Units also are listed on Nasdaq under the symbols “BGSCW” and “BGSCU,” respectively. The Offer is only open for our Ordinary Shares, but not those together as part of our Units. You may tender Ordinary Shares that are included in Units, but to do so you must separate such Ordinary Shares from the Warrants prior to tendering such Ordinary Shares. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. See “The Offer — Procedures for Tendering Shares.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU DO NOT ACCEPT THE OFFER WITH RESPECT TO YOUR ORDINARY SHARES. IF YOU DO NOT TENDER YOUR SHARES AT THIS TIME, YOU WILL RETAIN THE RIGHT TO PARTICIPATE IN OUR INITIAL BUSINESS COMBINATION OR TO REDEEM YOUR PUBLIC SHARES AT THE TIME WE CONDUCT THE SECOND TENDER OFFER FOLLOWING EXECUTION OF THE DEFINITIVE AGREEMENT. WE URGE YOU TO RETAIN YOUR SHARES AND CONSIDER OUR INTENDED BUSINESS COMBINATION.

You must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor. See “Risk Factors” for a discussion of risks that you should consider before participating in the Offer.

Mr. Gutierrez, our Sponsor, and each of our officers and directors has agreed not to tender any Ordinary Shares pursuant to the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “The Extension — Interests of Certain Persons in the Extension.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Ordinary Shares or passed upon the accuracy or adequacy of this Offer to Purchase or related documents. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, the information agent for the Offer (the “Information Agent”), at the telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

August 23, 2013

IMPORTANT

If you desire to tender all or any portion of your Ordinary Shares, you must do one of the following before the Offer expires:

•	if your Ordinary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Ordinary Shares for you;

•	if you hold certificates for Ordinary Shares registered in your own name, you must complete and sign the accompanying Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Ordinary Shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company (the “Depositary”) at the address shown on the back cover of this Offer to Purchase. Do not send such materials to BGS or the Information Agent;

•	if you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares;” or

•	if you are the holder of Units and wish to tender Ordinary Shares included in such Units, you must separate the Ordinary Shares from the Units prior to tendering such Ordinary Shares pursuant to the Offer. You must instruct your broker to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct them to do so. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Ordinary Shares prior to the expiration of the Offer.

To validly tender Ordinary Shares pursuant to the Offer, other than Ordinary Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Ordinary Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent. You should not assume that the information provided in this Offer to Purchase is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Purchase.

Questions and requests for assistance should be directed to Morrow & Co., LLC, the Information Agent for the Offer, at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other materials related to the Offer may also be obtained for free from Morrow & Co., LLC. Copies of this Offer to Purchase, the Letter of Transmittal, and any other material related to the Offer may also be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Where You Can Find More Information.”

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue, 3rd Floor,
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokerage firms: (203) 658-9400
Email: bgsc.info@morrowco.com

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Annex I	—	Amended and Restated Merger and Share Exchange Agreement, dated August 13, 2013
Annex II	—	Form of Memorandum and Articles of Association subject to Shareholder Approval
Annex III	—	Form of Amendment No. 1 to the Investment Management Trust Agreement subject to Shareholder Approval

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information contained in the BGS Acquisition Corp., a British Virgin Islands business company with limited liability, Offer to Purchase the Ordinary Shares and the Transaction. To understand the Offer and the Transaction fully and for a more complete description of the terms of the Offer and the Transaction, you should carefully read this entire Offer to Purchase and the Letter of Transmittal, which collectively constitute the “Offer.” We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Ordinary Shares Subject of the Offer	Up to 3,014,778 Ordinary Shares, no par value (the Ordinary Shares”) of BGS.
Price Offered Per Ordinary Share	$10.15 net to the seller in cash, without interest thereon (the “Share Purchase Price” or “Purchase Price”).
Scheduled Expiration of Offer	11:59 p.m., New York City time, on September 23, 2013, unless the Offer is otherwise extended (the “Expiration Date”).
Party Making the Offer	BGS Acquisition Corp.

For further information regarding the Offer, see “The Offer.”

Who is offering to purchase the Ordinary Shares?

BGS is offering to purchase the Ordinary Shares. See “The Offer.”

What Ordinary Shares are sought?

We are offering to purchase up to 3,014,778 outstanding Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer. Approximately $474,000 of the funds in the Trust Account will be used to pay certain fees and expenses relating to the Offer and the Transaction, certain contingency payments from the IPO as well as to meet our minimum cash requirements in connection with the closing of the Transaction. Accordingly, we expect approximately $30,599,997 million to be available to us to purchase 3,014,778 outstanding Ordinary Shares. If more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If we terminate the Offer, we will NOT: (1) purchase any Ordinary Shares pursuant to the Offer or (2) conduct the Second Tender Offer in connection with the consummation of the Transaction pursuant to the Merger Agreement, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense.

Why are we making this Offer?

BGS is required, in connection with the proposed amendment to its Charter (as defined below), to provide all holders of Ordinary Shares issued as part of the units (“Public Shares”) sold in its initial public offering (the “IPO”) with the opportunity to redeem their Public Shares through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On August 13, 2013, we entered into the Merger Agreement with TransnetYX, pursuant to which BGS will merge with and into Purchaser, and TransnetYX will merge with and into a wholly owned subsidiary of Purchaser, Merger Sub. As consideration in this merger, Purchaser will issue to the shareholders of record of TransnetYX 8,000,000 shares of the common stock of Purchaser on a pro rata basis and will pay an aggregate of $15.0 million in cash, up to $11.0 million of which may be paid in additional shares of common stock of Purchaser if there is not adequate cash to accommodate a $15.0 million payment to the shareholders of TransnetYX and have $6.0 million available in the surviving company for payment of transaction expenses and working capital purposes (the “Transaction”). In addition, the shareholders of TransnetYX may receive up to an additional 8,000,000 shares of the common stock of Purchaser based on the gross revenues of the

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post-Transaction operating company in fiscal year 2015. Two million of the shares of common stock of Purchaser held by Black Diamond immediately following the Transaction will be subject to a lock-up agreement that will limit Black Diamond’s ability to dispose of those shares until either the post-Transaction operating company achieves gross revenues in fiscal year 2015 in excess of $60 million or December 31, 2020. In connection with the consummation of the Transaction (assuming completion of this Offer and shareholder approval of the Extension), we intend to conduct the Second Tender Offer pursuant to the tender offer rules of the SEC and the terms of the Transaction. There can be no assurance that we will be able to successfully consummate the transactions contemplated by the Merger Agreement with TransnetYX.

Even though we have entered into the Merger Agreement, we believe that we will not be able to consummate the Transaction prior to September 26, 2013, the termination date required by our Charter. Since we may not be able to complete the business combination prior to the termination date, our board of directors has determined that it would be in the best interests of our shareholders to amend the Charter to extend such termination date for a period of two months until November 26, 2013, rather than liquidate as required by the Charter. In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding our Public Shares the opportunity to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account, in accordance with their right to receive such monies under the Charter. This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account in the event our shareholders approve the Extension.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been terminated. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Extension, we will purchase and pay the Purchase Price for each Share validly tendered and not properly withdrawn. The Extension must be approved at a meeting of our shareholders pursuant to our Charter. See “The Extension.”

Is there a business combination agreement related to the Offer?

No. While we have entered into the Merger Agreement with TransnetYX, this Offer relates only to the Extension and not the Transaction itself. In the event that the Extension is approved by our shareholders and this Offer is completed prior to September 26, 2013, then we intend to continue to proceed with the Transaction. There can be no guarantee that the Transaction will be consummated.

Who is TransnetYX?

TransnetYX is a Delaware corporation formed in 2002 to develop an automated genotyping platform and provide genotyping testing services to various biotechnology and medical researchers. TransnetYX currently operates two business units, Laboratory Animal Genotyping and Personalized Medicine Genotyping, through two wholly owned subsidiaries, TransnetYX Inc., a Tennessee corporation, or TYX, which operates the clinical diagnostic laboratory and the mouse genotyping business, and Harmonyx Diagnostics, Inc., a Tennessee corporation, or Harmonyx, which is developing, marketing and distributing products for pharmacogenomics testing services.

TransnetYX is an emerging molecular diagnostics processing company based in Memphis, Tennessee. TransnetYX provides genetic testing services for the $400 million mouse genotyping market. TransnetYX performs testing services for more than 377 academic research organizations, 64 commercial (including pharmaceutical research) organizations and 3,692 researchers within these organizations. TransnetYX has performed 6.8 million genetic tests, a current run rate of 1.5 million tests per annum and an accuracy rate exceeding 99.97%. In 2011, the TransnetYX laboratory became Clinical Laboratory Improvement Amendments, or CLIA, certified which allows it to test and provide patient results for human DNA samples, and Harmonyx has begun processing patient samples for pharmacogenomic purposes. This testing assists physicians in optimizing drug therapy by understanding a specific patient’s genetic expression and its resulting impact on a drug’s metabolism (and therefore the drug’s efficacy and toxicity) in that patient.

Additional information regarding TransnetYX can be found on its website at www.transnetyx.com. None of the information on TransnetYX’s website shall be deemed to be a part of this Offer to Purchase.

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What are the material terms of the Merger Agreement?

On August 13, 2013, we entered into the Merger Agreement with TransnetYX, pursuant to which BGS will merge with and into Purchaser, our wholly owned subsidiary, following which TransnetYX will merge with and into the wholly owned subsidiary of Purchaser, Merger Sub. As consideration in this merger, Purchaser will issue to the shareholders of record of TransnetYX 8,000,000 shares of the common stock of Purchaser on a pro rata basis and will pay an aggregate of $15.0 million in cash, up to $11.0 million of which may be paid in additional shares of common stock of Purchaser if there is not adequate cash to accommodate a $15.0 million payment to the shareholders of TransnetYX and have $6.0 million available in the surviving company for payment of transaction expenses and working capital purposes. Two million of the shares of common stock of Purchaser held by Black Diamond immediately following the Transaction will be subject to a lock-up agreement that will limit Black Diamond’s ability to dispose of those shares until either the post-Transaction operating company achieves gross revenues in fiscal year 2015 in excess of $60 million or December 31, 2020. In addition, the shareholders of TransnetYX may receive up to an additional 8,000,000 shares of the common stock of Purchaser based on the gross revenues of the post-Transaction operating company in fiscal year 2015. In connection with the consummation of the Transaction with TransnetYX (assuming completion of this Offer and shareholder approval of the Extension (as defined below)), we intend to conduct the Second Tender Offer of then outstanding Ordinary Shares for cash. There can be no assurance that we will be able to consummate the Transaction with TransnetYX.

Are the Offer and the Extension conditioned on one another?

Yes. It is a condition to the consummation of the Extension that the Offer is conducted in accordance with the terms of our Charter and that BGS shall have accepted the Public Shares validly tendered and not properly withdrawn pursuant to the Offer and that no more than 3,014,778 of the Public Shares be validly tendered and not properly withdrawn through this Offer. The Offer is also subject to the condition that the Extension Condition (as described below) is satisfied.

You may participate in the Offer whether you vote in favor of or against the Extension proposals. If you vote in favor of the Extension and do not participate in the Offer, you will continue to be a Public Shareholder after September 26, 2013 and will have an opportunity to participate in the Second Tender Offer in connection with the business combination with TransnetYX, as described herein. If you vote in favor of the Extension and participate in the Offer and the Offer closes, you will be entitled to receive funds from the Trust Account upon the closing of the Offer and you will no longer be a shareholder in BGS with respect to any Ordinary Shares so tendered. If you vote against the Extension and you participate in the Offer, you will be entitled to receive funds from the Trust Account upon the closing of the Offer and you will no longer be a shareholder in BGS with respect to any Ordinary Shares so tendered. If you vote against the Extension and do not participate in the Offer, your will be entitled to receive funds from the Trust Account if the business combination has not closed by September 26, 2013 and you will no longer be a shareholder in BGS with respect to any Ordinary Shares not voting in favor of the Extension.

Is there a shareholder meeting related to the Extension?

Yes. In order to effect the Extension, shareholders must approve certain amendments to our Charter and the trust agreement governing the Trust Account. Accordingly, we will convene a meeting of shareholders on September 13, 2013 to consider and vote on these amendments. Shareholders are encouraged to review the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension, which documents will be filed with the SEC and mailed to shareholders upon commencement of the proxy solicitation. You may participate in the Offer whether you vote in favor of or against the Extension proposals.

In connection with the shareholder meeting related to the Extension, BGS expects to solicit proxies for the meeting primarily by mail. BGS has retained Morrow & Co., LLC, for an initial fee of $7,500 plus out-of-pocket expenses, to assist in the solicitation of proxies for the shareholder meeting. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitations by the directors, officers and employees of BGS. No additional compensation will be paid to BGS’s directors, officers or employees for their solicitation efforts.

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Does my vote with respect to the Extension and other proposals affect my right to tender my Public Shares?

No. How you vote with respect to the proposals does not affect your right to tender your shares.

What if more than 3,014,778 Ordinary Shares are validly tendered in this Offer?

If more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn or if we are unable to satisfy the Extension Condition (as defined below), we may amend, terminate or extend the Offer until September 25, 2013. If we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to this Offer or (ii) conduct the Second Tender Offer for the Transaction. Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration or termination of the Offer.

What will be the purchase price for the Ordinary Shares and what will be the form of payment?

The Share Purchase Price for the Offer is $10.15 per share. All Ordinary Shares we purchase pursuant to the Offer will be purchased at the Share Purchase Price. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration.” If your Ordinary Shares are purchased in the Offer, you will be paid the Share Purchase Price, in cash, without interest, promptly after the Expiration Date. Our Charter requires that we offer a price per Ordinary Share equal to the amount held in the Trust Account excluding interest earned thereon (which will be released to us for working capital) as of the date that is two business days prior to commencement of the Offer but net of taxes payable, divided by 4,000,000 Public Shares. Under no circumstances will we pay interest on the Share Purchase Price including but not limited to, by reason of any delay in making payment. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration” and “— Purchase of Shares and Payment of Purchase Price.”

Why is BGS tendering for the Ordinary Shares if BGS’s board recommends that I DO NOT tender my shares?

BGS cannot consummate the Offer if more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. Accordingly, BGS’s board recommends that you do not tender your Ordinary Shares so the acquisition of TransnetYX can be consummated. However, BGS commenced this Offer to provide shareholders an opportunity to redeem their Public Shares for a pro-rata portion of the Trust Account in the event shareholders approve the Extension.

How is the Offer different from typical tender offers?

Typically an issuer or a third party commencing a tender offer wants to purchase the entire amount of the securities they are offering to purchase. In this case, BGS does not want its shareholders to tender any Ordinary Shares, and BGS’s board of directors recommends that existing shareholders not tender their Ordinary Shares after they review this Offer to Purchase. In fact, unlike most tender offers where an offeror’s purchase of securities enables them to consummate a business combination, here, your decision to tender your Ordinary Shares may make it less likely that we can consummate the Transaction with TransnetYX because if more than 3,014,778 Ordinary Share are validly tendered and not properly withdrawn in the Offer, we will not be able to consummate the Offer. In essence, the Offer functions as a “reverse” tender offer in which a shareholder can exercise their redemption rights for Ordinary Shares and we will only be able to consummate the Offer if no more than 3,014,778 Ordinary Shares are tendered in the Offer. Accordingly, your decision to tender your Ordinary Shares in the Offer would make it less likely that we will be able to conduct the Second Tender Offer and consummate the Transaction.

In addition, unlike a typical tender offer, there will be no proration in the event more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate the Offer. Shareholders have the right, pursuant to our Charter, to a pro rata portion of our Trust Account, absent a business combination, only in the event of our liquidation. Consequently, if we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) conduct the Second Tender Offer for the Transaction, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.

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What is the background of BGS?

BGS was formed pursuant to the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses. BGS consummated its IPO of 4,000,000 units, each unit consisting of one Ordinary Share and one warrant to purchase one Ordinary Share (a “Warrant” and, together with one Ordinary Share, a “Unit”) on March 26, 2012. The net proceeds of the IPO, together with $2.45 million from BGS’s sale of 3,266,667 Warrants, collectively, to our initial investors and the underwriters of our IPO (the “Sponsor Warrants”), plus deferred underwriting fees in connection with our IPO of $0.8 million for an aggregate of approximately $40.6 million, were deposited in the Trust Account. If BGS does not consummate its initial business combination and its shareholders do not approve the Extension by September 26, 2013, it must liquidate the Trust Account to the holders of the Public Shares and dissolve.

What are the most significant conditions to the Offer?

Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn prior to the Expiration Date is conditioned upon, among other things:

•	the Extension having been approved by our shareholders (we refer to this condition, which is not waivable, as the “Extension Condition”); and

•	no more than 3,014,778 Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The consummation of the Extension and fulfillment of the Extension Condition are subject to the satisfaction on or prior to September 26, 2013 of each of the following conditions:

•	the BGS shareholder proposal to amend the Charter to extend the date by which BGS must consummate its initial business combination from September 26, 2013 to November 26, 2013 (the “Extension Amendment”), a form of such amended Charter being attached hereto as Annex II, having been approved by the affirmative vote of 65% of the Ordinary Shares voting at the shareholder meeting on September 13, 2013; and

•	the BGS shareholder proposal to amend the Investment Management Trust Agreement (the “IMTA”), by and between BGS and Continental Stock Transfer & Trust Company entered into at the time of the IPO to (i) permit the withdrawal from the Trust Account of an amount sufficient to purchase the Ordinary Shares validly tendered and not withdrawn in the Offer and (ii) extend the date on which to liquidate the Trust Account in accordance with the IMTA to November 26, 2013 (the “IMTA Amendment”), ”), a form of such IMTA Amendment being attached hereto as Annex III, having been approved by the affirmative vote of 65% of the issued and outstanding Public Shares.

In addition, the Offer and the Extension are also subject to a number of other customary conditions. We refer to the conditions to the Offer, including the Extension Condition and the Maximum Tender Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer.”

Why are we making the Offer?

Our business objective is to enter into a definitive agreement for and subsequently consummate a business combination transaction with one or more operating businesses (i.e., undertake a transaction with a business like TransnetYX). If more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn pursuant to the Offer, we will terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) conduct the Second Tender Offer for the Transaction, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer. Accordingly, our board of directors recommends that you NOT tender Ordinary Shares pursuant to the Offer because each Ordinary Share tendered in the Offer reduces the amount of funds available to us to

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consummate the Transaction and provide funds for the investment and working capital purposes of the combined company upon consummation of the Transaction. The greater the number of Ordinary Shares tendered pursuant to the Offer, the less likely it will be that we will meet the Extension Condition and, consequently, the less likely it will be that we will be able to conduct the Second Tender Offer and consummate the Transaction.

Promptly following the scheduled Expiration Date, we will publicly announce whether the Extension Condition and the other conditions to the Offer have been satisfied or waived and whether the Offer has been completed, terminated, extended or delayed. If such conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Extension, BGS shall purchase and pay the Purchase Price for each Ordinary Share validly tendered and not properly withdrawn prior to the Expiration Date. See “The Transaction.”

How will BGS fund the payment for the Ordinary Shares?

BGS will use funds raised in connection with its IPO, which funds are currently held in the Trust Account for the benefit of our public shareholders and which funds will become available to us from the Trust Account in the event the Extension Condition is met. In the event that the proposal to amend the IMTA is approved, funds in our Trust Account will be available for us to purchase your Ordinary Shares in the Offer. In the event the Extension is approved by our shareholders, depending on the results of the Offer, we expect that approximately $30,599,997 will be released to us from the Trust Account if only 3,014,778 Ordinary Shares are tendered; however, if no Ordinary Shares are validly tendered in the Offer, none of the cash will be released to us from the Trust Account for purposes of this Offer. As of August 22, 2013, BGS had approximately $26,623 of cash and cash equivalents on hand outside of the Trust Account, which amount represents the balance of loans in the aggregate amount of $602,369 received from our Sponsor as of the date of the Offer. See “The Offer — Source and Amount of Funds.”

How long do I have to tender my Ordinary Shares?

You may tender your Ordinary Shares pursuant to the Offer until the Offer expires on the Expiration Date. BGS will not have sufficient time to extend the Offer beyond September 26, 2013 if required as a result of the SEC’s staff review of this Offer to Purchase and related materials, in which case we will terminate the Offer. The Offer will expire on Monday, September 23, 2013, at 11:59 p.m., New York City time, unless we terminate or extend the Offer. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Shares.”

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Due to the requirement in our Charter and the agreement governing the Trust Account that we must liquidate the Trust Account by September 26, 2013, we will not extend the Offer beyond September 25, 2013. We intend to provide interim amendments to the Offer electronically via filings with the SEC. We can terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is amended or terminated?

We will announce any amendment to or termination of the Offer by promptly making a public announcement of the amendment or termination. See “The Offer — Extension of the Offer; Termination; Amendment.”

How do I tender my Ordinary Shares?

If you hold your Ordinary Shares in your own name as a holder of record and decide to tender your Ordinary Shares, you must deliver your Ordinary Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to

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Continental Stock Transfer & Trust Company (the “Depositary”) before 11:59 p.m., New York City time, on Monday, September 23, 2013 or such later time and date to which we may extend the Offer. Shareholders should not deliver any such materials to BGS or the Information Agent.

If you hold your Ordinary Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Ordinary Shares. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares.”

You may contact Morrow & Co, LLC, the information agent for the Offer (the “Information Agent”), or your broker for assistance. The telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Can I tender my Units?

No. If you hold Units, comprised of one Ordinary Share and a Warrant, and desire to tender the Ordinary Shares included in such Units, you must separate the Ordinary Shares from the Warrants that comprise the Units prior to tendering your Ordinary Shares pursuant to the Offer. You may instruct your broker to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct them to do so. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender those Ordinary Shares prior to the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.”

Can I tender my Warrants?

No. BGS is not offering to purchase its Warrants in the Offer. Furthermore, our Warrants are not exercisable until 30 days after the consummation of the Transaction and therefore a Warrant holder will not be able to exercise his, her or its Warrants to purchase Ordinary Shares and then tender the Ordinary Shares pursuant to the Offer.

Until what time can I withdraw previously tendered Ordinary Shares?

You may withdraw Ordinary Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 11:59 p.m. on Monday, September 23, 2013. Although pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, you would also have the right to withdraw your previously tendered Ordinary Shares at any time after 11:59 p.m., New York City time, on Friday, October 18, 2013 if not accepted prior to such time, we will cease operations, distribute the proceeds held in our Trust Account to the holders of our Public Shares and begin to liquidate BGS if shareholders do not approve the Extension by September 26, 2013. Except as otherwise provided in “The Offer — Withdrawal Rights,” tenders of Ordinary Shares are irrevocable.

How do I properly withdraw Ordinary Shares previously tendered?

You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Ordinary Shares to be withdrawn and the name of the registered holder of such Ordinary Shares. Certain additional requirements apply if the certificates for Ordinary Shares to be withdrawn have been delivered to the Depositary or if your Ordinary Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares.” See “The Offer — Withdrawal Rights.”

Has BGS or its board of directors adopted a position on the Offer?

Our intention is to consummate the Transaction with TransnetYX and conduct the Second Tender Offer in connection therewith. Our board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of and approved the Extension and the related shareholder proposals, and (iii) determined that the

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Extension is in the best interests of the shareholders of BGS. If you tender your Ordinary Shares pursuant to the Offer, you will not be a shareholder after the Extension and you will not have an opportunity to participate in the Transaction. You must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

When and how will BGS pay for the Ordinary Shares I tender that are accepted for payment?

BGS will pay the Share Purchase Price in cash, without interest, for the Ordinary Shares accepted for payment by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are satisfied or, if waivable, waived. The Depositary will act as your agent and will transmit to you the payment for all of your Ordinary Shares accepted for payment. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Will I have to pay brokerage fees and commissions if I tender my Ordinary Shares?

If you are a holder of record of your Ordinary Shares and you tender your Ordinary Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Ordinary Shares in street name through a broker, bank or other nominee and your broker tenders Ordinary Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Shares.”

What are the U.S. federal income tax consequences if I tender my Ordinary Shares?

The receipt of cash for your tendered Ordinary Shares will generally be treated for U.S. federal income tax purposes either as (i) a sale of your tendered Ordinary Shares or (ii) a corporate distribution. See “The Offer — Material U.S. Federal Income Tax Considerations.”

Will I have to pay stock transfer tax if I tender my Ordinary Shares?

We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Ordinary Shares to the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

How will the Offer affect the number of our outstanding shares and holders?

Immediately following the Offer, we will have 5,333,333 Ordinary Shares outstanding in the event no Ordinary Shares are tendered in this Offer, and 2,318,555 Ordinary Shares outstanding in the event 3,014,778 Ordinary Shares are accepted in the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Securities.”

To the extent any of our shareholders validly tender their Ordinary Shares (without subsequently properly withdrawing such tendered Ordinary Shares) and that tender is accepted, the number of our holders following the Offer would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Will our Sponsor tender Ordinary Shares in the Offer?

No. Mr. Gutierrez currently holds an aggregate of 1,333,333 Ordinary Shares. Mr Gutierrez has agreed not to tender any of his Ordinary Shares pursuant to the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

What will happen if I do not tender my Public Shares?

Shareholders who choose not to tender their Public Shares will retain their Public Shares, and they will be able to tender their Public Shares in a subsequent tender offer conducted by BGS in connection with the consummation of the Transaction. If you do not tender your shares at this time, you will retain the right to

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participate in our initial business combination or to redeem your Public Shares at the time we conduct the Second Tender Offer. See “The Extension” and “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

If I object to the price being offered for my Ordinary Shares, will I have appraisal rights?

No. No appraisal rights will be available to you in connection with the Offer or the Extension. See “Appraisal Rights.”

What is the recent market price for the Ordinary Shares?

As of August 22, 2013, the last reported closing price on the Nasdaq Capital Market of BGS’s Ordinary Shares was $10.10. You are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender your Ordinary Shares. See “Price Range of Securities and Dividends.”

What interests do our Sponsor, directors and executive officers have in the Extension?

Our Sponsor, directors and executive officers have interests in the Extension that may be different from, or in addition to, the interests of BGS shareholders. These interests include:

•	Mr. Gutierrez owns 1,333,333 Ordinary Shares (the “Founder Shares”) which he acquired for $25,000 and which have an aggregate value of $13,466,663.30 based on the closing price of the Ordinary Shares on Nasdaq Capital Market of $10.10 as of August 22, 2013. He has waived his right to receive distributions with respect to its shares upon BGS’s liquidation, which will occur if BGS is unable to consummate the Offer by September 26, 2013. Accordingly, the Founder Shares will be worthless if BGS is forced to liquidate.

•	Our initial investors and the underwriters of our IPO collectively own 3,266,667 Sponsor Warrants, which they acquired for $2,450,000 and which have an aggregate value of $522,666.72 based on the closing price of the Warrants on Nasdaq of $0.16 as of August 14, 2013, the date on which there was trading of the Warrants prior to August 23, 2013. In the event of BGS’s liquidation, the Sponsor Warrants will expire worthless.

•	As of the date of this Offer, Mr. Gutierrez has made loans to us in the aggregate amount of $602,369. In the event of liquidation, we will not be able to repay the loans to Mr. Gutierrez.

•	Each of our current directors and officers will be reimbursed from our funds held outside of the Trust Account for out-of-pocket expenses incurred by him in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, but only if the business combination is consummated. In the event shareholders approve the Extension and we consummate the Transaction, all such expenses will be paid by us in full.

•	If BGS liquidates in the event it is unable to consummate the Transaction, Mr. Gutierrez may be liable to us in the event any claims by a vendor for services rendered or a prospective target business with which we have discussed entering into a business combination reduce the amounts in the Trust Account below $10.15 per share except in certain circumstances. See “The Extension — Interests of Certain Persons in the Extension” and “— Officer and Director Liability.”

These interests may have influenced the BGS directors and executive officers in the negotiation of the definitive agreement with TransnetYX. See “Risk Factors — Risks Relating to the Extension,” “The Extension — Interests of Certain Persons in the Extension.”

What happens if the Extension is not approved by shareholders?

If shareholders do not approve the Extension by September 26, 2013, then we will terminate the Offer and, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of Public Shares from the Trust Account shall be

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done automatically by function of our Charter prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004 of the British Virgin Islands (the “Companies Act”). Our Sponsor and the underwriters have agreed to waive any right to receive liquidating distributions as to the Founder Shares if we fail to consummate our initial business combination within the requisite time period. However, if our Sponsor or any of our officers, directors or affiliates acquired Public Shares in or after our IPO, they will be entitled to receive liquidating distributions with respect to such Public Shares if we fail to consummate our initial business combination within the required time period. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless in the event shareholders do not approve the Extension by September 26, 2013. We will pay the costs of our liquidation of the Trust Account from our remaining assets outside of the Trust Account. However, if those funds are not sufficient to cover these costs and expenses, we may request the trustee to release to us an amount of up to $50,000 of such accrued interest to pay those costs and expenses. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders.

What happens to the funds deposited in the Trust Account following the Extension?

If shareholders approve the Extension, then an amount of funds held in the Trust Account sufficient to purchase Public Shares which have been validly tendered and not withdrawn (up to $30,599,997) will be released to us to pay the Purchase Price to shareholders tendering their Shares in the Offer. The balance of the funds will remain in the Trust Account until we conduct the Second Tender Offer and consummate a business combination or liquidate in the event we are unable to consummate a business combination prior to November 26, 2013.

Who do I contact if I have questions about the Offer?

For additional information or assistance or to request additional copies of this Offer to Purchase or other Offer documents, you may contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

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FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer to Purchase constitute “forward-looking statements.” When used in this Offer to Purchase, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “potential” and “should,” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer to Purchase, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of the Offer to Purchase, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

These risks, uncertainties and other important factors include, but are not limited to, the statements set forth under “Risk Factors” and the following:

•	the risk that more than 3,014,778 Ordinary Shares will be validly tendered and not properly withdrawn prior to the Expiration Date which would then cause us to withdraw the Offer;

•	the risk that shareholders do not approve the Extension, which would then cause us to withdraw the Offer;

•	the risk that governmental and regulatory review of the tender offer documents may result in the inability of BGS to complete the Offer by September 26, 2013;

•	the ability of BGS to effect the Extension or consummate a business combination with TransnetYX or otherwise;

•	the risk that a condition to consummation of the Extension may not be satisfied or waived;

•	the ability to meet the Nasdaq listing standards, including having the requisite number of shareholders;

•	potential changes in the legislative and regulatory environments;

•	potential volatility in the market price of the Ordinary Shares; and

•	other factors discussed in “Risk Factors.”

You should carefully consider these risks, in addition to the risks factors set forth in the section titled “Risk Factors” and other information in this Offer to Purchase and in our other filings with the SEC, including the final prospectus related to our IPO dated March 20, 2012 (Registration No. 333-178780) and our Annual Report on Form 20-F (File No. 001-35457) for the fiscal year ended July 31, 2012. The documents we file with the SEC, including those referred to above, also discuss some of the risks that could cause actual results to differ from those contained or implied in the forward-looking statements. See “Where You Can Find More Information.”

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Ordinary Shares in the Offer. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the final prospectus related to our IPO dated March 20, 2012 (Registration No. 333-178780) and our Annual Report on Form 20-F for the fiscal year ended July 31, 2012 (File No. 001-35457) and other reports we file from time to time with the SEC.

Risks Related to the Offer

There is no guarantee that your decision whether or not to tender your Ordinary Shares will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Ordinary Shares in the future following the completion of the Offer. Certain events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Ordinary Shares. Similarly, if you do not tender your Ordinary Shares, you will bear the risk of ownership of your shares until at least our conduct of the Second Tender Offer and, although we anticipate the per share price in the Second Tender Offer will be the same as the Share Purchase Price in this Offer, there can be no assurance that you can sell your shares thereafter for a greater amount than the Share Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, BGS may terminate the Offer.

If shareholders approve the Extension, we plan to use the cash available from the funds held in the Trust Account to purchase the Shares validly tendered and not properly withdrawn pursuant to the Offer. However, if the Extension Condition or the Maximum Tender Condition are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.”

If we are required to extend the Offer beyond September 26, 2013, we will need to terminate the Offer.

Due to the requirement in our Charter and in the agreement governing the Trust Account that we must liquidate the Trust Account by October 3, 2013, we will not extend the Offer beyond September 26, 2013. If we are required to extend the Offer beyond September 26, 2013 pursuant to the tender offer rules, we will need to terminate the Offer. See “The Offer — Extension of the Offer; Termination; Amendment.”

Risks Relating to the Extension

We will not be able to complete a business combination within the required time frame, and unless the Extension is completed, we will be forced to liquidate the Trust Account and our Warrants will expire worthless.

Pursuant to the Charter, if we are unable to complete a business combination by September 26, 2013 we will be forced to liquidate the Trust Account. Accordingly, if shareholders do not approve the Extension by September 26, 2013, we will, in accordance with the IMTA, liquidate the Trust Account since we will not have sufficient time to compete a business combination by September 26, 2013. Furthermore, there will be no distribution with respect to our outstanding Warrants which will expire worthless if we liquidate before the completion of a business combination.

If the Extension is approved, you will not have any rights or interest in funds from the Trust Account, except under certain limited circumstances, and therefore may not have access to such funds until November 26, 2013.

Our holders of Public Shares are entitled to receive funds from the Trust Account only in the event of the liquidation of the Trust Account or if they seek to redeem their respective Public Shares for cash in connection with a business combination or, if approved, in connection with the Extension. In no other circumstances does a

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shareholder have any right or interest of any kind in the Trust Account. Therefore, if the Extension is approved, you may not be able to obtain access to such funds until we conduct the Second Tender Offer or, if we liquidate, until November 26, 2013.

Concentration of ownership after the Extension may have the effect of delaying or preventing a change in control.

If the Extension is approved, Mr. Gutierrez, who has agreed not to tender any Ordinary Shares pursuant to the Offer, will own approximately 57.5% of the voting power of BGS assuming that 3,014,778 of the Ordinary Shares are validly tendered and not properly withdrawn in the Offer and none of the outstanding Warrants are exercised. As a result, Mr. Gutierrez will have the ability to influence the outcome of corporate actions of BGS requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Ordinary Shares.

Our Sponsor and our officers and directors have certain interests in effecting the Extension that may have influenced their decision to approve the Extension.

Mr. Gutierrez owns 1,333,333 Founder Shares and our initial investors, including Mr. Gutierrez, and the underwriters of our IPO collectively own 3,266,667 Sponsor Warrants. Our Sponsor has waived his right to receive distributions with respect to the Founder Shares upon liquidation of the Trust Account which will occur if BGS is unable to effect the Extension by September 26, 2013 or consummate a business combination by September 26, 2013. In addition, in the event of the liquidation of the Trust Account, our Warrants, including the Sponsor Warrants, will expire worthless. The financial interests of Mr. Gutierrez and our officers and directors may have influenced their decision to approve the Extension. You should consider these interests when evaluating the Extension and the Offer. See “The Extension — Interests of Certain Persons in the Extension.”

BGS has incurred and expects to incur significant costs associated with the Extension. Whether or not the Extension is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by BGS.

BGS expects to incur significant costs associated with the Extension and the Offer, a portion of which may be advanced by Mr. Gutierrez. As of the date of this Offer, Mr. Gutierrez has made loans to us in the aggregate amount of $602,369. Whether or not the Extension is completed, BGS expects to incur approximately $1,250,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by BGS upon the consummation of a business combination.

Risks Related to BGS

If the Extension is not approved, we will be required to liquidate.

Pursuant to our Charter, we have until September 26, 2013 to complete a business combination. If shareholders do not approve the Extension by September 26, 2013, we will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purpose of winding up of our affairs, as further described herein.

If we are unable to consummate a business combination, our public shareholders may be forced to wait beyond September 26, 2013 before redemptions from our Trust Account become available.

If we are unable to consummate our business combination by September 26, 2013 (or November 26, 2013 if the Extension is approved), we will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purpose of winding up of our affairs, as further described herein. Any

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redemption of Public Shares from the Trust Account shall be effected automatically by function of our Charter prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond September 26, 2013 (or November 26, 2013, in the event the public shareholders approve the Extension) before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation and only then in cases where investors have sought to redeem their Public Shares pursuant to the Second Tender Offer. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our business combination.

If we liquidate, distributions, or part of them, may be delayed while the liquidator determines the extent of potential creditor claims.

Pursuant to, among other documents, our Charter, if we do not complete our business combination by September 26, 2013 (and the Extension is not approved by our shareholders), this will trigger an automatic redemption of our Ordinary Shares using the available funds in the Trust Account pursuant to our Charter, resulting in our repayment of available funds in the Trust Account together with our subsequent voluntary liquidation as may be determined by our directors. In connection with such a voluntary liquidation, the liquidator would give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement locally in the British Virgin Islands and in our principal place of business and in the place the liquidator is most likely to come to the attention of our creditors, and taking any other steps he considers appropriate, after which our assets would be distributed.

As soon as our affairs are fully wound-up, if we were to liquidate, the liquidator must complete his or her statement of account and will then notify the Registrar of Corporate Affairs in the British Virgin Islands that the liquidation has been completed. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders.

In any liquidation proceedings of BGS under British Virgin Islands law, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we may not be able to return to our public shareholders the redemption amounts payable to them.

Our independent directors may decide not to enforce indemnification obligations against Mr. Gutierrez, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

In the event that the proceeds in the Trust Account are reduced below approximately $10.15 per share and Mr. Gutierrez asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Gutierrez to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Gutierrez to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below approximately $10.15 per share.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Ordinary Shares equals or exceeds $16.50 per share for any 20 trading days within a 30 trading-day period ending on the third

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business day prior to proper notice of such redemption provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (1) to exercise your Warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (2) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (3) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

The grant of registration rights to Mr. Gutierrez and holders of our Sponsor Warrants may make it more difficult to complete our business combination, and the future exercise of such rights may adversely affect the market price of our Ordinary Shares.

Pursuant to the registration rights agreement entered into concurrently with the closing of our IPO, Mr. Gutierrez can demand that we register the Founder Shares, holders of our Sponsor Warrants and their permitted transferees can demand that we register the Sponsor Warrants and the Ordinary Shares issuable upon exercise of the Sponsor Warrants and holders of Warrants that may be issued upon conversion of working capital loans may demand that we register such Warrants or the Ordinary Shares issuable upon conversion of such Warrants. The registration rights will be exercisable with respect to the Founder Shares and the Sponsor Warrants and the Ordinary Shares issuable upon exercise of such Sponsor Warrants. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Ordinary Shares. In addition, the existence of these registration rights may make our business combination more costly or difficult to conclude. This is because the shareholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our Ordinary Shares that is expected when the securities owned by Mr. Gutierrez, holders of our Sponsor Warrants or their respective permitted transferees are registered.

Our securities may not continue to be listed on Nasdaq Capital Market or any national securities exchange in the future, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are listed on Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other requirements. Our securities may not continue to be listed on Nasdaq Capital Market or any national securities exchange in the future. We received a notice from NASDAQ on July 5, 2013 notifying us that we are not in compliance with the minimum shareholder requirement of the Nasdaq Capital Market continued listing requirements. In addition, subsequent to the conclusion of the Offer, we may not have a sufficient number of shareholders to meet Nasdaq Capital Market’s listing requirements. If the Nasdaq Capital Market delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	limited availability of market quotations for our securities;

•	reduced liquidity of our securities;

•	a determination that our shares are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Furthermore, The National Securities Markets Improvement Act of 1996 (“NSMIA”) is a federal statute, which prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered

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securities.” Because our securities are listed on Nasdaq, they are covered securities for the purpose of NSMIA. If our securities were no longer listed on Nasdaq and therefore not “covered securities,” we would be subject to regulation in each state in which we offer our securities.

You may face difficulties in protecting your interests, and your ability to protect your rights through the United States federal courts may be limited, because we are incorporated under British Virgin Islands law.

We are a company incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our Charter, the Companies Act and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English (and other Commonwealth) courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions exist in British Virgin Islands law for derivative actions to be brought in certain circumstances, shareholders in British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

•	to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the U.S. judgment is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

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In appropriate circumstances, a British Virgin Islands court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

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SUMMARY

Background

BGS is a blank check or special purpose acquisition company formed as a British Virgin Islands business company with limited liability on August 9, 2011 specifically for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business transaction with one or more operating businesses or assets, which we refer to as our initial business combination.

Prior to its IPO, BGS issued an aggregate of 1,725,000 Founder Shares, no par value, to the Sponsor. On March 14, 2012, BGS’s directors approved a 1.125-for-1 reverse split of BGS’s outstanding Founder Shares, reducing the number of outstanding Founder Shares from 1,725,000 to 1,533,333. When the underwriters of BGS’s IPO elected not to exercise their over-allotment option, Mr. Gutierrez forfeited 200,000 Founder Shares and now owns 1,333,333 Founder Shares.

A registration statement for BGS’s IPO was declared effective on March 20, 2012. On March 26, 2012, BGS consummated its IPO of 4,000,000 Units. Simultaneously with the consummation of the IPO, BGS consummated the private placements to Mr. Gutierrez, certain other investors and the underwriters of BGS’s IPO of collectively 3,266,667 Sponsor Warrants at $0.75 per warrant (for an aggregate purchase price of $2.45 million). Upon the closing of the IPO and the private placement, $40,600,000 ($10.15 per share) was placed in a Trust Account. These proceeds include approximately $800,000 in deferred underwriting commissions, which will be paid only upon the consummation of our business combination.

Each Unit consists of one Ordinary Share of BGS and one Warrant. Each Warrant entitles its holder to purchase from BGS one Ordinary Share at an exercise price of $10.00 commencing 30 days following the completion of a business combination, and will expire five years from the date of the consummation of the business combination. The Warrants may be redeemed by BGS at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable if, and only if, the volume weighted average price of Ordinary Shares equals or exceeds $16.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading day period ending three business days before BGS sends the notice of redemption. The Units commenced public trading on July 15, 2011, and the Ordinary Shares and Warrants commenced separate trading on August 3, 2011.

General Description of the Merger Agreement

On June 26, 2013, BGS, Purchaser, Black Diamond Holdings LLC, a Colorado limited liability company (“Black Diamond”), all of the Class A members of Black Diamond, certain Preferred Members of Black Diamond and Black Diamond Financial Group, LLC, a Delaware limited liability company and the manager of Black Diamond (the “BDH Manager”), entered into a Merger and Share Exchange Agreement, referred to as the “Original Agreement.”

Black Diamond acquires controlling interests in and actively manages small and development-stage companies. Black Diamond currently owns and manages certain businesses as its subsidiaries, and holds minority interests in several portfolio companies. Black Diamond is the majority shareholder in TransnetYX.

Following execution of the Original Agreement, the parties reviewed the Black Diamond portfolio companies and the proposed structure of the original transaction and determined that it would be more beneficial for BGS to complete a transaction with one of the portfolio companies of Black Diamond, namely TransnetYX, rather than with Black Diamond itself. After review of various structuring options and performing financial due diligence on TransnetYX, the parties agreed to amend and restate the Original Agreement.

On August 13, 2013, BGS, Purchaser and Merger Sub entered into the Amended and Restated Merger and Share Exchange Agreement, referred to as the “Merger Agreement,” with TransnetYX, Black Diamond and BDH Manager, pursuant to which BGS will merge with and into Purchaser and TransnetYX will merge with and into a wholly owned subsidiary of Purchaser, Merger Sub. As consideration in this merger, Purchaser will issue to the shareholders of record of TransnetYX 8,000,000 shares of the common stock of Purchaser on a pro rata basis and will pay an aggregate of $15.0 million in cash, up to $11.0 million of which may be paid in additional shares of

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common stock of Purchaser if there is not adequate cash to accommodate a $15.0 million payment to the shareholders of TransnetYX and have $6.0 million available in the surviving company for payment of transaction expenses and working capital purposes. Two million of the shares of common stock of Purchaser held by Black Diamond immediately following the Transaction will be subject to a lock-up agreement that will limit Black Diamond’s ability to dispose of those shares until the earlier of the post-Transaction operating company achieving gross revenues in fiscal year 2015 in excess of $60 million or December 31, 2020. In addition, the shareholders of TransnetYX may receive up to an additional 8,000,000 shares of the common stock of Purchaser based on the gross revenues of the post-Transaction operating company in fiscal year 2015.

In connection with the consummation of the Transaction with TransnetYX (assuming completion of this Offer and shareholder approval of the Extension), BGS intends to conduct the Second Tender Offer of then outstanding Ordinary Shares for cash. There can be no assurance that we will be able to consummate the Transaction with TransnetYX.

Acquisition of Target

Upon the closing of the transactions contemplated in the Merger Agreement (the “Closing”), TransnetYX will merge with and into Merger Sub, a wholly owned subsidiary of Purchaser, with Merger Sub as the surviving entity, or “Survivor,” (the “Transaction Merger”).

Merger Consideration

As consideration in the Transaction Merger, Purchaser will issue to the shareholders of record of TransnetYX at least 8,000,000 shares of the common stock of Purchaser on a pro rata basis and will pay a maximum of $15.0 million in cash (the “Cash Payment”), to the extent there is enough cash at Closing to accommodate a $15.0 million cash payment to the shareholders of TransnetYX and have $6.0 million in cash available in the Survivor for payment of transaction expenses and working capital purposes. Otherwise, up to $11.0 million of the Cash Payment may be paid in additional shares of common stock of Purchaser at the election of Black Diamond. Two million of the shares of common stock of Purchaser held by Black Diamond immediately following the Transaction (the “Lock-up Common Stock”) will be subject to a lock-up agreement that will limit Black Diamond’s ability to dispose of those shares until either (1) the post-Transaction operating company achieves gross revenues in fiscal year 2015 in excess of $60 million or (2) December 31, 2020.

In addition, TransnetYX shareholders will be entitled to receive up to an additional 8,000,000 shares of the common stock of Purchaser on a pro rata basis as an earn out based on the gross revenues of the Survivor in fiscal year 2015 (the “Earn-Out Common Stock”). To the extent the gross revenues of Survivor in the fiscal year ended December 31, 2015 exceed $40,000,000, Purchaser will issue to the shareholders of TransnetYX, on a pro rata basis, a number of shares of Purchaser Common Stock equal to certain percentages of gross revenues in accordance with the following table:

Gross Revenues	Percentage of Gross Revenue	Shares to be Issued as a Percentage of Gross Revenue
<$45 million	10%	4,000,000 up to 4,500,000
$45 million up to $50 million	12%	up to an additional 600,000
$50 million up to $55 million	16%	up to an additional 800,000
$55 million up to $60 million	22%	up to an additional 1,100,000
$60 million and up	30%	up to an additional 1,000,000

Redomestication Merger and TransnetYX Shares Conversion

Immediately prior to the Acquisition, BGS will be merged with and into Purchaser, whereupon the separate corporate existence of BGS will cease and Purchaser will continue as the surviving corporation (the “Redomestication Merger”). In connection with the Redomestication Merger, BGS’s issued and outstanding capital stock will be converted as follows:

•	Each BGS Ordinary Share will be converted automatically into one share of Purchaser Common Stock;

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•	Each BGS Warrant will be converted into one equivalent warrant (“Purchaser Warrant”) to purchase one share of Purchaser Common Stock for a purchase price of $10.00 per share;

•	The 1,333,333 BGS Ordinary Shares that are subject to vesting based on certain BGS Ordinary Share closing price hurdles will be cancelled and converted automatically into 666,667 shares of Purchaser Common Stock, 166,667 of which will have a vesting hurdle of $12.00 per share, 166,667 of which will have a vesting hurdle of $13.50 per share, 166,667 of which will have a vesting hurdle of $15.00 per share, and 166,666 of which will have a vesting hurdle of $17.00 per share , based on any 20 trading days within a 30 trading day period following the consummation of the transaction;

•	Each of the BGS Warrants owned by the sponsor or the underwriters of BGS’s initial public offering (the “BGS Sponsor/Underwriter Warrants”) will be converted into one-twentieth (1/20) of a share of Purchaser Common Stock, one-half (1/2) of which will have a vesting hurdle of $12.00 per share and one-half (1/2) of which will have a vesting hurdle of $13.50 per share , based on any 20 trading days within a 30 trading day period following the consummation of the transaction; and

•	Each unit purchase option of BGS will be converted into one substantially equivalent unit purchase option of Purchaser.

Also immediately prior to the Transaction Merger, the holders of TransnetYX securities will convert their shares of preferred stock, options, warrants and any accrued but unpaid dividends in TransnetYX into shares of TransnetYX common stock. The shares of common stock issued as a result of these conversions, along with the outstanding shares of common stock of TransnetYX will constitute all of the issued equity in TransnetYX, will be exchanged, as a result of the Transaction Merger, for the merger consideration described above.

Minimum Cash Requirement

To consummate the Transaction, there must be at least $10 million in Purchaser that is used to (1) provide $6 million in working capital to the survivor entity, Merger Sub, which will include the payment of certain Transaction-related expenses, and (2) pay at least $4 million to the shareholders of TransnetYX on a pro rata basis. To the extent that there is more than $10 million in cash remaining in Purchaser at the time of the Transactions, then the additional cash, in accordance with the terms of the Merger Agreement, will either be (A) used for additional working capital by the Survivor, (B) distributed to the shareholders on a pro rata basis (until the shareholders have received a total of $95 million in value, including all cash and all Purchaser Common Stock distributed as consideration in the Transaction), or (C) used to pay the Finance Fees discussed below.

Finance Fees

There are two fees owed to C&Co/PrinceRidge LLC, or PrinceRidge, as a result of the Business Combination: a deferred corporate transaction fee equal to 2% of the value of the IPO, or $800,000, that is related to their underwriting agreement with BGS, and a finance fee related to the Business Combination equal to 2% of the merger consideration. To the extent that there is cash in Purchaser in excess of the Minimum Cash Requirement following the Transaction Merger, Purchaser will use a portion of that additional cash to pay these fees to PrinceRidge in cash in accordance with the following schedule: to the extent the available cash is less than $15,800,000, Purchaser will pay both fees to PrinceRidge in Common Stock of Purchaser. To the extent the available cash exceeds $15,800,000 but is less than $18,000,000, Purchaser will pay the deferred corporate finance fee payable to PrinceRidge in cash and the transaction fee payable to PrinceRidge in common stock of Purchaser. To the extent the available cash exceeds $18,000,000 but is less than $20,000,000, Purchaser will pay the deferred corporate finance fee payable to PrinceRidge and one half of the transaction fee payable to PrinceRidge in cash, rather than common stock of Purchaser, with the remaining one half of the transaction fee payable to PrinceRidge paid in common stock of Purchaser. To the extent the available cash exceeds $20,000,000, both the deferred corporate finance fee and the transaction fee payable to PrinceRidge will be paid in cash.

Closing and Effective Time of the Transaction

The Transaction is expected to be consummated no later than three business days following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Transaction,” unless the parties agree in writing to hold the Closing at another time but no later than

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November 26, 2013, assuming that the proposed extension to the deadline for completion of a business combination is approved by the shareholders at the shareholders meeting on September 13, 2013.

Conditions to Closing of the Transaction

The obligations of the parties to the Merger Agreement to consummate the Transaction are subject to the satisfaction (or waiver by each other party) of the following specified conditions set forth in the Merger Agreement before consummation of the Transaction:

•	No provisions of any applicable law, and no order shall prohibit or impose any condition on the consummation of the Closing.

•	There shall not be any action brought by a third-party non-affiliate to enjoin or otherwise restrict the consummation of the Closing.

•	The Redomestication Merger shall have been consummated and the applicable filings made in the appropriate jurisdictions.

•	The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

The obligation of BGS to consummate the Transaction is subject to satisfaction of the following conditions (or waiver in writing by BGS):

•	TransnetYX, Black Diamond and the BDH Manager shall have duly performed all of their obligations under the Merger Agreement required to be performed by them at or prior to the Closing Date.

•	All of the representations and warranties of TransnetYX, Black Diamond and the BDH Manager contained in this Agreement, the ancillary agreements to the Merger Agreement, and in any certificate delivered by Black Diamond or the BDH Manager pursuant hereto, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or material adverse effect, shall: (1) be true, correct and complete (A) at and as of the date of the Merger Agreement, or, (B) if otherwise specified, when made or when deemed to have been made, and (2) be true, correct and complete as of the Effective Time, in the case of (1) and (2) with only such exceptions as could not in the aggregate reasonably be expected to have a material adverse effect.

•	There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect, regardless of whether it involved a known risk.

•	No court, arbitrator or other authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable law restraining or prohibiting the consummation of the Business Transaction, the ownership by Purchaser of any of the TransnetYX securities or the effective operation of the business by Merger Sub after the Closing Date.

•	Purchaser shall have received all documents it may reasonably request relating to the existence of TransnetYX and each of its subsidiaries and the authority of TransnetYX, Black Diamond and the BDH Manager to enter into and perform under the Merger Agreement, all in form and substance reasonably satisfactory to Purchaser and its legal counsel.

•	Purchaser shall have received originals or copies of the organizational record books, minute books, stock ledgers, and stock transfer books of each of the TransnetYX companies.

•	Purchaser shall be fully satisfied, in its sole discretion exercised in good faith, with the results of its and its representatives’ review of the business, the TransnetYX securities and TransnetYX’s operations (including any review of the capitalization, assets, processes, systems, financial condition, and prospects of the business and TransnetYX), provided that no such review shall alter any representation or warranty.

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•	Purchaser shall have received copies of all consents, in form and substance reasonably satisfactory to Purchaser, and no such third party consent shall have been revoked.

•	TransnetYX and the BDH Manager shall have delivered to Purchaser documents satisfactory to Purchaser to evidence the release of all liens on any of TransnetYX’s securities and, other than certain liens permitted pursuant to the Merger Agreement, any portion of the TransnetYX’ assets and the filing of appropriate UCC-3 Amendment (Termination) Statements or other termination documents.

•	Purchaser shall have received from Black Diamond and the BDH Manager a general release of all claims against TransnetYX and its officers, directors, employees and affiliates (other than Purchaser solely in connection with the Merger Agreement and any additional agreements) in form satisfactory to Purchaser.

•	The key personnel shall have executed confidentiality and non-solicitation agreements and the same shall be in full force and effect, and TransnetYX shall have entered into employment agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of TransnetYX applicable to its employees.

•	Purchaser shall have received a certificate that meets the requirements of Treasury Regulation Section 1.897-2(h)(1), dated within thirty (30) calendar days prior to the Closing Date and in form and substance reasonably satisfactory to Purchaser along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of TransnetYX upon Closing.

•	BGS and Purchaser shall have received final disclosure schedules.

•	Purchaser shall have received copies of all outstanding permits, each of which shall be valid and in full force and effect, and no outstanding permit shall have been revoked.

•	The available cash to Purchaser following the Transaction Merger shall be an amount no less than $10 million.

•	Purchaser shall have completed, and be satisfied in all respects with, the results of its ongoing due diligence investigation of the business, assets, operations, financial condition, contingent liabilities, prospects and material agreements of the TransnetYX and relating to TransnetYX’s assets. Purchaser’s satisfaction of the foregoing shall be determined in its sole discretion.

The obligation of TransnetYX to consummate the Transaction is subject to satisfaction of the following conditions (or waiver in writing by TransnetYX):

•	each of BGS and Purchaser shall have performed in all material respects all of their respective obligations under the Merger Agreement required to be performed by it at or prior to the Closing Date;

•	the representations and warranties of BGS contained in the Merger Agreement, and in any certificate or other writing delivered by BGS or Purchaser pursuant to the Merger Agreement, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date;

•	Black Diamond and TransnetYX shall have received a certificate signed by an authorized officer of BGS and Purchaser regarding the first two points; and

•	Purchaser shall have executed and delivered each ancillary agreement to which it is a party.

Termination

The Merger Agreement may be terminated prior to the Closing as follows:

•	by mutual written agreement of BGS and TransnetYX.

•	by written notice by either BGS or TransnetYX if any of the closing conditions set forth in the Merger Agreement have not been satisfied by BGS or TransnetYX, as the case may be (or waived by BGS or TransnetYX, as the case may be) by November 26, 2013. However, the right to terminate shall not be available to BGS or TransnetYX if the failure by BGS, on one hand, or TransnetYX, on the other hand, to

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fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before November 26, 2013.

•	by written notice by BGS on or prior to the Closing Date, without prejudice to any rights or obligations BGS may have, if (1) TransnetYX or Black Diamond has materially breached any representation or warranty or breached any agreement or covenant contained in the Merger Agreement or any ancillary agreement to be performed on or prior to the Closing Date and such breach has not been cured by the earlier of November 26, 2013 and fifteen (15) days following receipt by Black Diamond of a notice describing in reasonable detail the nature of such breach, or (2) the further diligence performed on TransnetYX and its subsidiaries and the additional or updated disclosure schedules provided following the execution of the Merger Agreement disclose material information that was not available prior to the execution of the Merger Agreement that would have had an adverse effect on the analyses of the Transactions, or (3) TransnetYX, Black Diamond or BDH Manager fail to provide material information required for accurate disclosure in the Offer documents or this prospectus.

•	by written notice by TransnetYX or Black Diamond giving notice to BGS, without prejudice to any rights or obligations of Black Diamond or TransnetYX may have, if BGS shall have materially breached any of its covenants, agreements, representations, and warranties contained in the Merger Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of November 26, 2013 and fifteen (15) days following receipt by BGS of a notice describing in reasonable detail the nature of such breach.

Fees and Expenses

All expenses incurred in connection with the Merger Agreement and the Business Combination prior to the Closing Date will be paid by the party incurring such expense; provided, however, in the event the Business Combination is completed, Merger Sub shall use part of the $6,000,000 Minimum Contribution to pay fees of BGS and TransnetYX related to the Business Combination.

Management and Board of Directors Following the Transaction

Immediately following the Closing, the board of directors of Purchaser shall consist of seven members, four of whom shall be appointed by Black Diamond and three of whom shall be appointed by Purchaser. Following the Closing, officers of TransnetYX shall serve as the officers of Purchaser and Merger Sub, namely: Robert Bean (Chairman, President and Chief Executive Officer), Eric Altman (Chief Financial Officer), Michael Gahan (Vice President of Operations), Jean Wolaver (Vice President of System Quality and Development), John Minnick (Vice President of Information Technologies) and Michael Harris (Vice President of Sales — Harmonyx).

Tender Offer

The Merger Agreement obligates BGS to consummate prior to the Closing a tender offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act. Through the Tender Offer, shareholders of BGS will be provided with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the consummation of the Transaction.

Representations and Warranties

In the Merger Agreement, TransnetYX, Black Diamond and the Manager (collectively, the “Representing Parties”) make certain representations and warranties. These representations and warranties, among others, relate to the following: (1) Corporate Existence and Power; (2) Authorization; (3) Governmental Authorization; (4) Non-Contravention; (5) Capitalization; (6) Organizational Documents; (7) Corporate Records; (8) Affiliates; (9) Assumed Names; (10) Subsidiaries; (11) Consents; (12) Financial Statements; (13) Books and Records; (14) Absence of Certain Changes; (15) Properties; Title to the Assets; (16) Litigation; (17) Contracts; (18) Insurance; (19) Licenses and Permits; (20) Compliance with Laws; (21) Intellectual Property; (22) Customers and Suppliers; (23) Accounts Receivable and Payable; Loans; (24) Pre-payments; (25) Employees; (26) Employment Matters; (27) Withholding; (28) Employee Benefits and Compensation; (29) Real Property; (30) Accounts; (31) Tax and

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Other Returns and Reports; (32) Environmental Laws; (33) Finders’ Fees; (34) Powers of Attorney and Suretyships; (35) Directors and Officers; (36) Other Information; (37) Certain Business Practices; (38) Money Laundering Laws; (39) Office of Foreign Asset Control compliance; (40) Occupational Safety and Health; (41) Health Insurance Portability and Accountability Act Compliance and (42) Suspension of Products.

Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the Merger Agreement, material adverse effect means any material adverse change or a material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Businesses, taken as a whole, whether or not arising from transactions in the ordinary course of business.

Covenants of the Parties

Each of BGS and TransnetYX has agreed to use their commercially reasonable efforts to take all necessary actions to effect the Transaction and to comply as promptly as practicable with all requirements of governmental authorities applicable to the Transaction. TransnetYX also covenanted to conduct its business in a manner consistent with past practice, to consult with BGS and obtain the permission of the other party before, among other things, amending any of its organizational documents, modifying, terminating or waiving any material right under any material contract, making any large salary increases, closing or materially reducing any of its activities, or assuming additional obligations or liabilities other than in the ordinary course of business consistent with past practice. In addition, BGS and TransnetYX shall prepare and BGS shall file a registration statement under the Securities Act registering the Merger Consideration. The Merger Agreement also contains covenants related to notifications, exclusivity, the provision of material information, access to information, and confidentiality.

Indemnification

Until the third anniversary of the date of the Agreement, the Representing Parties have agreed, jointly and severally, to indemnify the Purchaser and its affiliates from any damages arising from (a) any breach of any representation, warranty or covenant made by the Representing Parties, (b) any actions by any third parties with respect to Target’s business for any period on or prior to the closing date, (c) the violation of any laws in connection with or with respect to the operation of the business on or prior to the closing date, (d) any claims by any employee of Target or any of its subsidiaries or portfolio companies, (e) any taxes attributable to the period prior to closing or (f) any sales, use, transfer or similar tax imposed on Purchaser or its affiliates as a result of the transactions contemplated by the Merger Agreement. The indemnification obligations of the Representing Parties are capped at the amount of cash held by Purchaser immediately following the effectiveness of the Redomestication Merger. In addition, until the third anniversary of the date of the Merger Agreement, Black Diamond has agreed to provide a strict indemnity for any breaches of the representations and warranties by the Representing Parties regarding the capitalization of TransnetYX.

Until the third anniversary of the date of the Merger Agreement, BGS and Purchaser have agreed to indemnify the Representing Parties and their affiliates from any damages arising from any breach of any representation, warranty or covenant made by BGS or Purchaser. The indemnification obligations of BGS and Purchaser are capped at the amount of cash held by Purchaser immediately following the effectiveness of the Redomestication Merger.

Trust Account Waiver

TransnetYX and Black Diamond agreed that they do not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between BGS and TransnetYX, the Merger Agreement or any other matter.

Public Announcements

BGS and TransnetYX agreed not to make any public announcement with respect to the Merger Agreement or the Transaction without the prior written consent of the other parties, except to the extent required by applicable law or the rules and regulations of a securities exchange, and in such case the party making such

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announcement shall provide the other parties with reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

Related Agreements

Prior to the closing of the Transaction, BGS, TransnetYX and stockholders of TransnetYX holding a majority of the issued and outstanding TransnetYX common stock will enter into the Registration Rights Agreement and a Lock-Up Agreement related to the Transaction.

Lock-Up Agreement

The Lock-Up Agreement will be entered into by Purchaser and Black Diamond pursuant to which 2,000,000 shares of Lock-Up Common Stock held by Black Diamond following the closing of the Business Combination will be restricted from sale or transfer until the first to occur of (1) the gross revenue of Merger Sub for fiscal year 2015 exceeding $60,000,000 or (2) December 31, 2020.

Registration Rights Agreement

As a condition to the consummation of the Business Combination, Purchaser and the shareholders of TransnetYX will enter into a Registration Rights Agreement to provide for the registration of the Earn-out Common Stock that may be issued to such shareholders in connection with an earn-out schedule contained in the Merger Agreement and the Lock-Up Common Stock, in form and substance acceptable to the parties.

The description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Annex I.

YOU ARE NOT BEING ASKED TO VOTE ON THE PROPOSED BUSINESS COMBINATION WITH TRANSNETYX AT THIS TIME. BGS INTENDS TO CONSUMMATE ITS INITIAL BUSINESS COMBINATION WITH TRANSNETYX AND CONDUCT REDEMPTIONS OF ITS ORDINARY SHARES FOR CASH PURSUANT TO A SECOND TENDER OFFER UNDER THE TENDER OFFER RULES OF THE SEC AND THE TERMS OF A PROPOSED BUSINESS COMBINATION PRIOR TO NOVEMBER 26, 2013.

Description of TransnetYX

TransnetYX is a Delaware corporation formed in 2002 to develop an automated genotyping platform and provide genotyping testing services to various biotechnology and medical researchers. The company has two wholly owned subsidiaries, TYX, which operates the clinical diagnostic laboratory and the mouse genotyping business, and Harmonyx, which is developing, marketing and distributing products for pharmacogenomics testing services.

TransnetYX is an emerging molecular diagnostics processing company based in Memphis, Tennessee. TransnetYX provides genetic testing services for the $400 million mouse genotyping market. TransnetYX performs testing services for more than 377 academic research organizations, 64 commercial (including pharmaceutical research) organizations and 3,692 researchers within these organizations. TransnetYX has performed 6.8 million genetic tests, a current run rate of 1.5 million tests per annum and an accuracy rate exceeding 99.97%. In 2011, the TransnetYX laboratory became Clinical Laboratory Improvement Amendments, or CLIA, certified which allows it to test and provide patient results for human DNA samples, and Harmonyx has begun processing patient samples for pharmacogenomic purposes. This testing assists physicians in optimizing drug therapy by understanding a specific patient’s genetic expression and its resulting impact on a drug’s metabolism (and therefore the drug’s efficacy and toxicity) in that patient.

TransnetYX currently operates two business units, Laboratory Animal Genotyping and Personalized Medicine Genotyping.

The Second Tender Offer

Under the terms of the Merger Agreement, BGS will conduct, prior to the consummation of the Transaction, the Second Tender Offer to provide its shareholders with the opportunity to redeem their Public Shares for cash equal to $10.15 per Ordinary Share, upon and subject to the consummation of the Transaction. Such Second

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Tender Offer will be conducted pursuant to the tender offer rules of the SEC and the terms of the Transaction. The materials related to the Second Tender Offer will be filed with the SEC under cover of Schedule TO and will include full information relating to the business combination, including information related to the target company and its financial information as well as pro forma financial information.

The Second Tender Offer has not commenced. The solicitation of offers to buy Public Shares of BGS pursuant to the Second Tender Offer will only be made pursuant to an offer to purchase, the related form of letter of transmittal, and other related documents that BGS will send to its shareholders upon commencement of the Second Tender Offer. The tender offer materials related to the Second Tender Offer will contain important information about the Transaction and the target company that should be read carefully before any decision is made with respect to such tender offer. Those materials will be distributed by BGS to its shareholders at no expense to them. In addition, upon finalization all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov and from the information agent we appoint in connection therewith.

THE EXTENSION

The discussion in this section is subject to, and is qualified in its entirety by reference to, the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension, which documents will be made publicly available, filed with the SEC and distributed to shareholders upon commencement of the proxy solicitation.

General Description of the Extension

On August 13, 2013, BGS and Purchaser entered into the Merger Agreement with TransnetYX, Black Diamond and BDH Manager, pursuant to which BGS will merge with and into Purchaser and TransnetYX will merge with and into a wholly owned subsidiary of Purchaser, Merger Sub. As consideration in this merger, Purchaser will issue to the shareholders of record of TransnetYX 8,000,000 shares of the common stock of Purchaser on a pro rata basis and will pay an aggregate of $15.0 million in cash, up to $11.0 million of which may be paid in additional shares of common stock of Purchaser if there is not adequate cash to accommodate a $15.0 million payment to the shareholders of TransnetYX and have $6.0 million available in the surviving company for payment of transaction expenses and working capital purposes. Two million of the shares of common stock of Purchaser held by Black Diamond immediately following the Transaction will be subject to a lock-up agreement that will limit Black Diamond’s ability to dispose of those shares until either the post-Transaction operating company achieves gross revenues in fiscal year 2015 in excess of $60 million or December 31, 2020. In addition, the shareholders of TransnetYX may receive up to an additional 8,000,000 shares of the common stock of Purchaser based on the gross revenues of the post-Transaction operating company in fiscal year 2015.

In connection with the consummation of the Transaction (assuming completion of this Offer and shareholder approval of the Extension), we intend to conduct a second redemption of then outstanding Ordinary Shares for cash pursuant to the Second Tender Offer pursuant to the tender offer rules of the SEC and the terms of the Transaction. There can be no assurance that we will be able to consummate a business combination with TransnetYX.

Even though we have entered into the Merger Agreement with TransnetYX, we will not be able to consummate the Transaction prior to September 26, 2013, the termination date required by our Charter. Since we will not be able to complete the business combination prior to such termination date, our board of directors has determined that it would be in the best interests of our shareholders to extend the termination date for a period of two months until November 26, 2013, rather than liquidate as required by the Charter. In connection with the Extension, the board of directors has determined that it is in BGS’s best interest to allow shareholders holding our Public Shares the opportunity to redeem their Public Shares for a pro rata portion of the Trust Account, in accordance with their rights to do so under the Charter. This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account in the event our shareholders approve the Extension.

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In order to effect the Extension, shareholders must approve certain amendments to our Charter and the IMTA. Accordingly, we will convene a meeting of shareholders to be held at 1540 Broadway, 14th Floor, New York, New York 10036, at 11:00 a.m., Eastern Time, on September 13, 2013 to consider and vote on the following proposals:

•	The Extension Amendment: To consider and vote upon an amendment to the Charter extending the date by which BGS must consummate its initial business combination from September 26, 2013 to November 26, 2013 by providing that any shareholder voting in favor of an extension of the current termination date to November 26, 2013 would agree to forego its entitlement to any distribution or redemption on the current termination date until November 26, 2013, and that the liquidation of BGS would similarly be delayed;

•	The IMTA Amendment: To consider and vote upon an amendment to the IMTA by and between BGS and Continental Stock Transfer & Trust Company entered into at the time of the IPO to (i) permit the withdrawal from the Trust Account of an amount sufficient to purchase the Ordinary Shares validly tendered and not withdrawn in the Offer on the current termination date of September 26, 2013 and (ii) extend the date on which to liquidate the Trust Account in accordance with the IMTA to November 26, 2013; and

•	Such other procedural matters as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders are encouraged to review the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension and other proposals, which documents will be filed with the SEC and distributed to shareholders upon commencement of the proxy solicitation.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account, in accordance with their rights to do so under the Charter, in the event the shareholders approve the Extension. Mr. Gutierrez and each of our officers and directors, has agreed not to tender any Ordinary Shares pursuant to the Offer.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been terminated. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Extension, BGS shall purchase and pay the Purchase Price for each Public Share validly tendered and not properly withdrawn. The Extension and other proposals must be approved at a meeting of BGS’s shareholders pursuant to our Charter.

Conditions to the Extension

Our obligation to purchase Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•	the Extension having been approved by our shareholders (we refer to this condition, which is not waivable, as the “Extension Condition”); and

•	no more than 3,014,778 Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The consummation of the Extension and fulfillment of the Extension Condition are subject to the satisfaction on or prior to September 26, 2013 of each of the following conditions:

•	the Extension Amendment having been approved by the affirmative vote of 65% of the Ordinary Shares voting at the shareholder meeting on September 13, 2013; and

•	the IMTA Amendment having been approved by the affirmative vote of 65% of the issued and outstanding Public Shares.

In addition, the Offer and the Extension are also subject to the Maximum Tender Condition and a number of other customary conditions. We refer to the conditions to the Offer, including the Extension Condition and the Maximum Tender Condition, as the “offer conditions.” See “The Offer.”

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Termination

We may amend the Offer to the extent we determine such amendment is necessary or is required by applicable law or regulation subject to compliance with the tender offer rules of the SEC. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived (to the extent waivable). See “The Offer—Extension of the Offer; Termination; Amendment.”

Effect of Termination

If BGS’s shareholders do not approve the Extension by September 26, 2013, then we will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of Public Shares from the Trust Account shall be done automatically by function of our Charter and prior to any voluntary winding up, although at all times subject to the Companies Act.

Recommendation of BGS’s Board of Directors

The board of directors of the Company has recommended that BGS shareholders vote in favor of each of the Extension proposals. You may participate in the Offer whether you vote in favor or against the Extension proposals.

Interests of Certain Persons in the Extension

When you consider the recommendations of the Company’s board of directors in favor of the Extension and against the Offer, you should keep in mind that the Company’s initial shareholders, directors and officers have interests in the Extension and Offer that may be different from, or in addition to, your interests as a shareholder as set forth below and elsewhere in this Offer to Purchase.

Founders Shares and Sponsor Warrants

Mr. Gutierrez owns 1,333,333 Ordinary Shares, which were acquired for $25,000 and which have an aggregate value of $13,466,663.30 based on the closing price of the Ordinary Shares on Nasdaq Capital Markets of $10.10 as of August 16, 2013, the last date on which there was trading of the Ordinary Shares prior to August 23, 2013. Mr. Gutierrez has waived the right to receive distributions with respect to its Founder Shares upon BGS’s liquidation, which will occur if BGS is unable to complete the Offer by September 26, 2013 or if the stockholders do not approve the Extension. Accordingly, the Founder Shares will be worthless if BGS is forced to liquidate. Mr. Gutierrez, together with our initial investors and the underwriters of our IPO, collectively own 3,266,667 Sponsor Warrants, which were acquired for $2.45 million and which have an aggregate value of $522,666.72 based on the closing price of the Warrants on Nasdaq Capital Markets of $0.16 as of August 14, 2013, the last date on which there was trading of the Warrants prior to August 23, 2013. In the event of BGS’s liquidation, the Sponsor Warrants will expire and be worthless.

If the Extension is not approved, the Company will be required to liquidate the Trust Account. There will be no distribution from the Trust Account with respect to the Founder Shares.

If the Extension is approved, each of the Sponsor Warrants will be converted into one-twentieth (1/20) of a share of Purchaser Common Stock, with fifty percent of those shares vesting when the per share price of Purchaser’s Common Stock exceeds $12.00 over a period of time and the other fifty percent of those shares vesting when the per share price of Purchaser’s Common Stock exceeds $13.50 over a period of time.

Compensatory Arrangements for Board of Directors and Management

Other than reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, none of our directors or officers has received any cash compensation for services rendered to us since inception.

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We believe that because our officers and directors own an aggregate of 1,333,333 Founder Shares, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

Other than reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf, no compensation of any kind, including finder’s and consulting fees, will be paid to Mr. Gutierrez, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination.

Expenses and Loans

Each of our current directors and officers will be reimbursed from our funds held outside of the Trust Account for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; provided, however, in the event we liquidate and such expenses are in excess of our funds held outside of the Trust Account, such excess expenses will not be paid. In the event shareholders approve the Extension and we consummate the Transaction, all such expenses will be paid by us in full.

As of the date of this Offer, Mr. Gutierrez has made loans to us in the aggregate amount of $602,369. In the event of liquidation, we will not be able to repay the loans to our Sponsor.

Officer and Director Liability

If we are unable to complete a business combination and are forced to liquidate the Trust Account, Mr. Gutierrez has agreed that he will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below approximately $10.15 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Gutierrez will not be responsible to the extent of any liability for such third party claims.

We have not independently verified whether Mr. Gutierrez has sufficient funds to satisfy his indemnity obligations and, therefore, he may not able to satisfy those obligations. We believe the likelihood of Mr. Gutierrez having to indemnify the Trust Account is limited because we endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. None of our other officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below approximately $10.5 per share and Mr. Gutierrez asserts that he is unable to satisfy any applicable obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Gutierrez to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against such person to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors, the actual value of the per-share redemption price may be less than $10.15 per share.

Other Agreements

None of the agreements entered into at the time of the Company’s IPO will be amended or otherwise affected, except as specifically contemplated in the Extension Amendment and the IMTA Amendment or in connection with the proposed business combination.

Certain Other Interests in the Proposals

In addition to the interests of our directors and officers in the proposals, you should keep in mind that certain individuals promoting the proposals and/or soliciting proxies on behalf of the Company have interests in the proposals that may be different from, or in addition to, your interests as a shareholder.

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THE OFFER

Number of Ordinary Shares; Share Purchase Price; No Proration

Number of Ordinary Shares

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 3,014,778 Ordinary Shares validly tendered and not properly withdrawn, prior to 11:59 p.m., New York City Time, on Monday, September 23, 2013 (such date and time as it may be extended, the “Expiration Date”), at a Share Purchase Price of $10.15 per share, net to the seller in cash, without interest, for an aggregate Purchase Price of up to $30,599,997, as further described below under the heading “Share Purchase Price.”

The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions, including the Extension Condition. See “The Offer — Conditions of the Offer.”

Only Ordinary Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. All Ordinary Shares tendered and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

Share Purchase Price

The Share Purchase Price is $10.15 per share. The Share Purchase Price has been calculated based on the amount held in the Trust Account as of the commencement of the Offer (excluding interest which will be released to BGS for working capital), divided by the total number of Public Shares. We are required to conduct the Offer in accordance with the terms of our Charter. See “The Offer — Extension of the Offer; Termination; Amendment.”

No Proration

There will be no proration in the event of over-subscription of the Offer.

In order for the Offer to be consummated, no more than 3,014,778 Ordinary Shares can be validly tendered and not properly withdrawn pursuant to the Offer. If more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate or extend the Offer. Accordingly, we will not offer proration in the Offer. If we terminate the Offer, we will NOT: (1) purchase any Ordinary Shares pursuant to the Offer or (2) conduct the Second Tender Offer for the Transaction, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Ordinary Shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on BGS’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Ordinary Shares.

Purpose of the Offer; Certain Effects of the Offer

On August 13, 2013, we entered into the Merger Agreement with TransnetYX, pursuant to which BGS will merge with and into Purchaser, our wholly owned subsidiary, and TransnetYX will merge with and into a wholly owned subsidiary of Purchaser, Merger Sub. As consideration in this merger, Purchaser will issue to the shareholders of record of TransnetYX 8,000,000 shares of the common stock of Purchaser on a pro rata basis and will pay an aggregate of $15.0 million in cash, up to $11.0 million of which may be paid in additional shares of common stock of Purchaser if there is not adequate cash to accommodate a $15.0 million payment to the shareholders of TransnetYX and have $6.0 million available in the surviving company for payment of transaction expenses and working capital purposes. Two million of the shares of common stock of Purchaser held by Black Diamond immediately following the Transaction will be subject to the Lock-up Agreement that will limit Black Diamond’s ability to dispose of those shares until either (1) the post-Transaction operating company achieves gross revenues in fiscal year 2015 in excess of $60 million or (2) December 31, 2020. In addition, the

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shareholders of TransnetYX may receive up to an additional 8,000,000 shares of the common stock of Purchaser based on the gross revenues of the post-Transaction operating company in fiscal year 2015.

In connection with the consummation of the Transaction (assuming completion of this Offer and shareholder approval of the Extension), we intend to conduct the Second Tender Offer for the then outstanding Ordinary Shares for cash pursuant to the tender offer rules of the SEC and the terms of the Transaction. There can be no assurance that we will be able to consummate a business combination with TransnetYX.

Even though we have entered into the Merger Agreement with TransnetYX, we will not be able to consummate the Transaction prior to the termination date set forth in our Charter, namely, September 26, 2013. Since we will not be able to complete the business combination prior to such date, our board of directors has determined that it would be in the best interests of our shareholders to extend such termination date for a period of two months until November 26, 2013, rather than liquidate as required by the Charter. In addition, in connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding our Public Shares the opportunity to redeem their Public Shares for a pro rata portion of the Trust Account, in accordance with their rights to do so under the Charter. This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account in the event our shareholders approve the Extension.

Each of our Sponsor, officers and directors has agreed not to tender, and BGS will not purchase, any of their Founder Shares pursuant to the Offer.

Our board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Extension and the related shareholder proposals and (iii) determined that the Extension is in the best interests of the shareholders of BGS. If you tender your Ordinary Shares pursuant to the Offer, you will not be a shareholder after the Extension and you will not have an opportunity to participate in the Second Tender Offer and the Transaction. Therefore, our board of directors unanimously recommends that you do not accept the Offer with respect to your Ordinary Shares. The members of our board of directors will directly benefit from the Extension and have interests in the Extension that may be different from, or in addition to, the interests of BGS shareholders. See “The Extension — Interests of Certain Persons in the Extension.” You must make your own decision as to whether to tender your Ordinary Shares pursuant to the Offer and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor.

IF YOU DO NOT TENDER YOUR SHARES AT THIS TIME, YOU WILL RETAIN THE RIGHT TO PARTICIPATE IN OUR INITIAL BUSINESS COMBINATION OR TO REDEEM YOUR PUBLIC SHARES AT THE TIME WE CONDUCT THE SECOND TENDER OFFER FOLLOWING EXECUTION OF THE DEFINITIVE AGREEMENT. WE URGE YOU TO RETAIN YOUR SHARES AND CONSIDER OUR INTENDED BUSINESS COMBINATION.

Certain Effects of the Offer

Approximately $30,599,997 will be required to purchase Ordinary Shares in the Offer at the Share Purchase Price of $10.15 per share if the Offer is fully subscribed. In addition, we estimate approximately $474,000 will be required to pay fees and expenses specifically related to the Offer and Transaction, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of Offer materials and other services related to the Offer. The purchase of Ordinary Shares in the Offer will be funded by BGS from the IPO proceeds held in our Trust Account, which will be released to us in connection with the Extension but expenses of this Offer will either be paid by loans from Mr. Gutierrez or only upon the consummation of our business combination.

Ordinary Shares acquired pursuant to the Offer will be held as treasury shares, subject to future issuance by BGS unless otherwise cancelled, provided that BGS may not hold in treasury more than 50% of its total issued shares under the Companies Act.

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Assuming that shareholders approve the Extension, upon the expiration of the Offer we will use the additional time to consummate the Transaction, although there is no guarantee that we will be able to do so. Except as disclosed in this Offer to Purchase, including without limitation under the headings “Summary,” “Risk Factors,” “The Extension,” and “Price Range of Securities and Dividends,” except as contemplated in the Transaction, BGS currently has no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving BGS or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of BGS or any of its subsidiaries;

•	any material change in BGS’s present dividend rate or policy, indebtedness or capitalization;

•	any change in the present board of directors or management of BGS;

•	any other material change in BGS’s corporate structure or business;

•	any class of equity securities of BGS to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of BGS’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of BGS, or the disposition of any material amount of securities of BGS; or

•	any changes to the Charter.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Procedures for Tendering Shares

Valid Tender of Ordinary Shares

For a shareholder to make a valid tender of Ordinary Shares pursuant to the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Ordinary Shares you wish to tender, or confirmation of receipt of the Ordinary Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, you must contact your broker or nominee to tender your shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Ordinary Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender Ordinary Shares through the nominees and not directly to the Depositary.

Units and Warrants

The Offer is only for Ordinary Shares. No Units or Warrants tendered will be accepted and will be promptly returned. We have outstanding Units comprised of an Ordinary Share and a Warrant. You may tender Ordinary Shares that are included in Units, but to do so you must separate such Ordinary Shares from the Units prior to tendering them.

To separate your Ordinary Shares from the Units, you must instruct your broker to do so for Units held by a broker, dealer, commercial bank, trust company or other nominee on your behalf. Your broker must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Joel Kass

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at (212) 616-7617. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your broker must also initiate electronically, using DTC’s DWAC (Deposit Withdrawal at Custodian) System, a withdrawal of the relevant Units and a deposit of an equal number of Ordinary Shares and Warrants. This must be completed far enough in advance of the Expiration Date to permit your broker to tender pursuant to the Offer the Ordinary Shares received upon the split up of the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender your Ordinary Shares prior to the Expiration Date.

If you hold Units registered in your own name, you must deliver the certificate for such Units to our transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Joel Kass, with written instructions to separate such Units into Ordinary Shares and Warrants. This must be completed far enough in advance of the Expiration Date to permit the mailing of the certificates for Ordinary Shares back to you so that you may then tender pursuant to the Offer the share certificates received upon the split up of the Units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i)	the registered holder of the Ordinary Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Ordinary Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii)	Ordinary Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for securities tendered must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Ordinary Shares not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Ordinary Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for Ordinary Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Ordinary Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Ordinary Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a

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participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those Ordinary Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Ordinary Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase prior to the Expiration Date. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that BGS may enforce such agreement against the DTC participant.

Return of Unpurchased Ordinary Shares

If any tendered securities are not purchased, or if less than all Ordinary Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Ordinary Shares will be returned promptly after the expiration or termination of the Offer or, in the case of securities tendered by book-entry transfer at DTC, the securities will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder. A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the Offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of our Ordinary Shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase, including the Annex thereto; (v) such

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shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Ordinary Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of securities, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Ordinary Shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Ordinary Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of securities to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Ordinary Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any waivable conditions of the Offer with respect to all tendered securities or waive any defect or irregularity in any tender with respect to any particular securities or any particular shareholder whether or not we waive similar defects or irregularities relating thereto in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of BGS, the Information Agent, the Depositary or any other person will be under any duty to give notification of defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including each Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. By tendering Ordinary Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Ordinary Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Ordinary Shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw Ordinary Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 11:59 p.m. on Monday, September 23, 2013. Although pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, you would also have the right to withdraw your previously tendered Ordinary Shares at any time after 11:59 p.m., New York City time, on Friday, October 18, 2013 if not accepted prior to such time, we will cease operations, distribute the proceeds held in our Trust Account to the holders of our Public Shares and begin to liquidate BGS if shareholders do not approve the Extension by September 26, 2013. Except as this section otherwise provides, tenders of Ordinary Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Ordinary Shares to be withdrawn, the number of Ordinary Shares to be

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withdrawn and the name of the registered holder of the Ordinary Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Ordinary Shares in more than one group of Ordinary Shares, the shareholder may withdraw Ordinary Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Ordinary Shares have been delivered in accordance with the procedures for book-entry transfer described above in “— Procedures for Tendering Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Ordinary Shares may not be rescinded, and any Ordinary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of BGS, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may, subject to applicable law, retain tendered Ordinary Shares on our behalf. Such Ordinary Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of the Offer.

Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to certain conditions of the Offer promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 3,014,778 Ordinary Shares validly tendered and not properly withdrawn prior to the Expiration Date. There will be no proration in the event that more than 3,014,778 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If more than 3,014,778 Ordinary Shares have been validly tendered and not properly withdrawn prior to the Expiration Date or if the Extension Condition has not been satisfied, we will either extend or terminate the Offer and will promptly return all Ordinary Shares tendered at our expense.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Ordinary Shares that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Ordinary Shares for payment pursuant to the Offer.

In all cases, payment for Ordinary Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Ordinary Shares, or a timely book-entry confirmation of Ordinary Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Ordinary Shares tendered be made unless the Extension Condition has

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been satisfied. We will make prompt payment upon satisfaction of the offer conditions, but in no event later than three business days after the Expiration Date.

BGS will pay for Ordinary Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Ordinary Shares tendered and not purchased will be returned or, in the case of Ordinary Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Ordinary Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us of Ordinary Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Ordinary Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price, as applicable, unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge shareholders who hold Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Ordinary Shares through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of BGS to extend, terminate or modify the Offer, BGS (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act (relating to the obligation of BGS to pay for or return tendered Ordinary Shares promptly after termination or withdrawal, respectively, of the Offer)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Ordinary Shares and (ii) may terminate or amend the Offer as to Ordinary Shares not then paid for, in the event that at the then-scheduled Expiration Date or immediately prior to such payment unless we meet both the Extension Condition and the Maximum Tender Condition.

The consummation of the Extension and fulfillment of the Extension Condition are subject to the satisfaction on or prior to September 26, 2013 of each of the following conditions:

•	the BGS shareholder proposal to amend the Charter to extend the date by which BGS must consummate its initial business combination from September 26, 2013 to November 26, 2013 having been approved by the affirmative vote of 65% of the Ordinary Shares voting at the shareholder meeting on September 13, 2013;

•	the BGS shareholder proposal to amend the IMTA, by and between BGS and Continental Stock Transfer & Trust Company entered into at the time of the IPO to (i) permit the withdrawal of the Withdrawal Amount (as defined herein) from the Trust Account and (ii) extend the date on which to liquidate the Trust Account in accordance with the IMTA to November 26, 2013, having been approved by the affirmative vote of 65% of issued and outstanding Public Shares.

Furthermore, we will not accept for payment, purchase or pay for any Ordinary Shares tendered, until the SEC has advised us that they have no further comment with respect to the Offer and its related documents unless

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we have earlier terminated the Offer. We intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders.

The offer conditions referred to above may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived, in whole or in part, at any time and from time to time. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, including the Extension Condition, must have been satisfied or waived prior to the Expiration Date. In certain circumstances, if the conditions described above are waived, we may be required to extend the Expiration Date. Any determination concerning the events described above will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

You should evaluate current market quotes for our Ordinary Shares, among other factors, before deciding whether or not to accept the Offer. See “Price Range of Securities and Dividends” and “Risk Factors.”

Source and Amount of Funds

We expect that up to $30,599,997 will be required to purchase Ordinary Shares tendered pursuant to the Offer if the Offer is fully subscribed, and up to an additional $1,250,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of Offer materials and other services related to the Offer. The purchase of shares tendered in the Offer will be funded by BGS from the IPO proceeds held in our Trust Account, which will be released to us in connection with the Extension but expenses of this Offer will either be paid by loans from our Sponsor or only upon the consummation of our business combination.

Certain Information Concerning BGS and the Extension

Set forth elsewhere in this Offer to Purchase is information concerning BGS and the Extension. Shareholders are urged to review such information, including the information set forth in “Risk Factors,” prior to making a decision whether to tender their Ordinary Shares. See “Summary” and “The Extension.”

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Ordinary Shares

See “Summary” and “The Extension” herein for information related to the proposed Transaction and certain transactions and arrangements concerning the securities.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Ordinary Shares during the 60 days prior to date of the Offer to Purchase.

Certain Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Ordinary Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Ordinary Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Ordinary Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

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Material U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. holders (as defined below) whose Ordinary Shares are tendered and accepted for payment. This discussion assumes that holders hold Ordinary Shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of the holder’s individual investment or tax circumstances. In addition, this discussion does not address (i) state, local or non-U.S. tax consequences, or (ii) the special tax rules that may apply to certain holders, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions or broker-dealers;

•  non-U.S. individuals, and non-U.S. corporations;

•	U.S. expatriates;

•	persons who mark-to-market our stock;

•	subchapter S corporations;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates (except to the extent discussed herein);

•	persons who received our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our stock.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. holder” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. holders have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of shares (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax

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purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Holders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Exchange of Ordinary Shares Pursuant to the Offer

The exchange of Ordinary Shares for cash pursuant to the Offer will be a taxable redemption of the Ordinary Shares for U.S. federal income tax purposes. The redemption will be treated either as a sale of Ordinary Shares or as a distribution with respect to Ordinary Shares, as more fully described below under “Criteria for Determining Sale or Distribution Treatment under Section 302.”

Criteria for Determining Sale or Distribution Treatment Under Section 302

Whether an exchange of Ordinary Shares for cash pursuant to the Offer qualifies for sale or distribution treatment will depend largely on the total number of Ordinary Shares treated as held by the holder before and after the exchange (including any Ordinary Shares constructively owned by the holder as a result of, among other things, owning Warrants). The exchange of Ordinary Shares for cash pursuant to the Offer generally will be treated as a sale of the Ordinary Shares (rather than as a corporate distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s share interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below. If the receipt of cash pursuant to the Offer is treated as a sale, then holders will have the tax effects described under “Passive Foreign Investment Company Rules” below.

In determining whether any of the foregoing tests are satisfied, a holder takes into account not only Ordinary Shares actually owned by the holder, but also Ordinary Shares that are constructively owned by it. A holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares the holder has a right to acquire by exercise of an option, which would generally include Ordinary Shares which could be acquired pursuant to the exercise of the Warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding shares actually and constructively owned by the holder immediately following the redemption must, among other requirements, be less than 80% of the percentage of our outstanding shares actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s shares interest if either (i) all of the Ordinary Shares actually and constructively owned by the holder are redeemed or (ii) all of the Ordinary Shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the holder does not constructively own any other shares in us. The exchange of Ordinary Shares for cash pursuant to the Offer will be “not essentially equivalent to a dividend” if such exchange results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” Contemporaneous dispositions or acquisitions of Ordinary Shares by a holder or related persons may be deemed to be part of a single integrated transaction for purposes of the foregoing tests. A holder should consult with its own tax advisors in order to determine the appropriate tax treatment to it of tendering Ordinary Shares pursuant to the Offer. A U.S. holder owning at least 1% of our outstanding shares who exchanges any Ordinary Shares for cash pursuant to the Offer may be required to comply with the reporting requirement of U.S. Treasury Regulation Section 1.302-2(b)(2). If none of the foregoing tests is satisfied, then the exchange of Ordinary Shares for cash pursuant to the Offer will be treated as a corporate distribution. A corporate distribution will be treated as a dividend to the extent of the holder’s pro rata share of current or accumulated earnings and profits of BGS. BGS, however, does not believe that it had any earnings and profits in any prior taxable year or will have any earnings and profits for its current

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taxable year. To the extent that the distribution exceeds the holder’s pro rata share of any earnings and profits, the distribution is treated as a tax-free to the extent of the holder’s adjusted tax basis in its BGS shares and, any excess is treated as gain realized from the sale of BGS stock. If the receipt of cash pursuant to the Offer is treated as a dividend and/or sale, the tax effects to the holders will be as described under the “Passive Foreign Investment Company Rules” below.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because we are a blank check company, with no past or current active business, we believe that we have been a PFIC since our inception.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our Ordinary Shares and the U.S. holder did not make either (a) a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Ordinary Shares, (b) a QEF election along with a “purging election”, or (c) a mark-to-market (“MTM”) election, all of which are described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. holder on the sale or other disposition of its Ordinary Shares; and

•	any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Ordinary Shares;

•	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

In general, a U.S. holder will avoid the PFIC tax consequences described above in respect to our Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election) or an MTM election, all as described below. Pursuant to the QEF election, a U.S. holder will include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income) (“QEF inclusions”), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which our taxable year ends. A subsequent distribution of such earnings and profits that were previously included in income is not taxable as a dividend to such U.S. holders. The tax basis of a U.S. holder’s shares in a QEF will be increased by QEF inclusions that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. A U.S. holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

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The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. holder did not make a timely QEF election and/or is not eligible for a retroactive QEF election as described above, then the PFIC tax consequences described above will apply unless the U.S. holder made a “purging election.” The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special PFIC tax and interest charge rules described above. As a result of the purging election, the U.S. holder will have a new basis and holding period in the Ordinary Shares with respect to which the purging election was made.

If the redemption pursuant to the Offer is treated as a sale, a U.S. holder that made a timely QEF election with respect to our Ordinary Shares generally will recognize capital gain on such sale based on its adjusted basis in its Ordinary Shares (as increased for QEF inclusions previously included in income and decreased by any distributions previously made that were not treated as dividends). On the other hand, a U.S. holder that did not make a QEF election may be subject to the special PFIC tax and interest charge rules described above on any gain realized from a redemption that is treated as a sale.

If the redemption pursuant to the Offer is treated as a corporate distribution, the deemed dividend generally should not be treated as a taxable to the extent attributable to amounts previously included in income by the U.S. holder pursuant to a QEF election. A U.S. holder that did not make a QEF election may be subject to the special PFIC tax and interest charge rules described above on any such deemed dividend.

If the U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. holder may make a MTM election with respect to such shares for such taxable year. If the U.S. holder makes a valid MTM election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Ordinary Shares. Instead, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Ordinary Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders should consult their own tax advisers regarding the availability and tax consequences of a MTM election in respect to the Ordinary Shares under their particular circumstances.

U.S. holders should consult their own tax advisors regarding the PFIC rules in connection with the Offer.

Medicare Contribution Tax

U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on and gains from the of the Ordinary Shares, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their disposition of Ordinary Shares.

Information Reporting and Backup Withholding

Under U.S. Treasury Regulations, we must report annually to the IRS and to each holder the amount of dividends paid to such holder on our Ordinary Shares and the tax withheld with respect to those dividends,

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regardless of whether withholding was required. In the case of a non-U.S. holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

In order for a non-U.S. holder to qualify as an exempt recipient, that holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. A non-U.S. holder that is an exempt recipient is not subject to information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of Ordinary Shares where the transaction is effected outside the U.S. through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

Non-Participation in the Offer

Holders of Ordinary Shares who do not tender any of their Ordinary Shares in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the consummation of the Offer.

Extension of the Offer; Termination; Amendment

Due to the requirement in our Charter and the IMTA that we must liquidate the Trust Account if a business combination is not completed by September 26, 2013, we will not be able to extend the Offer beyond September 26, 2013. As a result, if the conditions to the Offer are not met on or before September 26, 2013, we will liquidate the Trust Account. See “— Conditions of the Offer.”

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Ordinary Shares. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension.

We expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Ordinary Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Ordinary Shares upon the occurrence of any of the conditions specified in “Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which requires that we must pay the consideration offered or return the Ordinary Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such announcement must be issued no

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later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. We will terminate the Offer if the minimum period during which the Offer must remain open extends past September 26, 2013. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Morrow & Co., LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by BGS for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Ordinary Shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if any such shareholder tenders Ordinary Shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Ordinary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Ordinary Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Ordinary Shares residing in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

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PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of BGS Securities

Ordinary Shares, BGS Corp. Warrants and Units are each quoted on Nasdaq, under the symbols “BGSC,” “BGSCW” and “BGSCU,” respectively. Each Unit consists of one Ordinary Share and one BGS Corp. Warrant to purchase an additional Ordinary Share. Units commenced trading on March 21, 2012. Ordinary Shares and BGS Corp. Warrants commenced trading on May 18, 2012.

The table below sets forth the high and low sales prices of BGS Corp.’s Ordinary Shares, BGS Corp. Warrants and Units as reported on Nasdaq for the period from May 18, 2012 (the date on which the Ordinary Shares and BGS Corp. Warrants were first quoted on Nasdaq) through August 22, 2013 and for the period from March 21, 2012 (the date on which BGS Corp.’s units were first quoted on Nasdaq) through August 22, 2013.

	Ordinary Shares		BGS Corp. Warrants		Units
Time Period	High	Low	High	Low	High	Low
August 1, 2013 through August 22, 2013	$10.10	$10.00	$0.26	$0.15	$10.21	$10.20
Quarter Ended
July 31, 2013	$10.12	$10.00	$0.40	$0.12	$10.2201	$10.12
April 30, 2013	$10.02	$9.85	$0.377	$0.12	$10.19	$9.98
January 31, 2013	$10.00	$9.75	$0.18	$0.15	$10.05	$9.92
October 31, 2012	$9.85	$9.6601	$0.22	$0.15	$9.98	$9.80
July 31, 2012*	$20.00	$6.65	$0.455	$0.05	$9.91	$9.59
April 30, 2012**	N/A	N/A	N/A	N/A	$10.00	$9.63

*Period from May 18, 2012 for Ordinary Shares and BGS Corp. Warrants.

**Period from March 21, 2012 for Units.

On August 22, 2013, the last reported closing prices of our Ordinary Shares, Warrants and Units were $10.10, $0.16 and $10.20, respectively.

TransnetYX’s securities are not publicly traded.

Dividends

We have not paid any cash dividends on our Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of a business combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of BGS Corp.’s Ordinary Shares as of August 22, 2013 by:

•	each person known to BGS Corp. to be the beneficial owner of more than 5% of its outstanding Ordinary Shares;

•	each of its officers and directors; and

•	all of its officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, BGS Corp. believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all BGS Corp. Ordinary Shares that they beneficially own, subject to applicable community property laws. All Ordinary Shares subject to options or warrants exercisable within 60 days of August 23, 2013 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

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Subject to the paragraph above, percentage ownership of outstanding shares is based on 5,333,333 Ordinary Shares outstanding as of the date of this Offer and assumes (i) that no Warrants are exercised (including the Sponsor Warrants) and (ii) that none of the Public Shares held by our public shareholders are validly tendered pursuant to the Offer.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary Shares
Julio Gutierrez	1,333,333	24.9%
AQR Capital Management, LLC (2)	799,000	15.0%
Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein and Andrew Dakos (3)	500,300	9.6%
Brian Taylor (4)	401,900	7.5%
Pine River Capital Management L.P. (4)	401,900	7.5%
Pine River Master Fund Ltd. (4)	380,600	7.1%
Polar Securities Inc. (5)	530,200	9.9%
Gustavo Garrido	0	—%
Cesar Baez (6)	0	—%
Alan Menkes (7)	0	—%
Rolando Horman	0	—%
Mariana Gutierrez Garcia	0	—
Federico Bertoldo	0	—
Juan Diaz Bortolotti	0	—
John Grabski (8)	0	—
All directors and executive officers as a group (9 individuals)	1,333,333	25.0

(1)	Unless otherwise indicated, the business address of each of the individuals is located at c/o BGS Acquisition Corp., Olazabal 1150, Ciudad Autonoma de Buenos Aires, Argentina 1428.

(2)	Based on a Schedule 13G filed on February 13, 2013 by AQR Capital Management, LLC (“AQR”). The 13G indicates AQR serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company, which holds 12.6% of the total shares indicated to be held by AQR. AQR holds shared voting and dispositive power over the shares. The business address of AQR is Two Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830.

(3)	Based on a Schedule 13G filed on January 29, 2013 by Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein and Andrew Dakos (collectively the “Bulldog Parties”). The 13G indicates Mr. Goldstein and Mr. Dakos are principals of Bulldog Investors. The parties have sole voting power with respect to 401,900 shares, share voting power with respect to 97,746 shares and sole dispositive power with respect to all the shares. The business address of the Bulldog Parties is Park 80 West, 250 Pehle Street, Saddle Brook, NJ 07663.

(4)	Based on a Schedule 13G filed on April 2, 2012 by Brian Taylor, Pine River Capital Management L.P. (“Pine River Capital Management”) and Pine River Master Fund Ltd. (“Pine River Master Fund”). The Schedule 13G indicates Mr. Taylor is the sole owner of Pine River Capital Management, LLC, the general partner of Pine River Capital Management. Mr. Taylor is the director of Pine River Master Fund. Mr. Taylor and Pine River Capital Management share voting and dispositive control of the with respect to 404,700 shares with Pine River Master Fund and Mr. Taylor and Pine River Capital Management have shared voting and dispositive control over the remaining shares. The business address for Mr. Taylor, Pine River Capital Management and Pine River Master Fund is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305.

(5)	Based on a Schedule 13G filed on February 14, 2013 by Polar Securities Inc. (“Polar Securities”) and North Pole Capital Master Fund (“North Pole Fund” and, together with Polar Securities, the “Polar Parties”). Polar Securities is the investment adviser of North Pole Fund, which is the beneficial owner of the shares. Paul Sabourin is the Chief Investment Officer of Polar Securities. Polar Securities may be

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deemed to be the beneficial owner of the shares held by North Pole Fund as a result of being the investment adviser of North Pole Fund. Polar Securities and North Pole Fund share voting and dispositive control of the shares. The business address of the Polar Parties is 401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario M5H 2Y4, Canada.

(6)	C A Baez Partners LLC, 152 West 57th Street, 34th floor, New York, New York 10019.

(7)	142 W. 57th Street, 12th Floor, New York, New York 10019.

(8)	c/o ClearMomentum, Inc., 5450 Campus Drive, Canandaigua, NY 14418.

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APPRAISAL RIGHTS

No appraisal rights are available to you under the Companies Act in connection with the Offer or the Extension.

WHERE YOU CAN FIND MORE INFORMATION

BGS is subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, on Form 6-K, unaudited financial information after each of our first three fiscal quarters and we intend to file with the SEC a Form 6-K containing financial statements for the three and nine month periods ended April 30, 2013. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

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ANNEX I

AMENDED AND RESTATED MERGER AND SHARE EXCHANGE AGREEMENT

AUGUST 13, 2013

AMENDED AND RESTATED

MERGER AND SHARE EXCHANGE AGREEMENT

dated

August 13, 2013

by and among

BGS Acquisition Corp., a British Virgin Islands business company with limited liability,

as the Parent,

BGS Acquisition Subsidiary, Inc., a Delaware corporation,

as the Purchaser,

BGS Merger Subsidiary, Inc., a Delaware corporation,

as Merger Sub

TransnetYX Holding Corp., a Delaware corporation,

as the Target,

Black Diamond Holdings LLC, a Colorado limited liability company,

as the Company, and

Black Diamond Financial Group, LLC, a Delaware limited liability company,

as the Manager of the Company

i

TABLE OF CONTENTS (CONTINUED)

ii

TABLE OF CONTENTS (CONTINUED)

iii

TABLE OF CONTENTS (CONTENTS)

iv

AMENDED AND RESTATED MERGER AND SHARE EXCHANGE AGREEMENT

This AMENDED AND RESTATED MERGER AND SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of August 13, 2013 (the “Signing Date”), by and among BGS Acquisition Corp., a British Virgin Islands business company with limited liability (the “Parent”), BGS Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”), BGS Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), Black Diamond Holdings LLC, a Colorado limited liability company (the “Company”), Black Diamond Financial Group, LLC, a Delaware limited liability company, the manager of the Company (the “Manager”), TransnetYX Holding Corp., a Delaware corporation (the “Target”).

W I T N E S S E T H :

A.	Parent, Purchaser, Company, certain members of Company and Manager entered into that certain Merger and Share Exchange Agreement dated as of June 26, 2013 and those parties now wish to amend and restate such agreement to reflect the modified structuring of the proposed transaction contemplated by that agreement, which, as now contemplated by the parties, involves the acquisition of the Target pursuant to the terms and conditions set forth in this Agreement;

B.	The Company acquires controlling interests in and actively manages small and development-stage companies and the Company currently owns and manages certain businesses as its subsidiaries, including the Target;

C.	The Target provides automated genotyping testing services for pharmaceutical and medical researchers (the “Business”);

D.	The Company owns 45.0% of the issued and outstanding Common Stock, 86.8% of the Series A Preferred Stock and 100.0% of the Series C Preferred Stock. Post conversion of the Target Preferred Stock, the Company will own approximately 82.9% of the issued and outstanding equity in the Target;

E.	The Parties acknowledge that the Stockholders of Target will meet to approve this Agreement within thirty-five (35) calendar days of the Signing Date (“Stockholder Meeting”);

F.	Parent owns all of the issued and outstanding shares of equity securities of Purchaser, which was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Redomestication Merger”);

G.	Purchaser owns all of the issued and outstanding shares of equity securities of Merger Sub, which was formed for the sole purpose of the merger of Target with and into Merger Sub, in which Merger Sub will be the surviving corporation (the “Transaction Merger”); and

H.	The Redomestication Merger and the Transaction Merger are part of the same integrated transaction, with the Redomestication Merger occurring immediately prior to the Transaction Merger (the Redomestication Merger and the Transaction Merger are collectively referred to herein as the “Transactions”).

The parties accordingly agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1    “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2    “Additional Agreements” mean the Lock-Up Agreement, Confidentiality and Non-Solicitation Agreements and Registration Rights Agreement.

1.3    “Additional Parent SEC Documents” is defined in Section 8.11.

1.4    “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing, the Company is an Affiliate of each of the Target Companies, and (ii) with respect to all periods subsequent to the Closing, each of Company and Purchaser is an Affiliate of each of the Target Companies.

1.5    “Agreement” is defined in the Preamble.

1.6    “Arbitrator” is defined in Section 14.1(a).

1.7    “Audited Annual Financial Statements” is defined in Section 4.12(a).

1.8    “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.9    “Available Cash” is defined in Section 3.7(a)(i).

1.10    “Available Cash Amount” is defined in Section 3.7(b).

1.11    “Balance Sheet Date” is defined in Section 4.12(a).

1.12    “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.13    “Business” is defined in the Recitals.

1.14    “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.15    “BVI Law” is defined in Section 2.1.

1.16    “Calamos Convertible Instrument” means the Conversion Rights Letter from TransnetYX Holding Corp. to Bill Takahashi of Calamos Family Partners, Inc., dated May 27, 2011 pursuant to which the Target, in consideration for executing a subordination agreement for the Landmark Equipment Loan, extended conversion rights for the $100,000 demand note dated May 31, 2005 and the $200,000 demand note dated June 14, 2005 that are held by John P. Calamos Sr. into equity of the Target.

1.17    “Cash Finance Fee” is defined in Section 3.7(f).

1.18    “Cash Minimum” is defined in Section 3.7(c).

1.19    “Certificate” is defined in Section 12.2(n).

1.20    “Closing” is defined in Section 3.17.

1.21    “Closing Date” is defined in Section 3.17.

1.22    “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.23    “Code” means the Internal Revenue Code of 1986, as amended.

1.24    “Commercial Software” means any and all shrink-wrap licenses and other licenses for packaged software generally available to the public and licensed to one or more of the Target Companies pursuant to an unnegotiated, non-exclusive end-user license.

1.25    “Common Stock Notice” is defined in Section 3.7(e).

1.26    “Company” is defined in the Preamble.

1.27    “Confidentiality and Non-Solicitation Agreements” is defined in Section 9.9.

1.28    “Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any of the Target Companies is a party or by which any of their respective assets are bound, including any entered into by the Target Companies in compliance with Section 8.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under any of the Target Companies’ dominion or control.

1.29    “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.30    “Deferred Corporate Finance Fee” means the cash fee in an amount equal to $800,000 held in the Trust Account, to which C&Co/PrinceRidge LLC is entitled upon Closing.

1.31    “Delaware Law” is defined in Section 2.1.

1.32    “Dissenting Shares” is defined in Section 2.6(a)(ii).

1.33    “Dissenting Stockholders” is defined in Section 2.6(a)(ii).

1.34    “Earn-Out Securities” is defined in Section 3.8. The Earn-Out Securities shall be fully paid and nonassessable shares of Purchaser Common Stock that are subject to vesting based on Purchaser’s gross revenue for the fiscal year-ended December 31, 2015 as provided in Schedule II.

1.35    “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.36    “Equity Participations” means any (a) share, quota, security, participation right and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the revenues, dividends or equity appreciation of another Person, including capital stock, membership interests, units, performance units, options, restricted stock, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible debentures or stock bonus plans and (b) commitments to issue any of the foregoing.

1.37    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.38    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.39    “Excluded Persons” is defined in Section 9.4.

1.40    “Existing Employment Agreement” is defined in Section 4.26(a).

1.41    “Finance Fees” is defined in Section 3.7(f).

1.42    “Financial Statements” is defined in Section 4.12(b).

1.43    “Governmental Authority” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, and local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority.

1.44    “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.45    “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.46    “Health and Safety Liabilities” means, collectively, any Liabilities arising from or under any Occupational Safety and Health Law.

1.47    “HIPAA” is defined in Section 4.41.

1.48    “Hurdle” means the per share closing price of Parent Ordinary Shares or Purchaser Ordinary Shares at which the Parent Promote or Purchaser Promote, respectively, vest based on any 20 trading days within a 30 trading day period following the consummation of the Transaction.

1.49    “IPO” means the initial public offering of Parent pursuant to a prospectus dated March 20, 2012.

1.50    “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.51    “Indemnification Notice” is defined in Section 13.3(a).

1.52    “Indemnified Party” is defined in Section 13.3.

1.53    “Indemnifying Parties” is defined in Section 13.3(a).

1.54    “Indemnity Cap” is defined in Section 13.1.

1.55    “Intellectual Property Licenses” is defined in Section 4.21(c).

1.56    “Intellectual Property Right” means the intellectual property, confidential information, and proprietary information, owned, licensed, used or held for use by a Person, including, but not limited to (a) any and all trademarks (whether registered or not), logos, logotypes, service marks, and/or trade dress, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor, and all goodwill of the business associated therewith; (b) any and all corporate names, Internet domain names, Twitter handles and/or other digital identifiers, and/or trade names, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor; (c) any and all know-how, trade secrets, confidential business information, and other proprietary information, including without limitation, lists of customers and suppliers and potential customers and suppliers, pricing and cost information, business and marketing plans and proposals, processes, techniques, designs, research and development information, technical information, specifications, discoveries, notes, reports, drawings, works, devices, makes, models, works-in-progress, and creations, and any and all work product therefor, including, but not limited to, any and all common law and statutory rights therein and therefor; (d) any and all patents and patent applications (including all reissuances, continuations, continuations-in-part, divisions, revisions, renewals, extensions and re-examinations thereof) and patent disclosures, improvements and inventions (whether or not patentable and whether or not reduced to practice); (e) any and all copyrights (whether published or unpublished), including all modifications, derivations, and derivative works, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all copyright registrations thereof and applications for registration of copyright therefor; (f) any and all computer programs, including operating systems, applications, routines, interface and algorithms, whether in source code or object code; (g) databases and all information contained therein; (h) all licenses to use or practice the intellectual property of any third party (i) all other intellectual property and proprietary rights relating to any of the foregoing, and (j) all right to any causes of action, damages and remedies related to any of the foregoing.

1.57    “Interim Balance Sheet” is defined in Section 4.12(a).

1.58    “Interim Balance Sheet Date” shall mean March 31, 2013.

1.59    “Interim Financial Statements” is defined in Section 4.12(a).

1.60    “Inventory” is defined in the UCC.

1.61    “Key Personnel” means the employees of the Target Companies listed on Schedule 9.9.

1.62    “Labor Agreements” is defined in Section 4.26(a).

1.63    “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.64    “Leased Real Properties” is defined in Section 4.29(b).

1.65    “Leases” is defined in Section 4.29(b).

1.66    “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.67    “Lock-Up Agreement” is defined in Section 3.6(d).

1.68    “Lock-Up Securities” is defined in Section 3.6(d).

1.69    “Loss(es)” is defined in Section 13.1.

1.70    “Manager” is defined in the Preamble.

1.71    “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Businesses, taken as a whole, whether or not arising from transactions in the ordinary course of business.

1.72    “Material Contracts” means the contracts, agreements and understanding listed on Schedule 4.17(a).

1.73    “Maximum Cash Payment” is defined in Section 3.6(b).

1.74    “Maximum Common Stock Consideration” is defined in Section 3.6(b).

1.75    “Minimum Cash Payment” is defined in Section 3.6(b).

1.76    “Minimum Common Stock Consideration” is defined in Section 3.6(b).

1.77    “Money Laundering Laws” is defined in Section 4.38.

1.78    “Occupational Safety and Health Law”—any Law or other legal requirement or governmental program designed to provide safe and healthful working conditions, and to reduce occupational safety and health hazards.

1.79    “Offering Shares” is defined in Section 9.6(c).

1.80    “OFAC” is defined in Section 4.39.

1.81    “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.82    “Outside Closing Date” is defined in Section 15.1.

1.83    “Outstanding Permits” is defined in Section 9.10.

1.84    “Parent” is defined in the Preamble.

1.85    “Parent Ordinary Shares” means the ordinary shares, no par value per share, of Parent.

1.86    “Parent Preferred Shares” means the preferred shares, no par value per share, of Parent.

1.87    “Parent Promote” means Parent Ordinary Shares that are subject to vesting based on a closing price Hurdle of Parent Ordinary Shares for any 20 trading days within a 30 trading day period following the consummation of an initial business combination (i.e., the Transaction).

1.88    “Parent SEC Documents” is defined in Section 8.11.

1.89    “Parent Securities” means the Parent Ordinary Shares, Parent Preferred Shares, Parent Warrants, Parent Sponsor/Underwriter Warrants and the Parent UPOs, collectively.

1.90    “Parent Sponsor/Underwriter Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share at a purchase price of $10.00 per share.

1.91    “Parent UPO” means the unit purchase options to purchase up to 340,000 units at a price of $15.00 per unit, with each such unit consisting of one (1) Parent Ordinary Share and one (1) warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share, with an exercise price of $10.00 per share. The Parent UPOs will expire on March 20, 2017.

1.92    “Parent Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share at a price of $10.00.

1.93    “Payment Securities” is defined in Section 3.6(b).

1.94    “PBGC” is defined in Section 4.28(b).

1.95    “Permits” is defined in Section 4.19.

1.96    “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Target Companies so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by any of the Target Companies of any Contract or Law, and (D) the Liens set forth on Schedule 4.15(c).

1.97    “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.98    “Plan” is defined in Section 4.28(a).

1.99    “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.100    “Pro Rata Calculation” is defined in Section 3.6(b).

1.101    “Prospectus” is defined in Section 16.15.

1.102    “Purchaser” is defined in the Preamble.

1.103    “Purchaser Charter Documents” is defined in Section 2.4.

1.104    “Purchaser Common Stock” means the common stock of Purchaser.

1.105    “Purchaser Indemnitees” is defined in Section 13.1.

1.106    “Purchaser Preferred Stock” means the preferred stock of Purchaser.

1.107    “Purchaser Promote” means Purchaser Common Stock that is subject to vesting based on a closing price Hurdle of Purchaser Common Stock for any 20 trading days within a 30 trading day period following the consummation of the Transaction.

1.108    “Purchaser Securities” means the Purchaser Common Stock, Purchaser Preferred Stock, Purchaser Warrants and Purchaser UPOs, collectively.

1.109    “Parent Unit” means the units issued in the IPO consisting of one Parent Ordinary Share and one Parent Warrant.

1.110    “Purchaser UPOs” means a unit purchase options to purchase up to 340,000 units at a price of $15.00 per unit, with each such unit consisting of one (1) share of Purchaser Common Stock and one (1) warrant entitling the holder thereof to purchase one (1) share of Purchaser Common Stock with an exercise price of $10.00 per share. The Purchaser UPOs will expire on March 20, 2017.

1.111    “Purchaser Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a price of $10.00. Each Purchaser Warrant will be exercisable at Closing and will expire at 5:00 p.m., New York time, five (5) years after the completion of the Transaction, or earlier upon redemption or liquidation.

1.112    “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.113    “Redomestication Effective Time” is defined in Section 2.2.

1.114    “Redomestication Merger” is defined in the Recitals.

1.115    “Redomestication Surviving Corporation” is defined in Section 2.1.

1.116    “Registered Intellectual Property” is defined in Section 4.21(a).

1.117    “Registration Rights Agreement” means a registration rights agreement effective as of the Closing Date by and among the Purchaser and the Target Stockholders to register the Earn-Out Securities.

1.118    “Registration Statement” is defined in Section 11.5.

1.119    “Representing Parties” is defined in Article IV.

1.120    “Restrictive Covenants” is defined in Section 10.2.

1.121    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.122    “SEC” means the Securities and Exchange Commission.

1.123    “Securities Act” means the Securities Act of 1933, as amended.

1.124    “Series A Preferred Stock” is defined in Section 4.5(a).

1.125    “Series B Preferred Stock” is defined in Section 4.5(a).

1.126    “Series C Preferred Stock” is defined in Section 4.5(a).

1.127    “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

1.128    “Signing Date” is defined in the Preamble.

1.129    “Six Month Interim Financial Statements” is defined in Section 4.12(a).

1.130    “Stock Finance Fees” is defined in Section 3.7(f).

1.131    “Subsidiary” means each entity of which at least sixty percent (60%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Target.

1.132    “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Target or any of its Subsidiaries and other tangible property, including the items listed on Schedule 4.15(b).

1.133    “Target” is defined in Preamble.

1.134    “Target Common Stock” is defined in Section 4.5(a).

1.135    “Target Companies” means, collectively, the Target and its Subsidiaries.

1.136    “Target Indemnitees” is defined in Section 13.2.

1.137    “Target Options” mean options (including commitments to grant options) to purchase shares of Target Common Stock issued pursuant to the Target Stock Plan or any other Benefit Plan.

1.138    “Target Organizational Documents” is defined in Section 4.6

1.139    “Target Preferred Stock” is defined in Section 4.5(a).

1.140    “Target Stock” is defined in Section 4.5(a).

1.141    “Target Stock Exchange” is defined in Section 3.6(a).

1.142    “Target Stock Plan” means the TransnetYX Holding Corp. 2010 Incentive Plan.

1.143    “Target Stockholders” means all of the stockholders of Target as set forth on Schedule I, unless such stockholder of Target exercises its appraisal and dissenters rights pursuant to Sections 3.15 and 3.16 of this Agreement.

1.144    “Target Warrants” means those warrants entitling the holders thereof to purchase Target Common Stock, including those warrants that were issued in connection with the Calamos Convertible Instrument.

1.145    “Tax(es)” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, Lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to Employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

1.146    “Taxing Authority” means any Governmental Authority to which Taxes are payable and to which any Tax Return is to be made.

1.147    “Tax Regulations” means the law of taxation or customs as well as any regulations, decrees, decisions, circulars or other texts on the application or interpretation of the said law applicable in any country whatsoever as well as any international treaty (including any derived law of such treaty).

1.148    “Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

1.149    “Tender Offer” is defined in Section 9.6(c).

1.150    “Third-Party Claim” is defined in Section 13.3(a).

1.151    “Third Party Consent” is defined in Section 4.11.

1.152    “Third Party Licenses” is defined in Section 4.21(c).

1.153    “Transactions” is defined in the Recitals.

1.154    “Transaction Expenses” means the actual expenses of the parties hereto incurred in connection with the Transaction including but not limited to the fees owed to attorneys, accountants, printers, agents and other representatives, excluding the Transaction Fee and the Deferred Corporate Finance Fee.

1.155    “Transaction Fee” means the cash fee in an amount equal to two percent (2%) of the Transaction Merger Consideration, not to exceed $1,500,000, to which C&Co/PrinceRidge LLC is entitled upon Closing pursuant to the Engagement and Fee Letter by and between Parent and C&Co/PrinceRidge LLC dated August 16, 2012.

1.156    “Transaction Merger” is defined in the Recitals.

1.157    “Transaction Merger Consideration” is defined in Section 3.6(b).

1.158    “Transaction Merger Effective Time” is defined in Section 3.2.

1.159    “Transaction Surviving Corporation” is defined in Section 3.1.

1.160    “Trust Account” is defined in Section 8.8.

1.161    “Trust Agreement” is defined in Section 8.8.

1.162    “Trust Amount” is defined in Section 8.8.

1.163    “Trustee” is defined in Section 8.8.

1.164    “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.165    “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II

REDOMESTICATION MERGER

2.1    Redomestication Merger. At the Redomestication Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Business Companies Act, 2004 (“BVI Law”) and the Delaware General Corporation Law (“Delaware Law”), respectively, Parent shall be merged with and into Purchaser, following which the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Surviving Corporation.”

2.2    Redomestication Effective Time. The parties hereto shall cause the Redomestication Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Plan of Merger (and other documents required by BVI Law) with the Registry of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of the BVI Law (the time of such filings, or such later time as specified in the Certificate of Merger and the Plan of Merger, being the “Redomestication Effective Time”).

2.3    Effect of the Redomestication Merger. At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Certificate of Merger, the Plan of Merger and the applicable provisions of Delaware Law and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Surviving Corporation, which shall include the assumption by the Redomestication Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Closing.

2.4    Memorandum and Articles of Association. At the Redomestication Effective Time, the Amended and Restated Memorandum and Articles of Association of the Parent, as in effect immediately prior to the Effective Time, shall cease and the Certificate of Incorporation and By-Laws of Purchaser (the “Purchaser Charter Documents”), as in effect immediately prior to the Redomestication Effective Time, shall be the Charter Documents of the Redomestication Surviving Corporation.

2.5    Directors and Officers of the Surviving Corporation. Immediately after the Redomestication Effective Time and prior to the Closing of the Transaction, the board of directors of the Redomestication Surviving Corporation shall be the board of directors of the Parent immediately prior to the Redomestication Merger.

2.6    Effect on Issued Securities of Parent.

(a)    Conversion of Parent Ordinary Shares.

(i)    At the Redomestication Effective Time, every issued and outstanding Parent Unit shall be automatically detached and the holder thereof shall be deemed to hold one Parent Ordinary Share and one Parent Warrant. At the Redomestication Effective Time, every issued and outstanding Parent Ordinary Share (other than those described in Section 2.6(f) below) shall be converted automatically into one share of Purchaser Common Stock, following which, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and so shall cease to exist. The holders of certificates previously evidencing Parent Ordinary Shares outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of Purchaser Common Stock upon the surrender of such certificate in accordance with Section 2.7.

(ii)    Each certificate formerly representing Parent Ordinary Shares (other those described in Section 2.6(f) below) shall thereafter represent only the right to receive the same number of shares of Purchaser Common Stock. Each certificate formerly representing Parent Ordinary Shares (“Dissenting Shares”) owned by holders of Parent Ordinary Shares who have validly elected to dissent from the Redomestication Merger pursuant to Section 179(5) of the BVI Law (“Dissenting Shareholders”) shall thereafter represent only the right to receive fair value for their Parent Ordinary Shares.

(b)    Parent Warrants. At the Redomestication Effective Time, the four million (4,000,000) Parent Warrants shall be converted into four million (4,000,000) Purchaser Warrants. At the Redomestication Effective Time, the Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Warrants. At or prior to the Redomestication Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Warrants remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Purchaser Warrants.

(c)    Parent Promote. At the Redomestication Effective Time, all 1,333,333 shares of Parent Promote shall be cancelled and converted automatically into 666,667 shares of Purchaser Promote, 166,667 of which shall have a Hurdle of $12.00 per share, 166,667 of which shall have a Hurdle of $13.50 per share, 166,667 of which shall have a Hurdle of $15.00 per share, and 166,666 of which shall have a Hurdle of $17.00 per share. Any shares of Parent Promote that do not vest within the applicable vesting period shall be cancelled and retired and shall cease to exist. At the Redomestication Effective Time, all shares of Parent Promote shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing shares of Parent Promote outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such shares of Parent Promote, except as provided herein or by Law.

(d)    Parent Sponsor/Underwriter Warrants. At the Redomestication Effective Time, every issued and outstanding Parent Sponsor/Underwriter Warrant shall be converted into one-twentieth (1/20) of a share of Purchaser Promote, one-half (1/2) of which will have a Hurdle of $12.00 per share and one-half (1/2) of which will have a Hurdle of $13.50 per share. At the Redomestication Effective Time, all Parent Sponsor/Underwriter Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Sponsor/Underwriter Warrants outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Sponsor/Underwriter Warrants, except as provided herein or by Law.

(e)    Parent UPOs. At the Redomestication Effective Time, the Parent UPOs shall be converted into the Purchaser UPOs. At the Redomestication Effective Time, the Parent UPOs shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The Purchaser UPOs shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent UPOs. At or prior to the Redomestication Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser UPOs remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Purchaser UPOs.

(f)    Cancellation of Parent Ordinary Shares Owned by Parent. At the Redomestication Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g)    Transfers of Ownership. If any certificate for securities of the Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h)    No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7    Surrender of Certificates. All securities issued upon the surrender of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8    Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Redomestication Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Redomestication Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9    Section 368 Reorganization. For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10    Taking of Necessary Action; Further Action. If, at any time after the Redomestication Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11    Agreement of Fair Value. Parent and Purchaser respectively agree that they consider the consideration payable for the Parent Ordinary Shares represent the fair value of such Parent Ordinary Shares.

ARTICLE III

TRANSACTION MERGER

3.1    Transaction Merger. At the Transaction Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of Delaware Law, Target shall be merged with and into Merger Sub, following which the separate corporate existence of Target shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub, as the surviving corporation after the Transaction Merger, is hereinafter sometimes referred to as the “Transaction Surviving Corporation.”

3.2    Transaction Merger Effective Time. The parties hereto shall cause the Transaction Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, (the time of such filing, or such later time as specified in the Certificate of Merger, being the “Transaction Merger Effective Time”).

3.3    Effect of the Transaction Merger. At the Transaction Merger Effective Time, the effect of the Transaction Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Transaction Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Purchaser and Target shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Transaction Merger Surviving Corporation, which shall include the assumption by the Transaction Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of the Purchaser set forth in this Agreement to be performed after the Closing.

3.4    Certificate of Incorporation. At the Transaction Merger Effective Time, the First Amended and Restated Certificate of Incorporation of the Target, as in effect immediately prior to the Transaction Merger Effective Time, shall cease and the Certificate of Incorporation and By-Laws of Merger Sub (the “Merger Sub Charter Documents”), as in effect immediately prior to the Transaction Merger Effective Time, shall be the charter documents of the Transaction Surviving Corporation.

3.5    Directors and Officers of the Transaction Merger Surviving Corporation. Immediately after the Transaction Merger Effective Time and prior to the Closing of the Transaction, the board of directors of the Transaction Surviving Corporation shall be the board of directors of the Merger Sub immediately prior to the Transaction Merger.

3.6    Stock Exchanges.

(a)    Target Stock Exchange and Option Exercise. On or prior to the Closing Date, such that the following exchange is effective no later than immediately following the completion of the Redomestication Merger: (i) subject to Section 3.15 and 3.16, Target Stockholders shall exchange (A) an aggregate of 2,500,000 shares of Series A Preferred Stock, representing all of the shares of Series A Preferred Stock of the Target, (B) an aggregate of 330,263 shares of Series B Preferred Stock, representing all of the shares of Series B Preferred Stock of the Target, (C) an aggregate of 11,693,738 shares of Series C Preferred Stock, representing all of the shares of Series C Preferred Stock of the Target (which, collectively with the Series A Preferred Stock and Series B Preferred Stock, represents 100% of the Target Preferred Stock) and (D) all accrued but unpaid dividends on the Target Preferred Stock as of the Closing Date, for shares of Target Common Stock, which are included in the calculated number of shares of Target Common Stock on Schedule I, and (ii) the holders of Target Options and Target Warrants shall have either exercised all or any part of their Target Options and/or Target Warrants for Target Common Stock, exchanged their Target Options and/or Target Warrants for Target Common Stock in a cashless exercise, or executed an agreement forfeiting all or any part of their Target Options and/or Target Warrants, provided, however, that every Target Option and every Target Warrant shall have been cancelled prior to the Transaction Merger (collectively, the “Target Stock Exchange”). The Target Warrants, the Target Options and the Target Preferred Stock collectively represent all of the Target Securities with conversion rights and are included in the calculated number of shares of Target Common Stock on Schedule I.

(b)    Transaction Merger Stock Exchange. On the Closing Date immediately after the later of the Redomestication Merger and the Target Stock Exchange, in exchange for all of the issued and outstanding shares of Target Common Stock, Purchaser shall, subject to the Cash Minimum pursuant to Section 3.7(a), the delivery of a Common Stock Notice pursuant to Section 3.7(b) and appraisal rights pursuant to Sections 3.14 and 3.15: (i) issue an aggregate number of fully paid and nonassessable shares of Purchaser Common Stock to the Target Stockholders (the “Payment Securities”) equal to no less than Eight Million (8,000,000) (the “Minimum Common Stock Consideration”) and no more than Nine Million One Hundred Thousand (9,100,000) (the “Maximum Common Stock Consideration”) shares of Purchaser Common Stock, and (ii) an aggregate amount in cash to the Target Stockholders (the “Cash Payment”) equal to no less than Four Million Dollars ($4,000,000) (the “Minimum Cash Payment”), and no more than Fifteen Million Dollars ($15,000,000) (the “Maximum Cash Payment”), in each instance in accordance with the percentage interest equal to the total number of shares of Target Common Stock held by a Target Stockholder following the Target Stock Exchange divided by the total number of shares of Target Common Stock outstanding following the Target Stock Exchange (the “Pro Rata Calculation”), the anticipated amounts of which are set forth on Schedule I. The Payment Securities, Cash Payment and Earn-Out Securities are collectively referred to herein as the “Transaction Merger Consideration.”

(c)    Issuance of Payment Securities. The Payment Securities, once finally determined, will be issued to the Target Stockholders in accordance with the Pro Rata Calculation upon consummation of the Transaction Merger through the delivery, within five (5) Business Days of the Closing, of duly executed stock certificates by the Purchaser’s transfer agent, provided, however, that if the transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, Purchaser shall use commercially reasonable efforts to cause the transfer agent to, in lieu of delivering certificates representing the Payment Securities, electronically transfer the Payment Securities within three (3) Business Days of the Closing by crediting the account of the prime broker of each Target Stockholder or its designee with DTC through its Deposit/Withdrawal A+ Custodian system (the “DWAC System”). Target Stockholders shall complete any all forms and other documentation requested by the transfer agent as expeditiously as possible and understands that shares of Purchaser Common Stock may not be able to be issued through the DWAC System if a Target Stockholder does not complete such forms and other documentation.

(d)    Lock-Up Agreements. The Company shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) with Purchaser, effective as of the Closing Date, whereby the Company will agree to certain restrictions on the sale or disposition of Two Million (2,000,000) shares of the Payment Securities (“Lock-Up Securities”) for a term not to exceed December 31, 2020 and as provided for in the Lock-Up Agreement.

3.7    Determination of Cash Payment and Payment Securities.

(a)    The exact Cash Payment to the Target Stockholders shall be determined by:

(i)    the amount of cash available to Purchaser following the Transaction Merger (the “Available Cash”), less

(ii)    the Cash Minimum, less

(iii)    the applicable Cash Finance Fees payable pursuant to Section 3.6(f), and

(iv)    taking into consideration any Common Stock Notice delivered by the Company immediately prior to the Closing.

(b)    The Available Cash must meet or exceed Ten Million Dollars ($10,000,000) (the “Available Cash Minimum”), provided, however, that if the Available Cash is within Two Hundred Thousand Dollars ($200,000) of the Available Cash Minimum, the Company shall have the sole discretion to waive the Available Cash Minimum as a condition to Closing.

(c)    Purchaser must contribute at least Six Million Dollars ($6,000,000) (the “Cash Minimum”) to the Merger Sub at Closing, less the amount of the unpaid Transaction Expenses at Closing.

(d)    Available Cash shall first be used to pay the Cash Minimum, the Minimum Cash Payment, and the Cash Finance Fees, if any.

(e)    Taking into account the cash remaining in Purchaser after the adjustments in Section 3.7(a)(ii) and (iii), at the sole discretion of the Company (as authorized by the Target Stockholders pursuant to the Stockholder Meeting), the Company may, on behalf of the Target Stockholders, at least three (3) Business Days prior to the Closing Date, elect to have the Target Stockholders receive, to the extent the Available Cash exceeds the Maximum Cash Amount, such excess in cash rather than additional shares of Purchaser Common Stock that offsets the Cash Minimum at an exchange rate of ten dollars ($10.00) per share, by submitting a notice in writing to Purchaser including the exact calculation of such election (the “Common Stock Notice”), provided however, that no fractional shares will be issued as a result of any such Common Stock Notice and, therefore, any such Common Stock Notice shall be valid only with respect to increments of ten dollars ($10.00) of Cash Payment in exchange for additional Payment Securities.

(f)    The Transaction Fee and the Deferred Corporate Finance Fee (together, the “Finance Fees”) shall be paid in cash (the “Cash Finance Fees”) and/or in shares of Purchaser Common Stock at an exchange rate of ten dollars ($10.00) per share (the “Stock Finance Fees”) as follows:

(i)    In the event the Available Cash is less than Fifteen Million Eight Hundred Thousand Dollars ($15,800,000), the Finance Fees shall be paid entirely as Stock Finance Fees.

(ii)    In the event the Available Cash is Fifteen Million Eight Hundred Thousand Dollars ($15,800,000) or more, but less than Eighteen Million Dollars ($18,000,000), the Deferred Corporate Finance shall be paid as a Cash Finance Fee and the Transaction Fee shall be paid as a Stock Finance Fee.

(iii)    In the event the Available Cash is Eighteen Million Dollars ($18,000,000) or more, but less than Twenty Million ($20,000,000), the Deferred Corporate Finance shall be paid as a Cash Finance Fee, one half (1/2) of the Transaction Fee shall be paid as Cash Finance Fees, and one half (1/2) of the Transaction Fee shall be paid as Stock Finance Fees.

(iv)    In the event the Available Cash is Twenty Million Dollars ($20,000,000) or more, the Finance Fees shall be paid as Cash Finance Fees.

The Stock Finance Fees, once finally determined, will be issued upon consummation of the Transaction Merger through the delivery, within five (5) Business Days of the Closing, of duly executed stock certificates by the Purchaser’s transfer agent, provided, however, that if the transfer agent is participating in The Depository Trust

Company (“DTC”) Fast Automated Securities Transfer Program, Purchaser shall use commercially reasonable efforts to cause the transfer agent to, in lieu of delivering certificates representing the Payment Securities, electronically transfer the Payment Securities within three (3) Business Days of the Closing by crediting the account of the applicable prime broker or its designee with DTC through the DWAC System. The recipients of the Finance Fees will be required to complete any all forms and other documentation requested by the transfer agent as expeditiously as possible and will be instructed that shares of Purchaser Common Stock may not be able to be issued through the DWAC System if such forms and other documentation are not completed. The final aggregate amount of the Cash Finance Fees shall be paid by Purchaser by wire transfer of immediately available funds pursuant to written wire transfer instructions delivered to Purchaser at least ten (10) Business Days prior to the Closing Date.

(g)    The final aggregate amount of the Cash Payment shall be paid by Purchaser to the Target Stockholders in accordance with the Pro Rata Calculation in cash by wire transfer of immediately available funds pursuant to written wire transfer instructions delivered by Target to Purchaser at least ten (10) Business Days prior to the Closing Date. In no event shall the value of the Cash Payments to the Target Stockholders (whether paid in cash or in Purchaser Common Stock pursuant to a Common Stock Notice) exceed the Maximum Cash Payment amount.

3.8    Earn-Out Securities. Following consummation of the Transaction, the Target Stockholders, in accordance with the Pro Rata Calculation, shall be entitled to receive additional shares of Purchaser Common Stock (“Earn-Out Securities”), as set forth in Schedule II, based on Transaction Surviving Corporation’s gross revenue for the fiscal year ended December 31, 2015. Within ninety (90) days after December 31, 2015, Purchaser shall finalize its audited consolidated financial statements for the fiscal year ended December 31, 2015 and calculate the Transaction Surviving Corporation’s gross revenues for fiscal year 2015. Purchaser shall issue to the Target Stockholders, in accordance with the Pro Rata Calculation, the aggregate number of Earn-Out Securities determined in accordance with Schedule II through the delivery, within five (5) Business Days following the audited financials for fiscal year ended December 31, 2015 being certified as final by Purchaser’s independent auditor, of duly executed stock certificates by the Purchaser’s transfer agent, provided, however, that if the transfer agent is participating in DTC Fast Automated Securities Transfer Program, Purchaser shall use commercially reasonable efforts to cause the transfer agent to, in lieu of delivering certificates representing the Earn-Out Securities, electronically transfer the Earn-Out Securities within three (3) Business Days by crediting the account of the prime broker of each Target Stockholder or its designee with DTC through its DWAC System.

3.9    Cancellation of Target Equity Owned by Target. At the Transaction Merger Effective Time, if there are any Target Securities that are owned by Target as treasury shares or any Target equity owned by any direct or indirect wholly owned subsidiary of the Target immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

3.10    Transfers of Ownership. If any certificate for securities of the Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

3.11    No Liability. None of the Transaction Merger Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.12    Surrender of Certificates. All securities issued upon the surrender of Target Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Purchaser Securities so issued in exchange.

3.13    Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 3.6; provided, however, that the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Transaction Merger Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

3.14    Taking of Necessary Action; Further Action. If, at any time after the Transaction Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Transaction Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.15    Appraisal Rights. Each certificate formerly representing Target Common Stock (“Dissenting Shares”) owned by the Target Stockholders who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 262 of Delaware Law (“Dissenting Stockholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 3.16, unless and until such Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 262 of Delaware Law with respect to any Dissenting Shares.

3.16    Dissenter’s Rights. No person who has validly exercised their appraisal rights pursuant to Section 262 of Delaware Law shall be entitled to receive the Transaction Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their appraisal rights under Delaware Law. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of Delaware Law with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Target shall give the Purchaser and the Company (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Target relating to any Dissenting Shareholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under Delaware Law. The Target shall not, except with the prior written consent of Purchaser and the Company, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

3.17    Agreement of Fair Value. Purchaser, Merger Sub, Target and the Company respectively agree that they consider the consideration payable for the Target Common Stock represent the fair value of the Target Securities.

3.18    Section 368 Reorganization. For U.S. federal income tax purposes, the Transaction Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transaction Merger is determined not to qualify as a reorganization under Section 368 of the Code.

3.19    Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing (the “Closing”) of the Transactions shall take place at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, PA 19103, on the third Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Purchaser, the Company and the Target may agree (the date and time at which the Closing is actually held being the “Closing Date”). At the Closing:

(a)    Purchaser shall deliver the Consideration in accordance with Section 3.7.

(b)    The Target Stockholders shall deliver to Purchaser all equity securities in Target.

3.20    Board of Directors. Immediately after the Closing, the Purchaser’s board of directors will consist of seven (7) directors. The Company shall designate four (4) persons to the Purchaser’s board of directors and the Purchaser shall designate three (3) persons to the Purchaser’s board of directors. The Purchaser and the Company will work together to assure that at least four (4) of the designated directors qualify as an independent director under the Securities Act, and the rules of any applicable securities exchange. The parties hereto agree that the board of directors of Merger Sub, following the Transaction Merger, will be identical to that of Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE TARGET, THE COMPANY AND THE MANAGER

The Target, the Company and the Manager (the “Representing Parties”), severally and not jointly, hereby represent and warrant to Purchaser that, except as set forth in the corresponding schedule in the disclosure schedules attached hereto, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date. For purposes of this Article IV, the phrase “to the knowledge of the Target” or any phrase of similar import shall be deemed to include the knowledge of the Company and “to the knowledge of the Company” or any phrase of similar import shall be deemed to include the knowledge of the Manager.

4.1    Corporate Existence and Power.

(a)    The Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.1. Each of the Target Companies has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each of the Target Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Schedule 4.1 sets forth all jurisdictions in which each of the Target Companies is qualified or licensed to do business as a foreign corporation. Each of the Target Companies has offices located only at the addresses set forth on Schedule 4.1. Except as set forth on Schedule 4.1, other than the Transactions contemplated herein, none of the Target Companies has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

(b)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. The Company has all power and authority, company and otherwise, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets, including the Target.

4.2    Authorization.

(a)    The execution, delivery and performance by the Target of this Agreement and the Additional Agreements and the consummation by the Target of the transactions contemplated hereby and thereby are within the corporate powers of the Target. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Target enforceable against the Target in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor rights generally and to general principals of equity.

(b)    The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the

Company in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor rights generally and to general principals of equity.

(c)    The Manager has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Manager is named as a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which the Manager is named as a party, will be at the Signing Date and the Closing, as applicable, duly executed and delivered by the Manager and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of the Manager, enforceable against the Manager in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor’s rights generally and to general principals of equity.

4.3    Governmental Authorization. Neither the execution, delivery nor performance by any of the Representing Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4    Non-Contravention. None of the execution, delivery or performance by the Target, the Company, or the Manager of this Agreement or any Additional Agreements does or will:

(a)    contravene or conflict with the organizational or constitutive documents of any of the Target Companies, the Company, or the Manager;

(b)    contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any of the Target Companies, the Company or any other Target Stockholder, any of the Target Stock, or the Manager;

(c)    constitute a default under or breach of (with or without the giving of notice or the passage of time or both); violate; or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any of the Target Companies;

(d)    Except as set forth on Schedule 4.4(d), require any payment or reimbursement by any of the Target Companies;

(e)    cause a loss of any material benefit relating to the business to which any of the Target Companies is entitled under any provision of any Permit or Contract (i) binding upon any of the Target Companies, or (ii) by which any of the Target Stock or any of the Target Companies’ assets is or may be bound; or

(f)    result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Target Stock or any of the Target Companies’ assets.

4.5    Capitalization.

(a)    The Target has an authorized capitalization consisting of 55,830,263 shares. As of the close of business on the date hereof, the Company had authorized (i) 2,500,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 2,500,000 of which are outstanding; (ii) 330,263 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), 330,263 of which are outstanding; (iii) 13,000,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”), 11,693,738 of which are outstanding (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are referred to herein collectively as the “Target Preferred Stock”); and (iv) 40,000,000 shares of Common Stock (the “Target Common Stock”), of which, (A) 3,696,692 shares are outstanding, (B) 3,663,469 shares are issuable upon exercise of Target Options outstanding as of such date, (C) 21,641,867 shares are issuable upon conversion of the Target Preferred Stock and all accrued but unpaid dividends on the Target Preferred Stock, and (D) 12,819,930 shares are issuable upon exercise of Target Warrants (Target Common Stock together with the Target Preferred Stock, the “Target Stock”, and Target Stock together with the Target Options, the Target Warrants, the “Target Securities”). Except as set forth above, the Target has no restricted shares of Target Stock or options, warrants or other rights therefor.

(b)    Schedule 4.5(b) sets forth (i) the number of shares of Target Common Stock that are issuable upon conversion of all shares of each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, and (ii) each outstanding Target Option and Target Warrant, the number of shares of Target Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof. All of the outstanding shares of Target Stock are, and all of the shares of Target Common Stock that may be issued upon conversion of the Target Preferred Stock or pursuant to outstanding Target Options and Target Warrants will, when issued be, duly authorized, validly issued, fully paid and nonassessable. There are no accrued or unpaid dividends with respect to any issued or outstanding shares of Target Securities that will not be satisfied by the payment of the Transaction Merger Consideration hereunder.

(c)    Except for the Target Securities, there is no:

(i)    Contract with respect to the issuance, sale or transfer of Equity Participations of the Target or any of its Subsidiaries;

(ii)    Contract with respect to the voting of any capital stock of the Target or any of its Subsidiaries;

(iii)    preemptive right, right of participation, right of maintenance or any similar right with respect to the Equity Participations of the Target;

(iv)    Equity Participation of the Target that is subject to any right of first refusal or similar right; or

(v)    Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Equity Participation of the Target.

(d)    There is no Contract requiring the Target to repurchase, redeem or otherwise acquire any Equity Participations of another Person or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. All outstanding Equity Participations of the Target have been issued and granted in compliance with (i) all applicable Laws, (ii) the Target Organizational Documents and (iii) all requirements set forth in applicable Contracts to which the Target is a party or is otherwise bound.

(e)    The Target has not repurchased, redeemed or otherwise reacquired any of its Equity Participations and, except as set forth on Schedule 4.5(e), does not have any plans to do so.

(f)    Each Target Option award was granted under the Target Stock Plan. All Target Options are evidenced by stock option agreements in the forms delivered or made available by the Target to Purchaser, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule and expiration date applicable thereto and, except for such differences, no stock option agreement contains terms that are materially inconsistent with, or in addition to, such forms. Each grant of Target Options was duly authorized no later than the date on which the grant of such Target Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Target (or a duly authorized committee or subcommittee thereof) and any required stockholder approval by the necessary number of votes or written consents; such grant was made in accordance with the terms of the Target Stock Plan and all other applicable Laws. Each Target Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. All Target Options awards have been validly issued and properly approved by the board of directors of the Target (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Target financial statements in accordance with GAAP. Each Target Option may, by its respective terms, be treated at the Effective Time as set forth in Section 3.6(a).

4.6    Organizational Documents. Copies of (a) the certificate of incorporation or formation, as applicable, of each of the Target Companies, as certified by the Secretary of State of its state of incorporation or formation, and (b) the bylaws, operating agreement or other applicable governing document, of each of the Target Companies has been delivered to Purchaser, and such copies are all true and complete copies of such instruments as amended and in effect on the Signing Date (the “Target Organizational Documents”). None of the Target Companies is in default under or in violation of any provision of the Target Organizational Documents. Except as may be contemplated by this Agreement, none of the Target Companies intend to amend any of the Target Organizational Documents.

4.7    Corporate Records. All proceedings occurring since January 1, 2009, of each of the Target Companies and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of each of the Target Companies. The securities ledgers and securities transfer books of each of the Target Companies are complete and accurate in all material respects. The Target has made available to Purchaser true and correct copies of all of the corporate minute books, the securities ledgers and securities transfer books of each of the Target Companies.

4.8    Affiliates. Other than the Company and the Manager, the Target is not Controlled by any Person and, other than the Persons listed on Schedule 4.10, the Target is not in Control of any other Person. Schedule 4.8 lists each Contract to which any of the Target Companies, on the one hand, and the Company, the Manager or any Affiliate of either of them, on the other hand, is a party. Neither the Company nor the Manager, nor any Affiliate of either of them or of the Target (i) own, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that any of the Target Companies uses or the use of which is necessary for the conduct of the Business or the ownership or operation of any of the Target Companies’ assets, or (ii) have engaged in any transactions with any of the Target Companies. Schedule 4.8 sets forth a complete and accurate list of the ownership interest the Manager, the Company and their respective Affiliates holds in each of the Target Companies.

4.9    Assumed Names. Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, since January 1, 2009 used by the Target Companies, including names on any Websites. Since January 1, 2009, the Target Companies have not used any name other than the names listed on Schedule 4.9 to conduct the Business. The Target Companies have filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to themselves.

4.10    Subsidiaries.

(a)    Except as set forth on Schedule 4.10, the Target does not currently own, and since the Company’s inception has not owned, directly or indirectly, securities or other ownership interests in any other entity. Schedule 4.10 sets forth the name of each Subsidiary and the Target’s ownership interest in each Subsidiary listed therein. Except as set forth on Schedule 4.10, the Target owns all of such interests in the Subsidiaries and is not aware of any dispute with respect to such ownership interests. Except as set forth on Schedule 4.10, none of the Target or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b)    Schedule 4.10 sets forth (i) the authorized and outstanding capital stock or other security interests, as the case may be, of each Subsidiary, (ii) the type and number of securities held by the Target in each Subsidiary, and the Target’s percentage ownership of each Subsidiary.

4.11    Consents. Except as set forth on Schedule 4.11, no Contract (i) binding upon any of the Target Companies, the Manager, or the Company; or (ii) by which any of the Target Stockholders or any of the Target Companies’ assets are bound, requires a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby and thereby (each of the foregoing, a “Third Party Consent”).

4.12    Financial Statements.

(a)    Schedule 4.12 attaches (i) audited consolidated financial statements of the Target and its Subsidiaries as of and for the fiscal years ended December 31, 2012, 2011 and 2010, consisting of the audited consolidated balance sheets as of such date, the audited consolidated income statements for the twelve (12) month periods ended on such date, and the audited consolidated cash flow statement for the twelve (12) month periods ended on such date (the “Audited Annual Financial Statements”), and (ii) the unaudited interim consolidated financial statements of the Target and its Subsidiaries for the six month interim period ended June 30, 2013 (the “Balance Sheet Date”), consisting of the consolidated balance sheet as of such date

(the “Interim Balance Sheet”), the consolidated income statement for the six month period ended on such date, and the consolidated cash flow statement for the six month period ended on such date (the “Six Month Interim Financial Statements” and together with the Audited Annual Financial Statements and the Interim Financial Statements, the “Financial Statements”)).

(b)    The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Target and its Subsidiaries, as of the dates thereof and upon delivery of the corresponding audited financials in accordance with Section 4.12(b), and the results of operations of the Target and its Subsidiaries for the periods reflected therein subject, in the case of the Interim Financial Statements, to normal year-end adjustments. The Financial Statements (i) were prepared from the books and records of the Target and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Target and its Subsidiaries’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Target and its Subsidiaries with respect to the periods then ended. The Target shall, as soon as practical, but in any event within sixty (60) days of the Signing Date, deliver to Purchaser complete and accurate copies of all “management letters” received by it from its accountants and all responses since the Target’s inception by lawyers engaged by the Target and its Subsidiaries to inquiries from its accountant or any predecessor accountants.

(c)    Except as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Interim Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to any of the Target Companies to the extent the Target is responsible for such liabilities and obligations. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Interim Balance Sheet are included therein.

(d)    The balance sheet included in the Interim Financial Statements accurately reflects the outstanding Indebtedness of the Target and its Subsidiaries as of the date thereof. Except as set forth on Schedule 4.12, none of the Target Companies has any Indebtedness.

(e)    All financial projections delivered by or on behalf of the Target or the Manager to Purchaser with respect to the Target were prepared in good faith using assumptions that the Target believes to be reasonable and, since March 31, 2013, neither the Target nor the Company, nor the Manager is aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

4.13    Books and Records. The Target shall make all Books and Records of the Target Companies available to Purchaser for its inspection and shall deliver to Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Purchaser otherwise has requested within thirty (30) days from the Signing Date. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Target are accurate, complete, and authentic.

(a)    The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Target Companies. Each of the Target Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)    transactions are executed only in accordance with the respective management’s authorization;

(ii)    all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Target Companies, as permitted by U.S. GAAP;

(iii)    access to assets is permitted only in accordance with the respective management’s authorization; and

(iv)    recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)    All accounts, books and ledgers of each of the Target Companies have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.13(b), the Target Companies do not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Target Companies and which is not located at their respective offices.

4.14    Absence of Certain Changes. Since the Balance Sheet Date, each of the Target Companies has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.14, since the Balance Sheet Date, there has not been:

(a)    any Material Adverse Effect or any material diminishment in the value to Purchaser of the transactions contemplated hereby;

(b)    any transaction, Contract or other instrument entered into, or commitment made, by any of the Target Companies relating to its business, or any of the Target Companies’ assets (including the acquisition or disposition of any assets) or any relinquishment by any of the Target Companies of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)    (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in any of the Target Companies; (ii) any issuance by any of the Target Companies of shares of capital stock or other equity interests in any of the Target Companies, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by any of the Target Companies of any outstanding shares of capital stock or other equity interests in such company;

(d)    (i) any creation or other incurrence of any Lien other than Permitted Liens on any Target Securities or any of the Target Companies’ assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by any of the Target Companies;

(e)    any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of any of the Target Companies, taken as a whole;

(f)    increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of any of the Target Companies; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of any of the Target Companies; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee of any of the Target Companies, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g)    any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any of the Target Companies, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any of the Target Companies;

(h)    any sale, transfer, lease to others or otherwise disposition of any of its assets by any of the Target Companies except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i)    (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by any of the Target Companies, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by any of the Target Companies under any Material Contract, or any material license or material permit from any Authority held by any of the Target Companies;

(j)    any capital expenditure by the Target Companies in excess in any fiscal month of an aggregate of $15,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $20,000 in the aggregate by the Target Companies;

(k)    any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to any of the Target Companies or their property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to any of the Target Companies or their property;

(l)    any loan of any monies to any Person or guarantee of any obligations of any Person by any of the Target Companies;

(m)    except as required by GAAP, any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of any of the Target Companies or any revaluation of any of the assets of any of the Target Companies;

(n)    any amendment to the organizational documents of any of the Target Companies, or engagement in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o)    any acquisition of the assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p)    any material Tax election made by any of the Target Companies outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by any of the Target Companies; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by any of the Target Companies; any annual Tax accounting period changed by any of the Target Companies; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by any of the Target Companies; or any right to claim a material Tax refund surrendered by any of the Target Companies;

(q)    Since the Balance Sheet Date through and including the date hereof, none of the Target Companies has taken any action nor has any event occurred which would have violated the covenants of the Target Companies set forth in Section 9.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date; or

(r)    any commitment or agreement to do any of the foregoing.

4.15    Properties; Title to the Target Companies’ Assets.

(a)    Except as set forth on Schedule 4.15(a), the Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)    Schedule 4.15(b) sets forth a description and location of each item of the Tangible Personal Properties, as of a date within five days of the date of this Agreement. All of the Tangible Personal Properties are located at the offices of the Target Companies, as indicated on Schedule 4.15(b).

(c)    The Target Companies have good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Interim Balance Sheet or acquired after March 31, 2013. No such asset is subject to any Liens other than the Permitted Liens set forth on Schedule 4.15(c). The Target Companies’ assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the

Target Companies to operate the business of the Target Companies immediately after the Closing in the same manner as the business of the Target Companies is currently being conducted.

4.16    Litigation. Except as provided on Schedule 4.16, there is no Action (or any basis therefor) pending against, or, to the best knowledge of the Representing Parties, threatened, against or affecting, any of the Target Companies or their assets or the Manager (solely with respect to any Action against the Manager that relates to the Target Companies) or any of their respective officers or directors, the Target Companies, or the Target’s equity interest in its Subsidiaries’ assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, exclude, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against any Target Companies or the Manager with respect to the Target Companies. Schedule 4.16 sets forth the material terms of any settlement of an Action with respect to which there are any ongoing obligations of any of the Target Companies. Except as provided on Schedule 4.16, none of the Target Companies is now, nor has it been in the past three (3) years, subject to any proceeding with any Authority.

4.17    Contracts.

(a)    Schedule 4.17(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which any of the Target Companies is a party and which are currently in effect and constitute the following:

(i)    all Contracts that require annual payments or expenses by, or annual payments or income to, the Target Companies of $25,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)    all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Target Companies in excess of $25,000 annually;

(iii)    all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of any of the Target Companies or other Person, under which any of the Target Companies (A) has continuing obligations for payment of annual compensation of at least $60,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of any of the Target Companies;

(iv)    all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which any of the Target Companies is a party;

(v)    all Contracts relating to any acquisitions or dispositions of assets by any of the Target Companies;

(vi)    all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii)    all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of any of the Target Companies or substantially limiting the freedom of any of the Target Companies to compete in any line of business or with any Person or in any geographic area;

(viii)    all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of any of the Target Companies;

(ix)    all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Target Companies, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x)    all Contracts with or pertaining to any of the Target Companies to which the Company, the Manager or any of their Affiliates is a party;

(xi)    all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any of the Target Companies hold a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $5,000 per month;

(xii)    all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii)    any Contract relating to the voting or control of the equity interests of any of the Target Companies or the election of directors of any of the Target Companies (other than the Organizational Documents of the Target Companies);

(xiv)    any settlement agreement with payments in excess of $30,000 per the terms of such agreement;

(xv)    any Contract not cancellable by any of the Target Companies with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Target Companies in excess of $50,000 per the terms of such contract;

(xvi)    any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company, any Subsidiary or any applicable Portfolio Company is a party; and

(xvii)    any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)    Except as set forth on Schedule 4.17(b), each Contract is a valid and binding agreement, and is in full force and effect, and none of the Target Companies that is party thereto nor, to the best knowledge of the Representing Parties, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as provided on Schedule 4.17(b), none of the Target Companies has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Target Companies’ assets. Except as set forth on Schedule 4.17(b), no Contract (i) requires any of the Target Companies to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Target Companies or the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Target, Company and Manager shall, within ten (10) days of the Signing Date, provide to Purchaser true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract, provided, however, that each of the Target, the Company and the Manager represent and warrant that all agreements and arrangements necessary for disclosure in connection with the Tender Offer and the Registration Statement have been provided to Parent and Purchaser and that Target, Company and Manager shall review and comment on the Tender Offer documents and Registration Statement for accuracy and completeness of any disclosures regarding the Target Companies.

(c)    Except as set forth on Schedule 4.17(c), none of the execution, delivery or performance by the Company or the Target Companies of this Agreement or Additional Agreements to which the Company or any Target Company is a party or the consummation by the Company or the Target Companies of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any of the Target Companies or to a loss of any material benefit to which any of the Target Companies are entitled under any provision of any Material Contract.

(d)    Except as set for the on Schedule 4.17(d), each of the Target Companies is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18    Insurance.

(a)    Schedule 4.18 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Target Companies to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of any of the Target Companies or their respective employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and each of the Target Companies are in compliance in all material respects with the terms and conditions of all such policies and none of the Target Companies has received any notice of cancellation or termination in respect of any such policy or default thereunder. The Target and the Manager believe such insurance policies, in light of the nature of the Target Companies’ Business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. To the knowledge of the Representing Parties, the Person to whom such policy has been issued, has not received notice that any insurer under any policy referred to in this Section 4.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Except as set forth on Schedule 4.18, within the last two (2) years none of the Target Companies has filed for any claims exceeding $50,000 against any of its insurance policies, exclusive of automobile and health insurance policies.

(b)    None of the Target Companies has received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 4.18 will not be available in the future on substantially the same terms as now in effect.

4.19    Licenses and Permits. Schedule 4.19 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business of the Target Companies, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.19, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Third Party Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Target Companies have all Permits necessary to operate the Business.

4.20    Compliance with Laws. Except as set forth on Schedule 4.20(a), none of the Target Companies is in violation of, has violated, and to the best knowledge of the Representing Parties, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last twenty four (24) months none of the Target Companies has received any subpoenas by any Authority.

(a)    Without limiting the foregoing paragraph, none of the Target Companies are in violation of, have not violated, and to the best knowledge of the Representing Parties are under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)    Any Law applicable due to the specific nature of the Business;

(ii)    the Foreign Corrupt Practices Act;

(iii)    the Ethics in Government Act;

(iv)    the Lobbying Disclosure Act;

(v)    any comparable or similar Law of any jurisdiction; or

(vi)    any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Except as provided on Schedule 4.20(a), no permit, license or registration is required by the Target Companies in the conduct of their respective businesses under any of the Laws described in this Section 4.20.

4.21    Intellectual Property.

(a)    Each of the Target Companies owns, free and clear of all Liens (except with respect to the Intellectual Property Licenses), other than Permitted Liens, or otherwise possesses a valid right to use, all

Intellectual Property Rights necessary and sufficient to conduct its business as currently operated. Schedule 4.21(a) sets forth a true, correct and complete list of all registered patents, pending patent applications, published patent applications, trademarks, service marks, trade names, Internet domain names, Twitter handles and/or other digital identifiers and copyrights of each of the Target Companies and any applications for any of the foregoing (collectively, “Registered Intellectual Property”), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b)    Except as set forth on Schedule 4.21(b), (A) all Registered Intellectual Property is currently in the name of one of the Target Companies (as indicated on Schedule 4.21(a)) and is in full force and effect, (B) no Registered Intellectual Property that is the subject of an application or registration has been canceled, abandoned, adjudicated invalid or otherwise terminated, and (C) all renewal and maintenance fees in respect of the Registered Intellectual Property (if applicable) have been duly paid.

(c)    Schedule 4.21(c) includes a list of all (i) unregistered trademarks and service marks owned by each of the Target Companies; (ii) software owned by each of the Target Companies and material to the operation of the business of such Target Company; and (iii) material licenses, sublicenses and other agreements as to which any of the Target Companies is a party and (A) pursuant to which any of the Target Companies is authorized to use any Intellectual Property Rights of any third party (excluding Commercial Software) (“Third Party Licenses”) or (B) pursuant to which any third party is authorized to use, sell, distribute or license any Intellectual Property Rights owned by any of the Target Companies or has been engaged to develop any Intellectual Property Rights on behalf of any of the Target Companies, other than standard purchase orders for the purchase of any products or services of any of the Target Companies and other than any such authorizations or engagements entered into by any of the Target Companies in the ordinary course of business in accordance with past practice (together with the Third Party Licenses, “Intellectual Property Licenses”). None of the Target Companies uses any Intellectual Property Rights of any third parties, other than Commercial Software, except pursuant to any Third Party Licenses.

(d)    Within the past three (3) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), none of the Target Companies have been sued or been a defendant in any claim, suit, action or proceeding relating to its business that involves or involved a claim (i) of infringement or other violation of any patent, trademark, service mark, copyright or other Intellectual Property Rights of any other Person, (ii) challenging the ownership, right to use or the validity of any Intellectual Property Rights owned by or exclusively licensed to any of the Target Companies (collectively, the “Target Intellectual Property”); or (iii) opposing or attempting to cancel any of the Target Companies’ rights in the Target Intellectual Property. Except as set forth on Schedule 4.21(d), to the best knowledge of the Representing Parties, there is no pending or threatened claim made by any Person and, during the three (3) years preceding the date of this Agreement, no Person has made or threatened to make any claim, (i) that any of the Target Companies has infringed or otherwise violated, or is infringing on or otherwise violating, any patent, trademark, service mark, copyright or other Intellectual Property Right of such other Person, (ii) challenging the ownership, right to use or the validity of any Target Intellectual Property; or (iii) opposing or attempting to cancel any of the Target Companies’ rights in the Target Intellectual Property. To the act knowledge of the Representing Parties, no Person is infringing or otherwise violating any of the Target Intellectual Property. Except as set forth in Schedule 4.21(d), none of the Target Companies is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use of any Intellectual Property Rights owned by any of the Target Companies or restricting the licensing thereof by any of the Target Companies to any Person

(e)    Neither the current use by the Target Companies or their Affiliates, of the Intellectual Property Rights infringes, nor the use by the Target Companies or any of their Affiliates, of the Intellectual Property Rights after the Closing will infringe, the rights of any other Person. Any Intellectual Property Right used by the Target Companies in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by such company and no client, customer or other third-party has any claim of ownership on the Intellectual Property Right.

(f)    Except as disclosed on Schedule 4.21(f), all agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property Rights, any copyrightable, patentable or trade secret material on behalf of any of the Target Companies either: (i) is a party to a “work-for-hire” agreement under which the respective Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed a valid assignment or an agreement to assign any and all right, title or interest, which they had, have or hereafter may acquire, in and to such Intellectual Property Rights, in favor of the respective Company (or such predecessor in interest, as applicable), and no compensation or other sums (including royalties or other payments) is due and owing by the respective Company or Target Companies to any person with respect to such assignment, transfer and conveyance.

(g)    Each current and former employee and officer of the Target Companies has executed a proprietary information and inventions agreement, the form of which has been provided to the Purchaser. No current or former officer or employee has excluded works or inventions made prior to his or her relationship with any of the Target Companies. The Target Companies, after reasonable investigation, do not have any knowledge that any of their employees or officers are in violation thereof and will use their reasonable best efforts to prevent any such violations.

(h)    None of the execution, delivery or performance by the Target Companies of this Agreement or any of the Additional Agreements to which any Target Company is a party or the consummation by the Target of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Target Companies immediately prior to the Closing not to be owned, licensed or available for use by the Target Companies on identical terms and conditions immediately following the Closing.

(i)    The Target Companies have each taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Target Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Target Companies or otherwise used in the operation of the businesses of any of the Target Companies.

(j)    No government funding or university, college or other facilities of any institution of higher education or governmental entity were used in the development, in whole or in part, of any Target Intellectual Property. The Target Companies have not made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other similar entities that would obligate them to grant licenses or to otherwise impair the Target Companies’ control of its Intellectual Property.

(k)    The Target Companies have not licensed or sublicensed any of the Intellectual Property, and no licensing fees, royalties, honoraria, or other fees are payable by the Target Companies for the use or right to use any of the Target Intellectual Property, except as set forth on Schedules 4.17(a) and 4.21(c).

(l)    Except as set forth in Schedules 4.17(a) and 4.21(c), the Target Companies are not bound by, and no Target Intellectual Property is subject to, any agreement or arrangement containing any covenant or other provision that in any way limits or restricts the ability of the Target Companies to use, exploit, assert or enforce any Target Company Intellectual Property anywhere in the world.

4.22    Customers and Suppliers.

(a)    Schedule 4.22(a) sets forth a list of the Target Companies’ twenty-five (25) largest customers and the twenty-five (25) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Target’s December 31, 2012 and 2011 fiscal years and for the first six (6) months of the Target’s December 31, 2013 fiscal year, showing the approximate total sales by the Target Companies to each such customer and the approximate total purchases by the Target Companies from each such supplier, during each such period.

(b)    Except as indicated on Schedule 4.22(b), no supplier listed on Schedule 4.22(a) and no customer listed on Schedule 4.22(a), has (i) terminated its relationship with any of the Target Companies, (ii) materially reduced its business with any of the Target Companies or materially and adversely modified its relationship with the Target Companies as a whole, (iii) notified any of the Target Companies in writing of its intention to take any such action, or (iv) to the knowledge of the Representing Parties, become insolvent or subject to bankruptcy proceedings.

4.23    Accounts Receivable and Payable; Loans.

(a)    All accounts receivable and notes of the Target Companies reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Target Companies in the ordinary course of business consistent with past practice. The accounts payable of the Target Companies reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)    To the best knowledge of the Representing Parties, there is no contest, claim, or right of set off in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. Except as set forth on Schedule 4.23(b), to the best knowledge of the Representing Parties all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c)    Except as set forth on Schedule 4.23(c), none of the Target Companies is indebted to any of its Affiliates and no Affiliates are indebted to the Target Companies.

4.24    Pre-payments. Except as set forth on Schedule 4.24, none of the Target Companies has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.25    Employees.

(a)    Target has provided a true, correct and complete list of each of the employees and independent contractors of each of the Target Companies as of the most recent payroll date, setting forth the name, department, title, whether they are an employee or a contractor, employment or engagement commencement date, current salary or compensation rate, accrued but unused time off (including vacation, sick and/or personal time), eligibility for contingent payments (including bonus, incentive, severance, profit-sharing or other contingent payments), for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended December 31, 2012, which list shall be updated and delivered to Purchaser as of a payroll date within twenty (20) days preceding the Closing Date. Unless indicated in such list, no employee or independent contractor included in such list (i) is currently on leave or layoff, (ii) has given written notice of his or her intent to terminate his or her relationship with any of the Target Companies, or (iii) has received written notice of such termination from any of the Target Companies. To the actual knowledge of the Representing Parties, no salaried employee or independent contractor included in such list that earned an aggregate amount of compensation in excess of $60,000 in the 2012 calendar year intends to terminate his or her relationship with any of the Target Companies within six (6) months following the Closing Date. Schedule 4.25(a) sets forth all proceedings, governmental investigations or administrative proceedings of any kind against any of the Target Companies of which such company has been notified regarding its employees or employment practices, or operations, that are pending or as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.

(b)    Except for Key Employees and Existing Employment Agreements, the Representing Parties have not promised any employee, consultant or agent of the Company and its Subsidiaries that he or she will continue to be employed by or render services to the Target Companies or receive any particular benefits from any of the Target Companies or Purchaser, or any of their respective Affiliates on or after the Closing.

(c)    Except as set forth on Schedule 4.25(a), none of the Target Companies is a party to or subject to any employment contract, consulting agreement, independent contractor agreement, employee leasing agreement, staffing or manpower agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Target Companies, non-competition agreement restricting the activities of the Target Companies, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Target Companies. Currently and for the prior six years, the Target Companies have not, through or jointly with any other person or entity, employed any persons or been the alter-ego of any person or entity that has employed any persons.

(d)    There are no pending or, to the knowledge of the Representing Parties, threatened claims or proceedings against any of the Target Companies under any worker’s compensation policy or long-term disability policy.

(e)    The Target Companies have properly classified all of their employees as exempt or non- exempt and is now, and for the most recent five (5) year period has been, in compliance with the Fair Labor Standards Act and any applicable state or local laws with respect to hours of work or the payment of wages or compensation, including but not limited to regarding minimum wage and overtime compensation as well as providing required breaks (including but not limited to meal breaks under Tenn. Code Ann. § 50-2-103).

4.26    Employment Matters.

(a)    Schedule 4.26(a) sets forth a true and complete list of every employment agreement (each an “Existing Employment Agreement”), commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Target Companies and the Manager (to the extent that any such agreement relates to the Business), now in effect or under which any of the Target Companies has or might have any obligation, or any understanding between such Target Company and any employee concerning the terms of such employee’s employment that does not apply to the Target Companies or the Manager (to the extent such employment relates to that of the Company) employees generally (collectively, “Labor Agreements”). The Target has previously delivered to Purchaser copies of each such Labor Agreement, any employee handbook or policy statement of the Target Companies, and complete and correct information concerning the Target Companies’ employees, including with respect to the (i) name, residence address; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 4.26(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of each of the Target Companies.

(b)    Except as disclosed on Schedule 4.26(b):

(i)    All employees of the Target Companies and the Manager, to the extent that the Manager has retained employees on behalf of the Company, are employees at will, and the employment of each employee by any of the Target Companies or the Manager may be terminated immediately by such Target Company or the Manager, as applicable, without any cost or liability except severance in accordance with the Target Companies’ and the Manager’s standard severance practice as disclosed on Schedule 4.26(b). The Target Companies are not obligated to make any payments or provide anything of value under any severance agreement, separation agreement, release agreement or settlement agreement;

(ii)    To the best knowledge of the Representing Parties, no employee of the Target Companies or the Manager (solely with respect to the Target Companies) has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii)    To the best knowledge of the Representing Parties, no employee of the Target Companies or the Manager (solely with respect to the Company), in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv)    The Target Companies and the Manager are not a party to any collective bargaining agreement, do not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Target Companies.

(c)    The Target Companies and the Manager have complied in all material respects with all Labor Agreements, Existing Employment Agreements and all applicable Law relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Target Companies in the United States or his or her permanent employment any of the Target Companies. The Target Companies and the Manager have complied in all material respects with all Law pertaining to the hiring and retention of employees with a right to work in the United States (including, without limitation, all record keeping requirements under the Immigration Reform and Control Act of 1986, as amended). Except as disclosed on Schedule 4.26(c), no present or former employee, officer, director or manager of the Target Companies, Company or its Subsidiaries has, or will have at the Closing Date, individually or collectively, any material claim against the Target Companies for any matter including for wages, salary, overtime, or vacation or sick pay, under any Labor Agreement, or otherwise. There is, and for the last five (5) years has been, no (i) claim for unpaid compensation or benefits (including, without limitation, unpaid overtime) or any other claim for alleged wage and hour violations pending, or to the knowledge of the Representing Parties and Target Companies, threatened against the Target Companies, or any other person or entity with respect to any employee, former employee or applicant of the Target Companies; (ii) unlawful employment practice, discrimination or retaliation charge, complaint or proceeding pending or, to the knowledge of the Representing Parties and Target Companies, threatened against the Target Companies, or any other person or entity with respect to any employee, former employee or applicant of the Target Companies, before the Equal Employment Opportunity Commission, National Labor Relations Board, U.S. Department of Labor, or any other federal state or local agency, commission or entity, (iii) complaint, suit, claim or proceeding of any kind pending, by or relating to any current or former employee or applicant or, to the knowledge of the Representing Parties and Target Companies, threatened against the Target Companies, or any other person or entity with respect to any employee, former employee or applicant of the Target Companies, including before any court, mediator, Authority or arbitrator, including but not limited to for discrimination, harassment, retaliation, wrongful discharge, breach of contract, fraud, misrepresentation, invasion of privacy or violation of any whistleblower protection, public policy WARN, ERISA, the FLSA or state law regarding the payment of wages, including overtime, or any other claim or complaint of any nature whatsoever relating in any way to employment; (iv) consent decree, injunction or other order of any court, agency, commission or any other entity concerning employment or employment conditions, in force, requested or, to the knowledge of the Representing Parties and Target Companies, threatened against the Target Companies, any Entity, or any other person or entity with respect to any employee, former employee or applicant of the Target Companies; or (v) proceedings or investigations pending or, to the knowledge of the Representing Parties and Target Companies, threatened by the Equal Employment Opportunity Commission, National Labor Relations Board, U.S. Department of Labor, or any other federal state or local agency, commission or other entity with respect to any employee, former employee applicant or employment practices of the Target Companies, or any other person or entity with respect to any employee, former employee or applicant of the Target Companies. There have not been any involuntary terminations (including but not limited to layoffs) of any employees of the Target Companies, in the 180-day period prior to the Closing.

4.27    Withholding. Except as disclosed on Schedule 4.27, all obligations of the Target Companies, applicable to their employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Target Companies to trusts or other funds or to any Authority, with respect to unemployment compensation benefits, disability compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees, under ERISA or otherwise, through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.27, all reasonably anticipated obligations of the Target Companies with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Target Companies prior to the Closing Date.

4.28    Employee Benefits and Compensation.

(a)    Schedule 4.28 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Target Companies at any time during the seven (7) calendar year period immediately preceding the date hereof and/or with respect to which the Target Companies could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in all material respects in accordance with its terms.

(b)    Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Representing Parties, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company or any of its Subsidiaries was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c)    Neither the Target nor to the knowledge of the Representing Parties, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Target Companies have not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Target Companies (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

(d)    No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the Transaction. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Representing Parties, threatened, by or against any Plan or any of the Target Companies with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e)    No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and none of the Target Companies have been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Target or any entity required to be aggregated with the Target pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)    There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g)    Neither the Company nor any of its Subsidiaries has made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.28, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h)    Neither the Target nor any of its Subsidiaries has any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

(i)    With respect to each Plan, the Target has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

4.29	Real Property.

(a)    Except as set forth on Schedule 4.29(a), none of the Target Companies owns any Real Property nor have they owned any Real Property since inception. The Target Companies have not agreed (and are not otherwise obligated) to purchase any real property and, except as may be set forth in the Leases, they do not own an option to purchase any real property.

(b)    Schedule 4.29(b) lists all real estate in which any of the Target Companies owns, or otherwise has an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement (collectively the “Leased Real Properties”). The Leased Real Properties constitute all of the real property currently used or occupied by the Target Companies in connection with the businesses of the Target Companies as presently conducted. The Target has made available to the Purchaser a true, complete and correct copy of each lease, sublease or any other material agreement pertaining to any of the Leased Real Properties (collectively, the “Leases”). The applicable Target Company that is the lessee or sublessee under such Lease is the sole owner of the lessee’s or sublessee’s interest in such Lease, and such Target Company has not encumbered or otherwise hypothecated any of its interest therein.

(c)    Except as provided on Schedule 4.29(c), each Lease is in full force and effect and creates in favor of the Target Companies, as applicable, a good, valid, subsisting and enforceable title to its respective leasehold estates in the applicable Leased Real Property, free and clear of all Liens. None of the Target Companies has breached or violated any local zoning ordinance, and no notice from any Person has been received by or served upon the applicable company and is outstanding, or to the actual knowledge of the Representing Parties, claiming any violation of any local zoning ordinance, or, to the actual knowledge of the Representing Parties, threatened, and no claim, judicial suit or proceeding or other adversarial action is pending or, to the actual knowledge of the Representing Parties, threatened by the Target Companies, as applicable, listed as the lessee or sublessee under such Lease against the lessor under such Lease, or to the actual knowledge of the Representing Parties, by the lessor under such Lease against such entity. The Target Companies have the right to use the Leased Real Properties pursuant to the terms of the Leases and, to the knowledge of the Representing Parties, there are no Liens on such Leased Real Properties (other than Permitted Liens) that materially interfere with the Target Companies’ business as presently conducted.

(d)    Except as provided for on Schedule 4.29(d), none of the Target Companies has experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service) required by any of the Target Companies in the operation of their respective businesses.

(e)    With respect to the Leases: (i) each is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exists no default or event of default thereunder by any of the Target Companies or, to the knowledge of the Representing Parties, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by any of the Target Companies thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Target Companies hold the leasehold estate on the Leases, free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Target Companies is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used. The Target Companies are in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Leases lease all useable square footage of the premise located at the Leased Real Properties.

(f)    The Target Companies do not owe any brokerage commission with respect to any Real Property.

4.30    Accounts. Schedule 4.30 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Target Companies, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.31	Tax and Other Returns and Reports.

(a)    The Target Companies have timely filed or will timely file all Tax Returns required to have been filed through the Closing Date as they become due and all Tax Returns filed, or to be filed, by the Target Companies have been and will be true, correct, and complete in all material respects. The Target Companies have timely paid all Taxes required to have been paid (whether or not shown on any Tax Return) and have adequately provided in the applicable Financial Statements for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date of the statement. The provisions for Taxes of the Target Companies currently payable on the date of the Financial Statements are at least equal, as of the date thereof, to all unpaid Taxes of the Target Companies whether or not disputed. The Target Companies do not and will not have accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Financial Statements and ending on or before the Closing Date, other than Taxes incurred in the ordinary course of business.

(b)    There is no outstanding claim, audit or other examination or proceeding with respect to Taxes of the Target Companies. No claim has been made by any Taxing Authority in any jurisdiction where the Target Companies do not file Tax Returns that the Target or any Affiliate is or may be subject to Tax by that jurisdiction. The Target Companies have not granted, nor has any received any requests to grant, any extensions or waivers of statutes of limitations with respect to any Tax Returns of any of the Target Companies.

(c)    The Target Companies are not party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local or foreign law or offer in compromise with any Taxing Authority. Except as set forth on Schedule 4.31(c), no Target Company has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes and has no liability for Taxes of another Person (i) under Treasury Regulation Section 1.1502-6, (ii) as a successor or transferee or (iii) by Contract or otherwise.

(d)    The Target Companies will not be required to include for Tax purposes any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (A) change in method of tax accounting for a taxable period ending on or prior to the Closing Date, (B) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Income Tax law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.

(e)    The Target does not have any direct or indirect foreign Subsidiaries.

(f)    Except as set forth on Schedule 4.31(f), there are no Liens for Taxes upon the assets of the Target Companies, other than Taxes for the current period that are not yet due or payable. None of the assets of the Target Companies is property that is required to be treated as owned by another Person pursuant to the “safe harbor lease” provisions of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the foregoing assets in “tax exempt use property” within the meaning of Section 168(h) of the Code.

(g)    The Target Companies have complied in all material respects with all applicable Law relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales tax collection, maintaining adequate and current resale certifications to support any such claimed exemptions).

(h)    All charges for goods or services made, and transactions, between each Target Company and between a Target Company and any Affiliate has satisfied all transfer pricing requirements under Applicable Law and, to the knowledge of the Representing Parties, none of such charges is subject to adjustment under Applicable

Law. Each Target Company has complied, in all material respects, with all information reporting and record keeping requirements under all applicable Law, including retention and maintenance of required records with respect thereto and contemporaneous documentation requirements regarding transfer pricing policies.

(i)    No Target Companies is a party to any Contract or other arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of any Target Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(j)    No Target Companies has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(k)    The Target is not a foreign person within the meaning of Sections 897 and 1445 of the Code. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of any of the transfers contemplated by this Agreement.

4.32	Environmental Laws.

(a)    Except as set forth in Schedule 4.32, none of the Target Companies have (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Target Companies, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    The Target Companies have delivered to Purchaser all material records in their possession concerning the Hazardous Materials Activities of the Target Companies and all environmental audits and environmental assessments in the possession or control of the Target Companies of any facility currently owned, leased or used by the Target Companies which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Target Companies.

(c)    Except as provided for on Schedule 4.32(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Target Companies such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.33    Finders’ Fees. Except as set forth on Schedule 4.33, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Target Companies, the Company, the Manager or any of their Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.34    Powers of Attorney and Suretyships. Except as set forth on Schedule 4.34, none of the Target Companies has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.35    Directors and Officers. Schedule 4.35 sets forth a true, correct and complete list of all directors and officers of each of the Target Companies.

4.36    Other Information. Neither this Agreement nor any of the documents or other information made available to Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Target Companies , the Business, the Target Securities, any of the Target Companies’ assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Target, the Company and the Manager provided Purchaser all requested material information regarding the Business.

4.37    Certain Business Practices. None of the Target Companies, nor any director, officer, agent or employee of any of the Target Companies (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. None of the Target Companies, nor any director, officer, agent or employee of the Target Companies (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Target Companies) has, since inception, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any of the Target Companies or assist any of the Target Companies in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Target Companies, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Target Companies that could reasonably be expected to subject the Target Companies to suit or penalty in any private or governmental litigation or proceeding.

4.38    Money Laundering Laws. The operations of the Target Companies are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving any of the Target Companies with respect to the Money Laundering Laws is pending or, to the knowledge of the Representing Parties, threatened.

4.39    OFAC. None of the Target Companies, any director or officer of the Target Companies, or, to the knowledge of the Representing Parties, any agent, employee, affiliate or Person acting on behalf of the Target Companies is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (the “OFAC”); and the Target Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.40    Occupational Safety and Health. Except as set forth on Schedule 4.40: (a) the Target Companies have complied with all applicable Occupational Safety and Health Laws (which compliance includes, possession by the Target Companies of all licenses, Permits and other documentation required by any Governmental Authority), and no event has occurred or circumstances exist that (i) would be reasonably likely to constitute or result in a violation by any of the Target Companies of, or a failure on the part of the Target Companies to comply with, any such Occupational Safety and Health Laws, or (ii) would be reasonably likely to give rise to any obligation on the part of any of the Target Companies to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any such Occupational Safety and Health Laws; (b) no Action arising under or relating to any Occupational Safety and Health Laws or any Health, and Safety Liabilities, is pending, or to the knowledge of the Representing Parties is threatened, against any of the Target Companies; and (c) within the past five (5) years, none of the Target Companies or the Company has received any notification, citation, complaint, violation, notice or Order of any kind from any Governmental Authority or any other Person relating or pertaining to the actual, alleged or potential failure of any of the Target Companies to comply with any Occupational Safety and Health Laws or alleging that any of the Target Companies has any Health, and Safety Liabilities or regarding the making, storing, handling, treating, disposing, generating, transporting or release of any hazardous substances.

4.41    HIPAA Compliance. The Target Companies take care not to transmit data that identifies or could be used to identify an individual (“Personal Data”), however, to the extent that Personal Data could be identified from the material analyzed as part of the Business, the Target Companies hold in confidence all Personal Data except as required or permitted under Law. The Target Companies comply with all applicable Laws with respect to the collection, use, storage, and disclosure of any Personal Data, including without limitation, the U.S. Health Insurance Portability and Accountability Act (“HIPAA”) and the regulations promulgated thereunder. The Target Companies ensure that all appropriate technical and organization measures are taken to protect Personal Data against loss, misuse, and any unauthorized, accidental, or unlawful access, disclosure, alteration, or destruction, including without limitation, implementation and enforcement of administrative, technical, and physical security policies and procedures. During the last five (5) years, the Target Companies have not had any instances of a violation of HIPAA.

4.42    Suspension of Products. No product of the Target Companies has been the subject of, or subject to (as applicable), any recall, suspension, market withdrawal or seizure, any warning letter or other written communication asserting lack of compliance with any applicable Law. No clinical trial of any product of the Target Companies has been suspended, put on hold or terminated prior to completion as a result of any action by any Governmental Authority or voluntarily. The studies, tests and preclinical and clinical trials conducted relating to the product of the Target Companies are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards at the time when conducted. The Target Companies have not received any notices or correspondence from any Governmental Authority requiring the termination, suspension, or material modification or clinical hold of any such studies, tests or preclinical or clinical trials conducted by or on behalf of the Target Companies. To the knowledge of the Representing Parties, there has been no indication that the FDA, EMEA or any other Governmental Authority currently has any material concerns with any product of the Target Companies, nor has any Target Company been advised of any material deficiencies or non-compliance which could reasonably be expected to lead to sanctions or materially adversely affect the certifications of the Target Companies’ facilities, nor has any product of the Target Companies, to the knowledge of each Representing Party, suffered any material adverse event in any clinical trial. To the knowledge of each Representing Party, no event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a basis for any of the foregoing events described in this Section 4.42. The Target Companies have previously made available to the Purchaser (i) all material correspondence with Governmental Authority and pending applications (including the EMEA and the FDA); and (ii) any and all adverse event reports with respect to the products of the Target Companies, in the case of each of clauses (i) and (ii), in the possession or control of the Target Companies. The descriptions of the results of such studies, tests and trials provided to the Purchaser are accurate in all material respects.

ARTICLE V

INTENTIONALLY OMITTED

ARTICLE VI

INTENTIONALLY OMITTED

ARTICLE VII

UPDATE TO SCHEDULES AS OF SIGNING DATE; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1    Status of Schedules as of Signing Date.

(a)    Between the date of this Agreement and the Closing Date, the Target Companies will promptly correct and supplement the information set forth on the Schedules delivered by the Company, the Target Companies and the Manager pursuant to this Agreement, to the extent the Representing Parties become aware of any such corrections or supplements, in order to cause such Schedules to remain correct and complete in all material respects. The Representing Parties’ delivery to Purchaser of any corrections or supplements will not, without the prior written consent of Purchaser, constitute an amendment to the Schedules to which such corrections and supplements relate. Nothing set forth in this Section 7.1 shall modify, or be deemed or construed to modify, in any respect whatsoever any of the representations or warranties of Representing Parties set forth in

Article 4 by adding an explicit or implicit “knowledge” or similar qualifier to any of such representations or warranties where such “knowledge” or similar qualifier does not already exist.

(b)    Any representations or warranties with respect to those matters or items in any schedule described in this Section 7.1 shall be made (unless waived or amended) only as of the date on which such Schedule is deemed final pursuant to Section 7.1(a).

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company that, except as disclosed in the Parent SEC Documents:

8.1    Corporate Existence and Power. Parent is a business company with limited liability duly incorporated on August 9, 2011, validly existing and in compliance with BVI Law.

8.2    Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the Additional Agreements and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Parent, enforceable against it in accordance with its terms.

8.3    Governmental Authorization. Other than as required under BVI Law, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

8.4    Non-Contravention. The execution, delivery and performance by Parent of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent.

8.5    Finders’ Fees. Except for C&Co/PrinceRidge LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any fee or commission from the Company, the Target, the Manager or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

8.6    Capitalization. The authorized share capital of Parent consists of an unlimited number of Parent Ordinary Shares and Parent Preferred Shares. 5,333,333 Parent Ordinary Shares are issued and outstanding as of the date hereof, which includes 1,333,333 shares of Parent Promote, and no preferred shares are issued and outstanding. 7,266,667 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Warrants and Parent Sponsor/Underwriter Warrants. 680,000 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent UPOs. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Laws of the British Virgin Islands, the Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s organizational documents and the Parent SEC Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

8.7    Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the Transaction will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC filings).

8.8    Trust Account. As of the Signing Date, Purchaser has at least $40,600,000 (the “Trust Amount”) in the trust fund established by Parent for the benefit of its public stockholders in a trust account at J.P. Morgan Chase Bank N.A., London Branch (the “Trust Account”) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the investment management trust agreement, dated as of March 20, 2012, between Parent and the Trustee (the “Trust Agreement”). The Trust Amount may, however, be reduced in accordance with the terms of the Trust Agreement.

8.9    Listing. The Parent Ordinary Shares are quoted on the Nasdaq SmallCap Market.

8.10    Board Approval. The Parent’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent, and (iii) determined that the transactions contemplated hereby constitutes a “Business Transaction” as such term is defined in the Parent’s Amended and Restated Memorandum and Articles of Association.

8.11    Parent SEC Documents and Purchaser Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 20-F for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Quarterly Reports on Form 6-K filed since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 6-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the (“Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

8.12    Ownership of Payment Securities. Upon issuance and delivery of the Payment Securities to the Target Stockholders pursuant to this Agreement as a result of the Transaction Merger, the Payment Securities will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens, other than (i) restrictions arising from applicable securities laws and (ii) any Lien created by or through the Target or the Target Stockholders. The issuance and sale of the Payment Securities pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

8.13    Purchaser. Purchaser was formed in the state of Delaware on June 25, 2013. Purchaser has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement and all of the transactions contemplated hereby.

8.14    Authorized Capital of Purchaser. The authorized capital stock of Purchaser consists of 95,000,000 shares of Purchaser Common Stock and 5,000,000 of Purchaser Preferred Stock.

8.15    Certain Business Practices. Neither the Parent, nor any director, officer, agent or employee of any Target Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Parent, nor any director, officer, agent or employee of the Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Parent) has, since the formation of the Parent, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent or assist the Parent in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Parent, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Parent that could reasonably be expected to subject the Parent to suit or penalty in any private or governmental litigation or proceeding.

8.16    Money Laundering Laws. The operations of the Parent are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

8.17    OFAC. None of the Parent, any director or officer of the Parent, or, to the knowledge of the Parent, the Parent or any agent, employee, affiliate or Person acting on behalf of the Parent is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (the “OFAC”); and the Parent has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

ARTICLE IX

COVENANTS OF THE TARGET, THE COMPANY
AND THE MANAGER PENDING CLOSING

The Target, the Company and the Manager severally and not jointly covenant and agree that:

9.1    Conduct of the Business. (a) From the date hereof through the Closing Date, the Target Companies shall, and the Manager and the Company shall cause the Target Companies to, conduct the Business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Purchaser, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. The Target, the Manager and the Target Stockholders shall use their best efforts to cause the Target Companies to conduct the Business in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Purchaser’s prior written consent (which consent shall not be unreasonably withheld), the Target, the Company, and the Manager shall cause the Target Companies to not:

(i)    amend, modify or supplement any organizational or governing documents;

(ii)    amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including Contracts described in Section 9.1(a)(iii)) below), or any other right or asset of any Target Company;

(iii)    modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $100,000 (individually or in the aggregate);

(iv)    make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(v)    sell, lease, license or otherwise dispose of any of the Target Companies’ assets or assets covered by any Contract except pursuant to sales of Inventory in the ordinary course consistent with past practice;

(vi)    pay, declare or promise to pay any dividends or other distributions with respect to the Target Securities or any of its capital stock, membership interests or other securities, or pay, declare or promise to pay any other payments to any Target Company or any Target Stockholders (other than, in the case of any Target Stockholder as an employee of a Target Company, payments of salary accrued in said period at the current salary rate set forth on Schedule 4.25(a)) or any Affiliate of the Target Companies;

(vii)    except as set forth on Schedule 9.1(a)(vii), authorize any salary increase of more than 3% for any employee making an annual salary in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company or any of its Subsidiaries;

(viii)    obtain or incur any loan or other Indebtedness, including drawings under the Target Companies’ existing lines of credit;

(ix)    suffer or incur any Lien, except for Permitted Liens, on any of the Target Companies’ assets;

(x)    suffer any damage, destruction or loss of property related to any of the Target Companies’ assets, whether or not covered by insurance;

(xi)    delay, accelerate or cancel any receivables or Indebtedness owed to any Target Company or writeoff or make further reserves against the same;

(xii)    merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii)    suffer any insurance policy protecting any of the Target Companies’ assets to lapse;

(xiv)    amend any of its Plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xv)    make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvi)    change the place of business or jurisdiction of organization of the Company or any of its Subsidiaries;

(xvii)    extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $1,000.00 individually or $10,000.00 in the aggregate;

(xviii) except as set forth in Schedule 9.1(a)(xviii), issue, redeem or repurchase any Target Securities or any capital stock or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(xix)    effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xx)    make or change any material Tax election or change any annual Tax accounting periods; or

(xxi)    agree to do any of the foregoing.

(b)    The Target Companies shall not, and the Company and the Manager shall cause the Target Companies to not, (i) take or agree to take any action that might make any representation or warranty of the Target Companies hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

9.2    Access to Information. From the date hereof until and including the Closing Date, the Target, the Company and the Manager shall, each to the best of its ability, cause the Target Companies to, (a) continue to give Purchaser, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to Purchaser, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Company, the Manager and the Target Companies to cooperate with Purchaser in its investigation of the Target Companies and the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Target Companies, the Company or the Manager and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Target Companies.

(b)    If requested by the Purchaser, the Target Companies, the Company and the Manager shall arrange for representatives of Purchaser to meet with or speak to the representatives of the ten largest clients of the Target Companies.

9.3    Notices of Certain Events. The Target Companies, the Company and the Manager shall promptly notify Purchaser of:

(a)    any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Target Companies, the Company or any of its Subsidiaries (or Purchaser, post-Closing) to any such Person or create any Lien on any Target Securities or any of the Target Companies’ assets;

(b)    any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)    any Actions commenced or threatened against, relating to or involving or otherwise affecting any of the Target Companies, the Company or any of its Subsidiaries, the Target Securities, any of the Target Companies’ assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)    the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; or

(e)    the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Target Companies, the Company and/or the Manager to be false or misleading in any respect or to omit or fail to state a material fact.

9.4    Exclusivity. Except as set forth on Schedule 9.4, neither the Target Companies, the Company, the Manager nor anyone acting on their behalf is currently involved, directly or indirectly, in any activity which is intended to, nor for so long as this Agreement is in effect, shall the Target Companies, the Company, the Manager or anyone acting on their behalf, directly or indirectly, (i) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than Purchaser or its Affiliates (collectively “Excluded Persons”), or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Business, any of the Target Companies’ assets (other than in the ordinary course of business), the Target Securities or any capital stock or other securities of the Target Companies, whether such transaction takes the form of a sale of equity, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise or any joint venture or partnership, (ii) otherwise solicit, initiate or encourage the submission of (or attempt to submit) any inquiry or proposal contemplating the sale of all or any part of the Business, the sale of the Target Companies’ assets (other than in the ordinary course of business), the Target Securities or any capital stock or other securities of the Target Companies, whether such transaction takes the form of a sale of equity, assets, merger, consolidation or otherwise, or issuance of debt securities or making of a loan or any joint venture or partnership or (iii) consummate any such transaction or accept any offer or agree to engage in any such transaction. The Target Companies, the Company or the Manager shall promptly (within 24 hours) communicate to Purchaser the terms of any proposal, contract or sale which it may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to Purchaser. The notice of the Target Companies, the Company and the Manager under this Section 9.4 shall include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as Purchaser may reasonably request.

9.5    Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Target shall deliver to Purchaser an unaudited consolidated summary of its earnings and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Target to the effect that all such financial statements fairly present the financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the Interim Balance Sheet Date through the end of the previous month there has been no Material Adverse Effect. The Target shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target’s certified public accountants may issue.

9.6    SEC Filings.

(a)    The Target and the Company acknowledge that:

(i)    the Parent will be required to file tender offer documents and Quarterly and Annual reports that will be required to contain information about the transactions contemplated by this Agreement;

(ii)    the Purchaser will be required to file a registration statement on Form S-4 that will be required to contain information about the transactions contemplated by this Agreement; and

(iii)    the Parent will be required to file Current Reports on Form 6-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)    In connection with any filing the Parent makes with the SEC that requires information regarding the Target Companies, the Business or any transactions contemplated by this Agreement to be included, the Target, the Company, the Subsidiaries and the Manager will, and will use their best efforts to cause their Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Parent and the Purchaser, (ii) respond to questions about the Target Companies and the Target Stockholders required in any filing or requested by the SEC, and (iii) provide any information requested by Parent, Purchaser or their representatives in connection with any filing with the SEC.

(c)    Prior to the Closing Date, Parent will provide the holders of the outstanding Parent Ordinary Shares (the “Offering Shares”) with the opportunity to redeem such Offering Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Parent’s Trust Account, including interest but net of taxes payable, divided by the number of outstanding Offering Shares, subject to certain limitations described in the Prospectus (the “Tender Offer”). There will be no redemption rights upon the consummation of the transaction contemplated by this Agreement with respect to Parent Warrants (except as set forth in Section 9.6(a)(i)), the Parent Sponsor/Underwriter Warrants or the Parent UPOs. The Tender Offer will be conducted in accordance with applicable tender offer rules promulgated by the SEC.

9.7    Financial Information. The Target, the Company and the Manager will provide additional financial information requested by the Parent for inclusion in any filings to be made by the Parent or the Purchaser with the SEC. If requested by the Parent, such information must be reviewed or audited by the Company’s auditors.

9.8    Trust Account. The Target, the Manager and the Company each acknowledge that the Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) the Deferred Corporate Finance Fee to the underwriter in the IPO, (ii) the expenses to the third parties to which they are owed and (iii) the remaining monies in the Trust Account to Purchaser.

9.9    Employees of the Target, the Company and the Manager. Schedule 9.9 lists those employees designated by the Company as key personnel of the Target Companies (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Manager or any of the Target Companies execute and deliver to the Company non-solicitation, non-service and confidentiality agreements in form and substance satisfactory to Purchaser (the “Confidentiality and Non-Solicitation Agreements”). The Target, the Company and the Manager shall use their best efforts to cause one of the Target Companies to enter into Labor Agreements with each of the Key Employees prior to the Closing Date, and to satisfy all accrued obligations of the Target Companies applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Target to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

9.10    Application for Permits. The Target Companies shall apply for all Permits listed on Schedule 4.19 as not being valid and in full force and effect (the “Outstanding Permits”), and shall use their best efforts to obtain each Outstanding Permit and ensure that the same are valid and in full force and effect as promptly as practicable hereafter, but in any event no later than the Closing Date and that all Permits will be available to the Transaction Merger Surviving Corporation.

9.11    Affiliate Loans and Guarantees. The Target and Company shall terminate all loans and guarantees by the Target for the benefit of the Company, the Company’s and the Subsidiaries’ officers and directors, and any of their respective Affiliates, prior to the Closing Date.

ARTICLE X

COVENANTS OF THE TARGET COMPANIES, THE COMPANY
AND THE MANAGER

The Target Companies, the Company and the Manager, severally and not jointly, covenant and agree that:

10.1    Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Target Companies shall, and the Company and the Manager shall cause the Target Companies to, duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

10.2    Injunctive Relief. If the Target Companies, the Company or the Manager breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 9.1, 9.4 or 16.4 (the “Restrictive Covenants”), Purchaser shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to Purchaser by agreement (including those set forth in Section 13.1 hereof), under law or in equity:

(a)    The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Purchaser and that monetary damages will not provide adequate remedy to Purchaser; and

(b)    The right and remedy to require the Target Companies, the Company and the Manager, severally and not jointly, to indemnify Purchaser against any losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.

10.3     Best Efforts to Obtain Consents. The Target Companies, the Company and the Manager shall use their best efforts to obtain each Third Party Consent as promptly as practicable hereafter.

ARTICLE XI

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

11.1    Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Target Companies, the Company and the Manager as reasonably requested by Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement in order to effect the Transaction Merger and vest in Purchaser good, valid and marketable title to all of the Target Securities, free and clear of all Liens.

11.2    Tax Matters.

(a)    The Manager shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Target Companies required to be filed by the Target Companies after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Purchaser. The cost of preparing such Tax Returns shall be borne by the Target. The Manager shall give a copy of each such Tax Return to the Purchaser with sufficient time prior to filing for its review and comment. The Manager (prior to the Closing) and the Purchaser (following the Closing) shall cause the Target Companies or any successor thereto to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(b)    Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Target Companies for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any tax election or change any accounting practice or procedure without the prior consent of the Manager, which consent shall not unreasonably be withheld, delayed or conditioned. Not later than ten (10) days before the due date for payment of Taxes with respect to any such Tax Returns filed under Section 11.2(a) or Section 11.2(b), the Company and the Manager, severally and not jointly, shall pay to the Target Companies or any successor thereto an amount equal to that portion, if any, of the Taxes shown on such Tax Returns for which the Company and the Manager have an obligation to indemnify the Purchaser pursuant to the provisions of Section 13.1(e).

(c)    Following the Closing, the Manager may amend any Tax Return of the Target Companies for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. Purchaser shall cause the Target Companies to cooperate with the Manager in connection with the preparation and filing of such amended Tax Returns and any Tax proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company.

(d)    Following the Closing, the Purchaser may amend any Tax Return of any of the Target Companies for any taxable period ending on or before the Closing to correct any errors, with the consent of the Manager, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company.

(e)    Purchaser shall retain (or cause the Target Companies to retain) all Books and Records with respect to Tax matters of the Target Companies for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company or any of its Subsidiaries with any Taxing Authority.

(f)    To the extent permitted by applicable Law, the parties shall elect (and shall cause the Target Companies to elect) to treat the taxable period that includes but does not end on the Closing Date with respect to any Tax of the Target Companies as ending at the close of the Closing Date, and shall take such steps as may be necessary therefor. For purposes of this Agreement, any Tax for a taxable period that includes but that does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the taxable period based on an interim closing of the books as of the end of the Closing Date; provided, however, that any real or personal property Tax, fixed dollar franchise Tax and any annual exemption amount shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the taxable period.

(g)    All sales, use, transfer and other similar Taxes imposed by a Taxing Authority with respect to the Transaction or any other transaction contemplated by this Agreement shall be duly and timely paid by the Target. The Target shall duly and timely file (or cause to be filed) all Tax Returns in connection with such Taxes. The Target shall give a copy of each such Tax Return to the Purchaser for its review with sufficient time for comments prior to filing and shall give the Purchaser a copy of such Tax Return promptly after filing, together with proof of payment of the Tax shown thereon to be due. The cost of preparing and filing such tax returns shall be borne by the Target.

11.3    Settlement of Purchaser Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

11.4    Compliance with SPAC Agreements. Except as specifically provided herein, the Company and Purchaser shall comply with each of the agreements entered into in connection with the IPO, including without limitation that certain registration rights agreement, dated as of March 20, 2012, by and among the Purchaser and the investors named therein.

11.5    Registration Statement. As soon as practicable after the date hereof, Purchaser shall prepare and file with the SEC a registration statement on Form S-4 to register the issuance of the Purchaser Securities to be issued in the Redomestication Merger and Transaction Merger (the “Registration Statement”). Purchaser shall cooperate and provide the Target (and its counsel) and the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Target shall provide Purchaser with such information concerning it that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto. Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transaction Merger and the transactions contemplated hereby.

11.6    Confidentiality. The Target Companies, the Company, and the Manager, on the one hand, and Parent and Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Tender Offer documents and the Registration Statement.

11.7    Intentionally Omitted.

11.8    Post-Closing Registration Statement. After the Closing, to the extent not registered prior to the Closing, the Purchaser shall file a registration statement with the SEC relating to the unregistered shares of Purchaser Common Stock issued in connection with the Transactions and shares of the Purchaser Common Stock underlying the other securities issued in connection with the Transactions, as shall be specified in more detail in the Registration Rights Agreement.

ARTICLE XII

CONDITIONS TO CLOSING

12.1    Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)    No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b)    There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)    The Redomestication Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d)    The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e)    Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

12.2    Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a)    The Target Companies, the Company and the Manager shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)    All of the representations and warranties of the Target Companies, the Company and the Manager contained in this Agreement, the Additional Agreements and in any certificate delivered by the Company or the Manager pursuant hereto, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Material Adverse Effect, shall: (i) be true, correct and complete (A) at and as of the date of this Agreement, or, (B) if otherwise specified, when made or when deemed to have been made, and (ii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)    There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d)    Purchaser shall have received a certificate signed by the Target Companies, the Manager and the Company to the effect set forth in clauses (a) through (c) of this Section 12.2.

(e)    No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Purchaser of any of the Target Securities or the effective operation of the Business by the Target Companies after the Closing Date.

(f)    Purchaser shall have received all documents it may reasonably request relating to the existence of each of the Target Companies and the authority of the Target Companies, the Company and the Manager to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Purchaser and its legal counsel, including (i) a copy of the Certificate of Incorporation, or other organizational document, of the Target and each of its Subsidiaries, certified as of a recent date by the Secretary of State of their respective jurisdictions of organization, (ii) copies of the Target Companies’ bylaws, as effective on the date hereof; (iii) copies of the bylaws, operating agreement or other governing document of each of the Target’s Subsidiaries, (iv) copies of resolutions duly adopted by the board of directors of the Target authorizing this Agreement and the approval of the Target Stockholders of the Transaction, the Additional Agreements and the transaction contemplated hereby and thereby, (v) a certificate of the board of directors of Target and the Manager of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such officers and/or Manager, and (vi) recent good standing certificates regarding the Company and each of the Target Companies from the office of the Secretary of State of each of their respective states of formation and each other jurisdiction in which any of the Target Companies is qualified to do business.

(g)    Purchaser shall have received originals or copies of the organizational record books, minute books, stock ledgers, and stock transfer books of each of the Target Companies.

(h)    Purchaser shall be fully satisfied, in its sole discretion exercised in good faith, with the results of its and its representatives’ review of the Business, the Target Stock and the Target Companies (including any review of the capitalization, assets, processes, systems, financial condition, and prospects of the Business and the Target Companies), provided that no such review shall alter any representation or warranty of any Representing Party given hereunder or in any instrument related to the transactions contemplated hereby.

(i)    Purchaser shall have received copies of all Third Party Consents (including the consents of the landlords under the Leases), in form and substance reasonably satisfactory to Purchaser, and no such Third Party Consent shall have been revoked.

(j)    The Target Companies and the Manager shall have delivered to Purchaser documents satisfactory to Purchaser to evidence the release of all Liens on any Target Securities and, other than Permitted Liens, any portion of the Target Companies’ assets and the filing of appropriate UCC-3 Amendment (Termination) Statements or other termination documents.

(k)    Purchaser shall have received from the Company and the Manager a general release of all claims against the Target Companies and their officers, directors, employees and Affiliates (other than Purchaser solely in connection with this Agreement and the Additional Agreements) in form satisfactory to Purchaser.

(l)    The Key Personnel shall have executed the Confidentiality and Non-Solicitation Agreements and the same shall be in full force and effect, and the Target and the Company(to the extent it has employed anyone on behalf of any Target Company) shall have entered into Labor Agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of the Target Companies applicable to its employees.

(m)    Purchaser shall have received a certificate from the Target that meets the requirements of Treasury Regulation Section 1.897-2(h)(1) (“Certificate”), dated within thirty (30) calendar days prior to the Closing Date and in form and substance reasonably satisfactory to Purchaser along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of the Target upon Closing.

(n)    Parent and Purchaser shall have received final Schedules.

(o)    Purchaser shall have received copies of all Outstanding Permits, each of which shall be valid and in full force and effect, and no Outstanding Permit shall have been revoked.

(p)    The Available Cash to the Purchaser following the Transaction Merger shall be an amount no less than the Available Cash Minimum.

(q)    Purchaser shall have completed, and be satisfied in all respects with, the results of its ongoing due diligence investigation of the business, assets, operations, financial condition, contingent liabilities, prospects and material agreements of the Target Companies and relating to the Target Companies’ assets. Purchaser’s satisfaction of the foregoing shall be determined in its sole discretion.

(r)    All of the principal, accrued interest and fees of the Calamos Convertible Instrument shall be paid in full by the Target.

(s)    The Financial Advisory Agreement between Black Diamond Financial Group LLC and Target, dated January 1, 2010, shall have been cancelled.

12.3    Conditions to Obligations of the Target, the Company and the Manager. The obligation of the Target, the Company and the Manager to consummate the Closing is subject to the satisfaction, or the waiver at the Target’s discretion, of all of the following further conditions:

(a)    (i) Each of the Parent and Purchaser shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, and in any certificate or other writing delivered by Parent or the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) the Company shall have received a certificate signed by an authorized officer of Parent and the Purchaser to the foregoing effect.

(b)    Purchaser shall have executed and delivered each Additional Agreement to which it is a party.

(c)    Company shall have received, effective the Signing Date, an officer certificate from the chief executive officer and chief financial officer of the Target in form and substance satisfactory to Company’s counsel.

ARTICLE XIII

INDEMNIFICATION

13.1 Indemnification of Purchaser. The Company, the Target and the Manager hereby jointly and severally agree to indemnify and hold harmless to the fullest extent permitted by applicable law Purchaser, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Target Companies, the Company or the Manager contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any Actions by any third parties with respect to the Target Companies (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date, (c) the violation of any Laws in connection with or with respect to the operation of the Target Companies on or prior to the Closing Date, (d) any claims by any employee of the Target Companies with respect to any period or event occurring on or prior to the Closing Date, or relating to the termination of such employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (e) any Taxes attributable to a Pre-Closing Period, or (f) any sales, use, transfer or similar Tax imposed on Purchaser or its Affiliates as a result of any transaction contemplated by this Agreement. Notwithstanding the foregoing and until the third (3rd) anniversary of the Signing Date, the Company hereby agrees to solely indemnify and hold harmless, to the fullest extent permitted by applicable law, the Purchaser Indemnities against Losses for any breach, inaccuracy or nonfulfillment of any of the representations or warranties in Section 4.5. The aggregate indemnification obligations of the Company, the Target and the Manager provided herein shall not exceed the amount of cash held by Purchaser immediately following the Redomestication Effective Time (the “Indemnity Cap”).

13.2    Indemnification of the Company and the Target. Until the third (3rd) anniversary of the Signing Date, Parent and Purchaser hereby jointly and severally agree to indemnify and hold harmless to the fullest extent permitted by applicable Law the Target, the Company and the Manager, each of their Affiliates, and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Target Indemnitees”) against and in respect of any Losses incurred or sustained by any Target Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Parent or Purchaser contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto. Notwithstanding the foregoing, the aggregate indemnification obligation of Parent and Purchaser shall not exceed the Indemnity Cap.

13.3    Procedure. The following shall apply with respect to all claims by either a Purchaser Indemnitee or a Target Indemnitee (together, “Indemnified Party”) for indemnification:

(a)    An Indemnified Party shall give the Company or Purchaser, as applicable, prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 13.1 or 13.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 13.1 or 13.2, except to the extent such failure materially and adversely affects the ability of the Company or the Purchaser, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)    In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 13.1 or 13.2 are applicable to such Action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 13.1 or 13.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)    If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 13.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)    If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 13.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the

Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)    If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to this Section 13.3 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

13.4    Periodic Payments. Any indemnification required by Section 13.1 or 13.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

13.5    Right of Set Off. In the event that Purchaser is entitled to any indemnification pursuant to this Article XIII, Purchaser shall be entitled to set off any amounts owed to applicable Indemnified Parties pursuant to Section 13.2 and/or otherwise pursuant to this Agreement against the amount of such indemnification. Any such set-off will be treated as an adjustment to the consideration given in exchange for the Target Securities.

13.6    Payment of Indemnification. In the event that Purchaser is entitled to any indemnification pursuant to this Article XIII and Purchaser is unable to set off such indemnification pursuant to Section 13.5, Company, the Target and Manager shall jointly and severally pay the amount of the indemnification (subject to the limitation set forth in Section 13.1). Company shall, at the option of Purchaser, pay any indemnification payment due under Section 13.1 in cash, the transfer and assignment of a number of Payment Securities then owned by them, or a combination thereof; provided that (x) any Payment Securities transferred pursuant to this sentence shall be deemed to have the same value per share of the Payment Securities as at their time of issuance, and (y) each Target Stockholder, upon transferring such Payment Securities, shall represent and warrant in writing to the Purchaser Indemnitee(s) that all such Payment Securities are free and clear of all Liens. Any payments by any Target Company, the Company or the Manager to a Purchaser Indemnitee will be treated as an adjustment to the Payment Securities.

13.7    Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

13.8    Survival of Indemnification Rights. Except for the representations and warranties in Section 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3. (Governmental Authorization), 4.5 (Capitalization), 4.6 (Organizational Documents), 4.7 (Corporate Records), 4.10 (Subsidiaries), 4.15 (Properties; Title to the Company and its Subsidiaries’ Assets), 4.20 (Compliance with Laws), 4.26 (Employment Matters), 4.28 (Benefit

Plans), 4.31 (Tax Matters), 4.33 (Finder’s Fees), Section 8.1 (Corporate Existence and Power), Section 8.2 (Corporate Authorization), Section 8.3 (Governmental Authorization) and Section 8.5 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of the Company, the Target and the Purchaser shall survive until the one (1) year anniversary of the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 13.1 or 13.2 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of this Section 13.8 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) the one (1) year anniversary of the Closing, in the case of all other representations and warranties of the Company, the Target Companies, the Manager and the Purchaser hereunder. The obligations of the Target (but not of the Company and the Manager) in Articles VI and VII shall terminate upon the Closing.

ARTICLE XIV

DISPUTE RESOLUTION

14.1    Arbitration.

(a)    The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)    If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)    The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)    The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)    On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 14.1(c).

(f)    The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)    The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 13.3, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h)    Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts

(Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)    The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)    This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

14.2    Waiver of Jury Trial; Exemplary Damages.

(a)    THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)    Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XV

TERMINATION

15.1    Termination at Outside Closing Date; Expenses. In the event that the Closing of the transactions contemplated hereunder has not occurred by November 26, 2013 (the “Outside Closing Date”) and no material breach of this Agreement by Purchaser, on one hand, or the Target, the Company or the Manager, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Purchaser, the Company or Target shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser, the Company or Target, as the case may be, giving written notice to the other at any time after the Outside Closing Date, provided that the Outside Closing Date may be extended by mutual written consent of the parties. In the event this Agreement is terminated pursuant to this Section 15.1, each party shall bear its own expenses incurred in connection with this Agreement.

15.2    Termination by Purchaser. Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if (i) the Company or any Target Company shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach, or (ii) the further diligence performed on the Target Companies and the additional or updated disclosure schedules provided following the Signing Date disclose material information that was not available prior to the Signing Date that would have had an adverse effect on the Parent’s and the Purchaser’s analyses of the Transactions, or (iii) the

Company, the Manager or the Target Companies fail to provide material information required for accurate disclosure in the Tender Offer documents or the Registration Statement.

15.3    Termination by Target or the Company. The Target or the Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company or the Target may have, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

15.4    Survival. The provisions of Section 13.3, as well as this Article XV, shall survive any termination hereof pursuant to Article XV.

ARTICLE XVI

MISCELLANEOUS

16.1    Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Purchaser or the Company (following the Closing), to:

BGS Acquisition Corp.
20 West 55th Street, 2nd Floor
New York, NY 10009
Attention: Cesar Baez
Telecopy: No Telecopy Available

with a copy to (which shall not constitute notice):

Duane Morris LLP
30 S. 17th Street
Philadelphia, PA 19103
Attention: Darrick Mix
Telecopy: 215-409-2906

if to the Company or Manager (prior to the Closing):

Black Diamond Financial Group, LLC
1610 Wynkoop Street, STE 400
Denver, CO 80202
Attention: Patrick Imeson
Telecopy: 303-957-5536

with a copy to (which shall not constitute notice):

Messner Reeves LLP
1430 Wynkoop Street, Suite 300
Denver, CO 80202
Attention: Steven N. Levine
Telecopy: 303-623-0552

if to the Target (prior to the Closing):

Transnetyx, Inc.
8110 Cordova Rd.
Suite 119
Cordova, TN 38016
Attention: Eric Altman
Telecopy: 901-507-0480

with a copy to (which shall not constitute notice):

Butler, Snow, O’Mara, Stevens & Cannada, PLLC
6075 Poplar Avenue
Suite 500
Memphis, TN 38119
Attention: Al Bright, Jr.
Telecopy: 901-680-7201

16.2    Amendments; No Waivers; Remedies.

(a)    This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)    Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)    Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)    Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

16.3    Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

16.4    Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

16.5    Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. In the event of the Closing, the Transaction Expenses of the parties shall be paid out of the Available Cash Minimum.

16.6    No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

16.7    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

16.8    Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

16.9    Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

16.10    Set Off. Purchaser shall have the right to set off against any amounts payable by Purchaser under this Agreement any amounts owed to Purchaser or any other Purchaser Indemnitee.

16.11    Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

16.12    Construction of Certain Terms and References; Captions. In this Agreement:

(a)    References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)    The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)    Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)    Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)    If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)    Captions are not a part of this Agreement, but are included for convenience, only.

(g)    For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Representing Parties” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Company, the Manager and the Key Personnel.

16.13    Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

16.14    Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

16.15    Waiver. Reference is made to the final prospectus of the Parent, dated March 20, 2012 (the “Prospectus”). The Target, the Company and the Manager have read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public stockholders of the Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement with the Target, the Company and the Manager each hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not, and each will cause its Affiliates not to, seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

[The remainder of this page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PARENT:

BGS ACQUISITION CORP. a British Virgin Islands company

By:	/s/ Cesar Baez Name: Cesar Baez Title: CEO

PURCHASER:

BGS ACQUISITION SUBSIDIARY, INC. a Delaware corporation

By:	/s/ Cesar Baez Name: Cesar Baez Title: CEO

MERGER SUB:

BGS MERGER SUBSIDIARY, INC. a Delaware corporation

By:	/s/ Cesar Baez Name: Cesar Baez Title: CEO

TARGET:

TRANSNETYX HOLDING CORP. a Delaware corporation

By:	/s/ Robert J. Bean Name: Robert J. Bean Title: President

COMPANY:

BLACK DIAMOND HOLDINGS LLC a Colorado limited liability company,

By:	/s/ Patrick Imeson Name: Patrick Imeson Title: Manager

MANAGER:

BLACK DIAMOND FINANCIAL GROUP, LLC a Delaware limited liability company

By:	/s/ Patrick Imeson Name: Patrick Imeson Title: Manager

ANNEX II

FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION
SUBJECT TO SHAREHOLDER APPROVAL

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

BGS ACQUISITION CORP.

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ON 20 MARCH 2012

AMENDED AND RESTATED ON [    ] SEPTEMBER 2013

1	NAME

The name of the Company is BGS Acquisition Corp.

2	STATUS

The Company shall be a company limited by shares.

3	REGISTERED OFFICE AND REGISTERED AGENT

3.1	The first registered office of the Company is at Nemours Chambers, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

3.2	The first registered agent of the Company is Ogier Fiduciary Services (BVI) Limited of Nemours Chambers, Road Town, Tortola, British Virgin Islands.

3.3	The Company may change its registered office or registered agent by a Resolution of Directors or a Resolution of Members. The change shall take effect upon the Registrar registering a notice of change filed under section 92 of the Act.

4	CAPACITY AND POWER

4.1	The Company has, subject to the Act and any other British Virgin Islands legislation for the time being in force, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

4.2	There are, subject to Clause 4.1 and Regulation 23, no limitations on the business that the Company may carry on.

5	NUMBER AND CLASSES OF SHARES

5.1	The Company is authorised to issue an unlimited number of shares of no par value divided into six classes of shares as follows:

(a)	Ordinary shares of no par value (“Ordinary Shares”);

(b)	Class A preferred shares of no par value (“Class A Preferred Shares”);

(c)	Class B preferred shares of no par value (“Class B Preferred Shares”);

(d)	Class C preferred shares of no par value (“Class C Preferred Shares”);

(e)	Class D preferred shares of no par value (“Class D Preferred Shares”); and

(f)	Class E preferred shares of no par value (“Class E Preferred Shares” and together with the Class A Preferred Shares, the Class B Preferred Shares, Class C Preferred Shares and the Class D Preferred Shares being referred to as the “Preferred Shares”).

5.2	The Company may at the discretion of the Board of Directors issue fractional Shares or round up or down fractional holdings of Shares to its nearest whole number and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

6	DESIGNATIONS POWERS PREFERENCES OF SHARES

6.1	Each Ordinary Share in the Company confers upon the Member (unless waived by such Member):

(a)	subject to Clause 11, the right to one vote at a meeting of the Members of the Company or on any Resolution of Members;

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(b)	the right to be redeemed on an Automatic Redemption Event in accordance with Regulation 23.2, or pursuant to either a Tender Redemption Offer or Redemption Offer in accordance with Regulation 23.4, or pursuant to an Amendment Redemption Event in accordance with Regulation 23.12;

(c)	the right to an equal share with each other Ordinary Share in any dividend paid by the Company; and

(d)	subject to satisfaction of and compliance with Regulation 23, the right to an equal share with each other Ordinary Share in the distribution of the surplus assets of the Company on its liquidation.

6.2	The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be stated in this Memorandum, which shall be amended accordingly prior to the issue of such Preferred Shares. Such rights, privileges, restrictions and conditions may include:

(a)	the number of shares and series constituting that class and the distinctive designation of that class;

(b)	the dividend rate of the Preferred Shares of that class, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in relation to, the dividends payable on any other class or classes of Preferred Shares;

(c)	whether that class shall have voting rights, and, if so, the terms of such voting rights;

(d)	whether that class shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e)	whether or not the Preferred Shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting Shares for redemption if less than all Preferred Shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount maybe less than fair value and which may vary under different conditions and at different dates;

(f)	whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of Preferred Shares of that class, and, if so, the terms and amounts of such sinking fund;

(g)	the right of the Preferred Shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional Preferred Shares (including additional Preferred Shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition or any subsidiary of any outstanding Preferred Shares of the Company;

(h)	the right of the Preferred Shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights be in preference to, or in relation to, the comparable rights or any other class or classes of Preferred Shares; and

(i)	any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

6.3	The directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 3 and Regulation 23 of the Articles.

6.4	The directors have the authority and the power by Resolution of Directors:

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(a)	to authorise and create additional classes of shares; and

(b)	(subject to the provisions of Clause 6.2) to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, appertaining to any and all classes of shares that may be authorised to be issued under this Memorandum.

7	VARIATION OF RIGHTS

7.1	Prior to a Business Combination, and subject always to the limitations set out in Clause 11, the rights attached to Shares as specified in Clause 6 may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of at least sixty-five percent (65%) of the total number of Shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class.

7.2	Notwithstanding Clause 7.1, where the amendment proposed is for the purposes of approving, or in conjunction with the consummation of, the Business Combination and thereafter following the consummation of a Business Combination, the rights attached to Shares as specified in Clause 6 may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of more than fifty percent (50%) of the Shares of that class present at a duly convened and constituted meeting of the Members of the Company holding shares in such class which were present at the meeting and voted unless otherwise provided by the terms of issue of such class, provided however that the Resolution of Members approving an amendment for the purposes of approving, or in conjunction with, the consummation of the Business Combination shall be subject to, and therefore the amendment so approved not made until immediately prior to the time at which the Business Combination is consummated, unless the approval is in accordance with Clause 7.1.

8	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

9	REGISTERED SHARES

9.1	The Company shall issue registered shares only.

9.2	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

10	TRANSFER OF SHARES

10.1 A Share may be transferred in accordance with Regulation 4 of the Articles.

11	AMENDMENT OF MEMORANDUM AND ARTICLES

11.1	The Company may amend its Memorandum or Articles by a Resolution of Members or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the Members to amend the Memorandum or Articles;

(b)	to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Members; or

(d)	to change Clauses 7 or 8, this Clause 11 or Regulation 23.

For the avoidance of doubt, the directors of the Company will not propose any amendment to this Memorandum or the Articles that would affect the substance or timing of the Company’s obligation as described in Regulation 23 to offer to pay the Per-Share Redemption Price to the holders of the Public Shares

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11.2	Notwithstanding Clause 11.1, no amendment may be made to the Memorandum or Articles by a Resolution of Members to amend:

(a)	Regulation 23 prior to the Business Combination, unless the amendment proposed is for the purposes of approving, or in conjunction with the consummation of, the Business Combination, provided always that (i) the amendment does not alter the Company’s obligation to offer to pay the Per Share Redemption Price to the holders of the Public Shares or the timing of this payment and (ii) the Resolution of Members approving such amendment shall be subject to, and therefore the amendment so approved not made until immediately prior to the time at which the Business Combination is consummated, unless the approval is in accordance with Clause 7.1; or

(b)	Regulation 9.1(b) during the Target Business Acquisition Period.

Pursuant to Section 12(2)(c) of the Act, this Clause 11.2 may not be amended prior to the consummation of the Business Combination, unless the amendment proposed is for the purposes of approving, or in conjunction with the consummation of, the Business Combination.

12	DEFINITIONS AND INTERPRETATION

12.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

(a)	“Act” means the BVI Business Companies Act, 2004 and includes the regulations made under the Act;

(b)	“AGM” means an annual general meeting of the Members;

(c)	“Amendment” has the meaning ascribed to it in Regulation 23.12;

(d)	“Amendment Redemption Event” has the meaning ascribed to it in Regulation 23.12;

(e)	“Approved Amendment” has the meaning ascribed to it in Regulation 23.12;

(f)	“Articles” means the attached Articles of Association of the Company;

(g)	“Automatic Redemption Event” shall have the meaning given to it in Regulation 23.2;

(h)	“Board of Directors” means the board of directors of the Company;

(i)	“Business Combination” shall mean the initial acquisition, share exchange, share reconstruction and amalgamation or contractual control arrangement with, or purchase of, all or substantially all of the assets of, or engaging in any other similar business combination with, one or more businesses with a Target Business at Fair Value;

(j)	“Business Combination Articles” means Regulation 23 relating to the Company’s obligations regarding the consummation of a Business Combination;

(k)	“Business Days” means a day other than a Saturday or Sunday or any other day on which commercial banks in New York are required or are authorised to be closed for business;

(l)	“Chairman” means a person who is appointed as chairman to preside at a meeting of the Company, and “Chairman of the Board” means a person who is appointed as chairman to preside at a meeting of the Board of Directors, in each case, in accordance with these Articles;

(m)	“Class A Directors” has the meaning ascribed to it in Regulation 9.1(b);

(n)	“Class A Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(o)	“Class B Directors” has the meaning ascribed to it in Regulation 9.1(b);

(p)	“Class B Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(q)	“Class C Preferred Shares” has the meaning ascribed to it in Clause 5.1;

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(r)	“Class D Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(s)	“Class E Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(t)	“Designated Stock Exchange” means the Over-the-Counter Bulletin Board, the Global Select System, Global System or the Capital Market of the Nasdaq Stock Market Inc., the NYSE Amex or the New York Stock Exchange, as applicable; provided, however, that until the Shares are listed on any such Designated Stock Exchange, the rules of such Designated Stock Exchange shall be inapplicable to the Company and this Memorandum or the Articles;

(u)	“Director” means any director of the Company, from time to time;

(v)	“Distribution” in relation to a distribution by the Company means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of a Member in relation to Shares held by a Member, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;

(w)	“Eligible Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

(x)	“Enterprise” means the Company and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which an Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(y)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(z)	“Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all legal fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses, in each case reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Company or any third party. Expenses also shall include expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, but shall not include amounts paid in settlement by an Indemnitee or the amount of judgments or fines against an Indemnitee.

(aa)	“Fair Value” shall mean a value at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for a Business Combination and shall be determined by a majority of the members of the Board of Directors who do not have an interest in the transaction;

(bb)	“FINRA” means the Financial Industry Regulatory Authority of the United States;

(cc)	“Initial Investors” refers to the individuals listed in the Registration Statement who simultaneous with the IPO will purchase 3,000,000 warrants of the Company at a price of $0.75 per warrant for US$2,250,000 in the aggregate;

(dd)	“Indemnitee” means any person detailed in sub regulations (a) and (b) of Regulation 15.

(ee)	“Insider” means any officer, director or pre-IPO shareholder (and their respective affiliates);

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(ff)	“IPO” means the initial public offering of securities of the Company;

(gg)	“Member” means an Eligible Person whose name is entered in the share register of the Company as the holder of one or more Shares or fractional Shares;

(hh)	“Memorandum” means this Memorandum of Association of the Company;

(ii)	“Officer” means any officer of the Company, from time to time

(jj)	“Open Market Purchases” has the meaning ascribed to it in Regulation 23.11;

(kk)	“Ordinary Shares” has the meaning ascribed to it in Clause 5.1;

(ll)	“Per-Share Redemption Price” means:

(i)	with respect to an Automatic Redemption Event, the aggregate amount on deposit in the Trust Account (less up to US$50,000 of the net interest earned thereon to pay dissolution expenses) divided by the number of then outstanding Public Shares;

(ii)	with respect to an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account divided by the number of then outstanding Public Shares; and

(iii)	with respect to either a Tender Redemption Offer or a Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two Business Days prior to the consummation of the Business Combination including interest but net of taxes payable, divided by the number of then outstanding Public Shares;

(mm)	“Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the name of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative nature, in which an Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that such Indemnitee is or was a director or officer of the Company, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or adviser of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee, adviser or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under these Articles.

(nn)	“Public Shares” has the meaning ascribed to it in Regulation 23.5(a);

(oo)	“Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(pp)	“Redemption Offer” has the meaning ascribed to it in Regulation 23.5(b);

(qq)	“Registration Statement” has the meaning ascribed to it in Regulation 23.10;

(rr)	“relevant system” means a relevant system for the holding and transfer of shares in uncertificated form;

(ss)	“Resolution of Directors” means either:

(i)	subject to sub-paragraph (ii) below, a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

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(ii)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

(tt)	“Resolution of Members” means:

(i)	prior to the consummation of a Business Combination (excluding any Resolution of Members in relation to approval of a Business Combination pursuant to Regulation 23.4), a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of the holders of at least sixty-five percent (65%) of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(ii)	following the consummation of a Business Combination or in relation to any Resolution of Members that may be proposed for the purpose of approving, or in conjunction with the consummation of, a Business Combination pursuant to Regulation 23.4, a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted;

(uu)	“Seal” means any seal which has been duly adopted as the common seal of the Company;

(vv)	“SEC” means the United States Securities and Exchange Commission;

(ww)	“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations;

(xx)	“Securities Act” means the United States Securities Act of 1933, as amended;

(yy)	“Share” means a share issued or to be issued by the Company (and “Shares” shall be construed accordingly;

(zz)	“Target Business” means an operating businesses with whom the Company wishes to undertake a Business Combination;

(aaa)	“Target Business Acquisition Period” shall mean the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the Company’s IPO up to and including the first to occur of (i) a Business Combination; or (ii) the Termination Date.

(bbb)	“Tender Redemption Offer” has the meaning ascribed to it in Regulation 23.5(a);

(ccc)	“Termination Date” has the meaning given to it in Regulation 23.2;

(ddd)	“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

(eee)	“Trust Account” shall mean the trust account established by the Company at the consummation of the IPO and into which a certain amount of the IPO proceeds and proceeds from the sale of warrants to the Initial Investors and the underwriters of the IPO, together with the underwriters’ deferred corporate finance fees are deposited as may be reduced from time to time for Open Market Purchases and amounts reserved for operating expenses;

(fff)	“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

12.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

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(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Member is a reference to the casting of the votes attached to the Shares held by the Member voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended; and

(e)	the singular includes the plural and vice versa.

12.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and Articles unless otherwise defined herein.

12.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and Articles.

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We, Ogier Fiduciary Services (BVI) Limited of Nemours Chambers, Road Town, Tortola, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign this Memorandum of Association.

Dated:

Incorporator

________________________________________
Authorised Signatory
Ogier Fiduciary Services (BVI) Limited

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION

OF

BGS ACQUISITION CORP.

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ON 20 MARCH 2012

AMENDED AND RESTATED ON [    ] SEPTEMBER 2013

1	REGISTERED SHARES

1.1	Every Member is entitled to a certificate signed by a director of the Company or under the Seal specifying the number of Shares held by him and the signature of the director and the Seal may be facsimiles.

1.2	Any Member receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

1.3	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

1.4	Nothing in these Articles shall require title to any Shares or other Securities to be evidenced by a certificate if the Act and the rules of the Designated Stock Exchange permit otherwise.

1.5	Subject to the Act and the rules of the Designated Stock Exchange, the Board of Directors without further consultation with the holders of any Shares or Securities may resolve that any class or series of Shares or other Securities in issue or to be issued from time to time may be issued, registered or converted to uncertificated form and the practices instituted by the operator of the relevant system. No provision of these Articles will apply to any uncertificated shares or Securities to the extent that they are inconsistent with the holding of such shares or securities in uncertificated form or the transfer of title to any such shares or securities by means of a relevant system.

1.6	Conversion of Shares held in certificated form into Shares held in uncertificated form, and vice versa, may be made in such manner as the Board of Directors, in its absolute discretion, may think fit (subject always to the requirements of the relevant system concerned). The Company or any duly authorised transfer agent shall enter on the register of members how many Shares are held by each member in uncertificated form and certificated form and shall maintain the register of members in each case as is required by the relevant system concerned. Notwithstanding any provision of these Articles, a class or series of Shares shall not be treated as two classes by virtue only of that class or series comprising both certificated shares and uncertificated shares or as a result of any provision of these Articles which applies only in respect of certificated shares or uncertificated shares.

1.7	Nothing contained in Regulation 1.5 and 1.6 is meant to prohibit the Shares from being able to trade electronically. For the avoidance of doubt, Shares shall only be traded and transferred electronically upon consummation of the Company’s IPO.

2	SHARES

2.1	Subject to the provisions of these Articles and, where applicable, the rules of the Designated Stock Exchange, the unissued Shares of the Company shall be at the disposal of the directors and Shares and other Securities may be issued and option to acquire Shares or other Securities may be granted at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

2.2	Without prejudice to any special rights previously conferred on the holders of any existing Preferred Shares or class of Preferred Shares, any class of Preferred Shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

2.3	Section 46 of the Act does not apply to the Company.

2.4	A Share may be issued for consideration in any form, including money, a promissory note, real property, personal property (including goodwill and know-how) or a contract for future services.

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2.5	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6	The Company shall keep a register (the “share register”) containing:

(a)	the names and addresses of the persons who hold Shares;

(b)	the number of each class and series of Shares held by each Member;

(c)	the date on which the name of each Member was entered in the share register; and

(d)	the date on which any Eligible Person ceased to be a Member.

2.7	The share register may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original share register.

2.8	A Share is deemed to be issued when the name of the Member is entered in the share register.

2.9	Subject to the provisions of the Act and the Business Combination Articles, Shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such Shares may determine. The directors may issue options, warrants or convertible securities or securities or a similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or Securities on such terms as the directors may from time to time determine. Notwithstanding the foregoing, the directors may also issue options, warrants or convertible securities in connection with the Company’s IPO.

3	FORFEITURE

3.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.

3.2	A written notice of call specifying the date for payment to be made shall be served on the Member who defaults in making payment in respect of the Shares.

3.3	The written notice of call referred to in Regulation 3.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

3.4	Where a written notice of call has been issued pursuant to Regulation 3.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

3.5	The Company is under no obligation to refund any moneys to the Member whose Shares have been cancelled pursuant to Regulation 3.4 and that Member shall be discharged from any further obligation to the Company.

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4	TRANSFER OF SHARES

4.1	Subject to the Memorandum, certificated shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration. A member shall be entitled to transfer uncertificated shares by means of a relevant system and the operator of the relevant system shall act as agent of the Members for the purposes of the transfer of such uncertificated shares.

4.2	The transfer of a Share is effective when the name of the transferee is entered on the share register.

4.3	If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the share register notwithstanding the absence of the instrument of transfer.

4.4	Subject to the Memorandum, the personal representative of a deceased Member may transfer a Share even though the personal representative is not a Member at the time of the transfer.

5	DISTRIBUTIONS

5.1	Subject to the Business Combination Articles, the directors of the Company may, by Resolution of Directors, authorise a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.

5.2	Dividends may be paid in money, shares, or other property.

5.3	The Company may, by Resolution of Directors, from time to time pay to the Members such interim dividends as appear to the directors to be justified by the profits of the Company, provided always that they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.

5.4	Notice in writing of any dividend that may have been declared shall be given to each Member in accordance with Regulation 21 and all dividends unclaimed for three years after such notice has been given to a Member may be forfeited by Resolution of Directors for the benefit of the Company.

5.5	No dividend shall bear interest as against the Company.

6	REDEMPTION OF SHARES AND TREASURY SHARES

6.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of the Member whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.

6.2	The purchase, redemption or other acquisition by the Company of its own Shares is deemed not to be a distribution where:

(a)	the Company purchases, redeems or otherwise acquires the Shares pursuant to a right of a Member to have his Shares redeemed or to have his shares exchanged for money or other property of the Company, or

(b)	the Company purchases, redeems or otherwise acquires the Shares by virtue of the provisions of section 179 of the Act.

6.3	Sections 60, 61 and 62 of the Act shall not apply to the Company.

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6.4	Subject to the provisions of Regulation 23, Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

6.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

6.6	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

6.7	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

7	MORTGAGES AND CHARGES OF SHARES

7.1	A Member may by an instrument in writing mortgage or charge his Shares.

7.2	There shall be entered in the share register at the written request of the Member:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the share register.

7.3	Where particulars of a mortgage or charge are entered in the share register, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

7.4	Whilst particulars of a mortgage or charge over Shares are entered in the share register pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

8	MEETINGS AND CONSENTS OF MEMBERS

8.1	Any director of the Company may convene meetings of the Members at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable. Following consummation of the Business Combination, an AGM shall be held annually at such date and time as may be determined by the directors.

8.2	Upon the written request of the Members entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Members.

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8.3	The director convening a meeting of Members shall give not less than 10 nor more than 60 days’ written notice of such meeting to:

(a)	those Members whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

8.4	The director convening a meeting of Members shall fix in the notice of the meeting the record date for determining those Members that are entitled to vote at the meeting.

8.5	A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.

8.6	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Member or another director, or the fact that a Member or another director has not received notice, does not invalidate the meeting.

8.7	A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

8.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

8.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

BGS ACQUISITION CORP.

I/We being a Member of the above Company HEREBY APPOINT

of

or failing him

of

to be my/our proxy to vote for me/us at the

meeting of Members to be held on the . . . . day of	, 20 . . . . and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this .. . . . day of	, 20 .. . . .

Member

8.10	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

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(c)	if two or more of the joint owners are present in person or by proxy they must vote as one and in the event of disagreement between any of the joint owners of Shares then the vote of the joint owner whose name appears first (or earliest) in the share register in respect of the relevant Shares shall be recorded as the vote attributable to the Shares.

8.11	A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

8.12	A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares entitled to vote on Resolutions of Members to be considered at the meeting. If the Company has two or more classes of shares, a meeting may be quorate for some purposes and not for others. A quorum may comprise a single Member or proxy and then such person may pass a Resolution of Members and a certificate signed by such person accompanied where such person holds a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Members.

8.13	If within two hours from the time appointed for the meeting of Members, a quorum is not present, the meeting, at the discretion of the Chairman of the Board of Directors shall either be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held, at the same time and place, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall either be dissolved or stand further adjourned at the discretion of the Chairman of the Board of Directors.

8.14	At every meeting of Members, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Members present shall choose one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

8.15	The person appointed as chairman of the meeting pursuant to Regulation 8.14 may adjourn any meeting from time to time, and from place to place. For the avoidance of doubt, a meeting can be adjourned for as many times as may be determined to be necessary by the chairman and a meeting may remain open indefinitely for as long a period as may be determined by the chairman.

8.16	At any meeting of the Members the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

8.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Members other than individuals the right of any individual to speak for or represent a Member shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Member or the Company.

8.18	Any Member other than an individual may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Members or of any class of Members, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Member which he represents as that Member could exercise if it were an individual.

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8.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Member other than an individual may at the meeting but not thereafter call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Member shall be disregarded.

8.20	Directors of the Company may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of Shares.

8.21	Until the consummation of the Company’s IPO, any action that may be taken by the Members at a meeting may also be taken by a Resolution of Members consented to in writing, without the need for any prior notice. If any Resolution of Members is adopted otherwise than by the unanimous written consent of all Members, a copy of such resolution shall forthwith be sent to all Members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a Resolution of Members have consented to the resolution by signed counterparts. Following the Company’s IPO, any action required or permitted to be taken by the Members of the Company must be effected by a meeting of the Company, such meeting to be duly convened and held in accordance with these Articles.

9	DIRECTORS

9.1	The first directors of the Company shall be appointed by the first registered agent within 30 days of the incorporation of the Company; and thereafter, the directors shall be elected:

(a)	subject to Regulation 9.1(b), by Resolution of Members or by Resolution of Directors for such term as the Members or directors determine;

(b)	immediately prior to the consummation of an IPO, the directors shall pass a resolution of directors dividing themselves into two classes, being the class A directors (the “Class A Directors”) and the class B directors (the “Class B Directors”). The number of directors in each class shall be as nearly equal as possible. The Class A Directors shall stand elected for a term expiring at the Company’s first AGM and the Class B Directors shall stand elected for a term expiring at the Company’s second AGM. Commencing at the first AGM, and at each following AGM, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second AGM following their election. Except as the Act or any applicable law may otherwise require, in the interim between an AGM or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board of Directors, may be filled by the majority vote of the remaining directors.

9.2	No person shall be appointed as a director of the Company unless he has consented in writing to act as a director.

9.3	The minimum number of directors shall be one and there shall be no maximum number of directors.

9.4	Each director holds office for the term, if any, fixed by the Resolution of Members or Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

9.5	A director may be removed from office with or without cause by,

(a)	a Resolution of Members passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy five per cent of the Members of the Company entitled to vote; or

(b)	subject to Regulation 9.1(b), a Resolution of Directors passed at a meeting of directors.

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9.6	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

9.7	Subject to Regulation 9.1(b), the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

9.8	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.9	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company; and

(d)	such other information as may be prescribed by the Act.

9.10	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.11	The directors, or if the Shares (or depository receipts therefore) are listed or quoted on a Designated Stock Exchange, and if required by the Designated Stock Exchange, any committee thereof, may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.12	A director is not required to hold a Share as a qualification to office.

9.13	Prior to the consummation of any transaction with:

(a)	any affiliate of the Company;

(b)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company;

(c)	any Director or executive officer of the Company and any relative of such Director or executive officer; and

(d)	any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by a person referred to in Regulations 9.13(b) and (c) or over which such a person is able to exercise significant influence, such transaction must be approved by a majority of the members of the Board of Directors who do not have an interest in the transaction, such directors having been provided with access (at the Company’s expense) to the Company’s attorney or independent legal counsel, unless the disinterested directors determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.

10	POWERS OF DIRECTORS

10.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors

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may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Members.

10.2	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.3	If the Company is a subsidiary, but not a wholly owned subsidiary, of a holding company, and the shareholders other than the holding company agree in advance, a director of the Company may, when exercising powers or performing duties as a director in connection with the carrying out of the joint venture, act in a manner which he believes is in the best interests of a Member or some Members even though it may not be in the best interests of the Company.

10.4	If the Company is carrying out a joint venture between shareholders, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.5	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

10.6	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.7	The continuing directors may act notwithstanding any vacancy in their body.

10.8	Subject to Regulation 23.7, the directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.9	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.10	Section 175 of the Act shall not apply to the Company.

11	PROCEEDINGS OF DIRECTORS

11.1	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the notice calling the meeting provides.

11.3	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4	Until the consummation of a Business Combination, a director may not appoint an alternate. Following the consummation of a Business Combination, a director may by a written instrument appoint an alternate who need not be a director, and such alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated.

11.5	A director shall be given not less than three days’ notice of meetings of directors, but a meeting of directors held without three days’ notice having been given to all directors shall be valid if all the

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directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

11.6	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or, following the consummation of a Business Combination, by alternate not less than one-half of the total number of directors, unless there are only two directors in which case the quorum is two.

11.7	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Members. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.8	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their number to be chairman of the meeting. If the directors are unable to choose a chairman for any reason, then the oldest individual Director present (and for this purpose an alternate director shall be deemed to be the same age as the director that he represents) shall take the chair.

11.9	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12	COMMITTEES

12.1	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2	The directors have no power to delegate to a committee of directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint directors;

(e)	to appoint an agent;

(f)	to approve a plan of merger, consolidation or arrangement; or

(g)	to make a declaration of solvency or to approve a liquidation plan.

12.3	Regulations 12.2(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors

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so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

13	OFFICERS AND AGENTS

13.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

13.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Members, the Chief Executive Officer to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the Chief Executive Officer but otherwise to perform such duties as may be delegated to them by the Chief Executive Officer, the secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

13.3	The emoluments of all officers shall be fixed by Resolution of Directors.

13.4	The officers of the Company shall hold office until their death, resignation or removal. Any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.5	The directors may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Regulation 12.1. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14	CONFLICT OF INTERESTS

14.1	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2	For the purposes of Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3	Provided that the requirements of Regulation 9.13 have first been satisfied, a director of the Company who is interested in a transaction entered into or to be entered into by the Company may then:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

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and, subject to compliance with the Act and these Articles shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15	INDEMNIFICATION

15.1	Subject to the limitations hereinafter provided, the Company may indemnify, hold harmless and exonerate against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all legal fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses, in each case reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in a Proceeding and against all judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred (whether by an Indemnitee, or on his behalf) in connection with such Proceeding or any claim, issue or matter therein, any person who:

(a)	is or was a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was a director, officer, key employee, adviser of the Company or who at the request of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another Enterprise.

15.2	The indemnity in Regulation 15.1 only applies if the relevant Indemnitee acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Indemnitee had no reasonable cause to believe that his conduct was unlawful.

15.3	The decision of the directors as to whether an Indemnitee acted honestly and in good faith and with a view to the best interests of the Company and as to whether such Indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.4	The termination of any Proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the relevant Indemnitee did not act honestly and in good faith and with a view to the best interests of the Company or that such Indemnitee had reasonable cause to believe that his conduct was unlawful.

15.5	The Company may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any Indemnitee, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another Enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not the Company has or would have had the power to indemnify him against the liability as provided in these Articles.

16	RECORDS

16.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the share register, or a copy of the share register;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

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16.2	If the Company maintains only a copy of the share register or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original share register or the original register of directors is kept.

16.3	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Members and classes of Members;

(b)	minutes of meetings and Resolutions of Directors and committees of directors; and

(c)	an impression of the Seal, if any.

16.4	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.5	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

17	REGISTERS OF CHARGES

17.1	The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18	CONTINUATION

The Company may by Resolution of Members or by a Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

19	SEAL

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which

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may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

20	ACCOUNTS AND AUDIT

20.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

20.2	The Company may by Resolution of Members call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

20.3	The Company may by Resolution of Members call for the accounts to be examined by auditors.

20.4	If the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee as a committee of the Board of Directors, the composition and responsibilities of which shall comply with the rules and regulations of the SEC and the Designated Stock Exchange subject to any available exemptions therefrom and the operation of the Act. The audit committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

20.5	If the Shares are listed or quoted on a Designated Stock Exchange that requires the Company to have an audit committee, the Directors shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

20.6	If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and, if required, shall utilise the audit committee for the review and approval of potential conflicts of interest.

20.7	If applicable, and subject to applicable law and the rules of the SEC and the Designated Stock Exchange:

(a)	at the AGM or at a subsequent extraordinary general meeting in each year, the Members shall appoint an auditor who shall hold office until the Members appoint another auditor. Such auditor may be a Member but no director or officer or employee of the Company shall during, his continuance in office, be eligible to act as auditor;

(b)	a person, other than a retiring auditor, shall not be capable of being appointed auditor at an AGM unless notice in writing of an intention to nominate that person to the office of auditor has been given not less than ten days before the AGM and furthermore the Company shall send a copy of such notice to the retiring auditor; and

(c)	the Members may, at any meeting convened and held in accordance with these Articles, by resolution remove the auditor at any time before the expiration of his term of office and shall by resolution at that meeting appoint another auditor in his stead for the remainder of his term.

20.8	The remuneration of the auditors shall be fixed by Resolution of Directors in such manner as the Directors may determine or in a manner required by the rules and regulations of the Designated Stock Exchange and the SEC.

20.9	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Members or otherwise given to Members and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

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(b)	all the information and explanations required by the auditors have been obtained.

20.10	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be otherwise given to the Members.

20.11	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

20.12	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Members at which the Company’s profit and loss account and balance sheet are to be presented.

21	NOTICES

21.1	Any notice, information or written statement to be given by the Company to Members may be given by personal service by mail, facsimile or other similar means of electronic communication, addressed to each Member at the address shown in the share register.

21.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

21.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

22	VOLUNTARY WINDING UP

22.1	The Company may by a Resolution of Members or by a Resolution of Directors appoint a voluntary liquidator.

23	BUSINESS COMBINATION

23.1	Regulations 23.1 to 23.12 and Regulation 9.1(b) shall terminate upon consummation of any Business Combination and may not be amended during the Target Business Acquisition Period except as otherwise provided in these Articles.

23.2	In the event that the Company does not consummate a Business Combination prior to the expiration of 15 months after the closing of the IPO (or 18 months from the closing of the IPO if a definitive agreement is executed within 15 months from the closing of the IPO but the Business Combination has not been consummated within such period) (such date being referred to as the “Termination Date”), such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the directors of the Company shall take all such action necessary (i) as promptly as reasonably possible but no more than five (5) Business Days thereafter to redeem the Public Shares (as defined below) or distribute the Trust Account to the holders of the Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any winding up of the Company’s affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares. Pursuant to Section 12(2)(a) of the Act, this Regulation 23.2 may not be amended, whether to shorten the 15 (or 18) month period for the Company to effect a Business Combination or otherwise, prior to the consummation of the Business Combination.

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23.2A	Notwithstanding the provisions of Regulation 23.2, for those Members voting in favour of the Resolution of Members to extend the deadline for the Company to consummate the Business Combination to 26 November 2013 (each an “Electing Member” and 26 November 2013 being the “Extended Termination Date”), their entitlement to receive the applicable Per-Share Redemption Price shall be deferred until the Extended Termination Date and the Company shall accordingly defer the cessation of its operations until after the Extended Termination Date (to the extent that it has not consummated the Business Combination on or before such date), and such Electing Member shall be deemed to have approved the immediate filing and effect of such amendment notwithstanding Clause 11.2(a)(ii) of the Memorandum, which provision shall be deemed waived for these purposes. For the avoidance of doubt, this Regulation 23.2A shall not affect the substance or timing of the Company’s obligation as described in Regulation 23.2 to offer to pay the Per-Share Redemption Price on the Termination Date to those holders of Public Shares that either voted against, abstained from voting or did not vote on the Resolution of Members to extend the deadline for the Company to consummate the Business Combination to 26 November 2013 (a “Non-Electing Member”), unless such Non-Electing Member indicates prior to the Termination Date its consent in writing to be treated as an Electing Member.

23.3	Unless a shareholder vote is required by law or the rules of the Designated Stock Exchange, or, at the sole discretion of the directors, the directors determine to hold a shareholder vote for business or other reasons, the Company may enter into a Business Combination without submitting such Business Combination to its Members for approval.

23.4	Although not required, in the event that a shareholder vote is held, and a majority of the votes cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Company shall be authorised to consummate the Business Combination.

23.5 (a)	In the event that a Business Combination is consummated by the Company, the Company will offer to redeem the Shares of any Member issued in the IPO other than those Shares held by Directors or Officers (the “Public Shares”) for cash in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to the initial Business Combination (the “Tender Redemption Offer”). The Company will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 Business Days and the Company will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a Member holding Public Shares accepts the Tender Redemption Offer and the Company has not otherwise withdrawn the tender offer, the Company shall, promptly after the consummation of the Business Combination, pay such redeeming Member, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

(b)	In the event that a Business Combination is consummated by the Company in connection with a shareholder vote held pursuant to Regulation 23.4 in accordance with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (the “Redemption Offer”), the Company will offer to redeem the Public Shares, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price; provided, that any such redeeming Member who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem more than 19.9% of the total Public Shares in the event that the Company seeks public shareholder approval of the Business Combination.

(c)	In no event will the Company consummate the Tender Redemption Offer or the Redemption Offer under Regulation 23.5(a) or (b) if such redemptions would cause the Company to have net tangible assets to be less than US$5,000,001.

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23.6	A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account.

23.7	Prior to a Business Combination, the Company will not issue any Securities (other than Public Shares) that would entitle the holder thereof to (i) receive funds from the Trust Account; or (ii) vote on any Business Combination.

23.8	The Business Combination must be approved by a majority of the independent members of the Board of Directors. Although the directors do not intend to enter into a Business Combination with a Target Business that is affiliated with an Insider, it is not prohibited from doing so. In the event the Company enters into such a Business Combination, the Company will obtain the approval of a majority of the disinterested directors of the Company and an opinion from an independent investment banking firm that is a member of FINRA that such a Business Combination is fair to the members of the Company from a financial point of view.

23.9	The Company will not effectuate a Business Combination with another “blank cheque” company or a similar company with nominal operations.

23.10	Immediately after the Company’s IPO, the amount of net offering proceeds received by the Company in the IPO (including proceeds of any exercise of the underwriter’s over-allotment option and any proceeds from the sale of warrants to the Initial Investors and the underwriters of the IPO as described in the Company’s registration statement on Form F-1 filed with the SEC (the “Registration Statement”) at the time it goes effective shall be deposited and thereafter held in the Trust Account. Neither the Company nor any officer, director or employee of the Company will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or in payment of the acquisition price for any shares which the Company elects to purchase, redeem or otherwise acquire in accordance with these Articles, in each case in accordance with the trust agreement governing the Trust Account; provided that (a) all that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Company to cover working capital requirements, and (b) the Company is entitled to withdraw such amounts from the Trust Account from time to time as would be required to pay any taxes on the interest earned on the Trust Account or to purchase Public Shares pursuant to Regulation 23.11.

23.11	If the Company seeks shareholder approval of the Business Combination and does not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, prior to the consummation of the Business Combination, the Company is permitted to release from the Trust Account amounts necessary to purchase up to fifteen percent (15%) of the Public Shares (“Open Market Purchases”) at any time commencing after the filing of a preliminary proxy statement for the Business Combination and ending on the record date of the shareholder meeting to approve the Business Combination. Purchases will be made only in open market transactions at times when the Company is not in possession of any material non-public information and may not be made during a restricted period under Regulation M of the Exchange Act. Any Public Shares so purchased will immediately be cancelled. Any purchases the Company makes will be made in cash as provided in the trust agreement governing the Trust Account.

23.12	In the event the directors of the Company propose any amendment to Regulation 23 prior to (but not in conjunction with) the consummation of a Business Combination (an “Amendment”) and such Amendment is (i) duly approved by a Resolution of Members; and (ii) the amended Articles are filed at the Registry of Corporate Affairs (an “Approved Amendment”), the Company will offer to redeem the Public Shares of any Member who voted all of its Shares against or did not consent in writing to (as relevant) the Resolution of Members approving the Approved Amendment, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an

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“Amendment Redemption Event”). For the avoidance of doubt, an Amendment may not include (i) any amendment to Regulation 23.2; or (ii) any amendment that would affect the substance or timing of the Company’s obligations as described in Regulation 23 to offer to pay the Per-Share Redemption Price to the holders of the Public Shares).

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We, Ogier Fiduciary Services (BVI) Limited of Nemours Chambers, Road Town, Tortola, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign these Articles of Association.

Dated:

Incorporator

________________________________________
Authorised Signatory
Ogier Fiduciary Services (BVI) Limited

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ANNEX III

FORM OF AMENDMENT NO. 1 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT

SUBJECT TO SHAREHOLDER APPROVAL

AMENDMENT NO. 1 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT

Amendment No. 1, dated as of September __, 2013 (the “Amendment”), to the Investment Management Trust Agreement, dated as of March 20, 2012 (the ”IMTA Agreement“), by and between BGS Acquisition Corp., a British Virgin Islands business company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the IMTA Agreement.

WHEREAS, the Company simultaneously consummated its initial public offering and the sale of its sponsor warrants in March 2012 and deposited $40,600,000 into the Trust Account;

WHEREAS, the Company sought the approval of its Public Shareholders to amend and restate the Company’s memorandum and articles of association to extend the date by which the Company must consummate its initial business combination from September 26, 2013 to November 26, 2013 (the “Extension Amendment”);

WHEREAS, the Company sought the approval of its Public Shareholders to amend the IMTA Agreement to: (i) permit the withdrawal and distribution of an amount, not to exceed an aggregate of $30,599,997 (the “Withdrawal Amount”), from the Trust Account to those persons holding Ordinary Shares comprising part of the units sold in its IPO (the “Public Shares”) who wish to exercise their redemption rights in connection with the Extension Amendment and (ii) extend the date on which to liquidate the Trust Account in accordance with the IMTA Agreement to November 26, 2013 (the “IMTA Amendment” and, together with the Extension Amendment, the “Shareholder Proposals”); and

WHEREAS, holders of at least sixty-five percent (65%) of the Company’s outstanding ordinary shares issued in the Company’s initial public offering approved the IMTA Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the IMTA Agreement as set forth herein:

1.	Agreements and Covenants of Trustee.

1.1.  Section 1(i). Section 1(i) is hereby amended and restated in its entirety so that it now reads in full as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached as either Exhibit A or Exhibit B hereto, signed on behalf of the Company by an executive officer and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed by the Company; provided, however, that in the event that a Termination Letter has not been received by the Trustee by 11:59 P.M. New York City time on November 26, 2013 (“Termination Date”), the Trust Account shall be liquidated as soon as practicable thereafter in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders of record at the close of trading (4:00 P.M. New York City time) on the Termination Date. For the purposes of clarity, any transmission of such Termination Letter electronically, whether by facsimile, electronic mail (e-mail), PDF or otherwise, shall constitute an original of such Termination Letter hereunder.”

1.2.Section 2(c). Section 2(c) is hereby amended and restated in its entirety so that it now reads in full as follows:

“(c) The Trustee shall, upon and in accordance with the written instruction of the Company, disburse to the Public Shareholders who (i) elected to exercise their redemption rights in connection with the Shareholder Proposals and redeem the Public Shares through an issuer tender offer (the “Tender Offer”) on Schedule TO in accordance with the tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) delivered the Public Shares to the Company’s transfer agent prior to the expiration of the Tender Offer, as directed by the Company in the Tender Offer documents, the amount indicated by the Company as required to pay the shareholders that have redeemed their Public Shares not to exceed the Withdrawal Amount.”

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1.3.  Section 7(c). Section 7(c) is hereby amended and restated in its entirety so that it now reads in full as follows:

“(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Sections 1(i), 2(a), 2(b), 2(c) and 2(d) (which may not be modified, amended or deleted without the affirmative vote of 65% of the then outstanding Ordinary Shares provided that no such amendment will affect any Public Shareholder who has otherwise either (i) indicated his election to redeem his Ordinary Shares in connection with a shareholder vote sought to amend this Agreement or (ii) not consented to any amendment to this Agreement to extend to the time he would be entitled to a return of his pro rata amount in the Trust Account), this Agreement or any provision hereof may only be changed, amended or modified (other than to correct a typographical error) by a writing signed by each of the parties hereto. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury and the right to set-off as a defense. The Trustee may request an opinion from Company counsel as to the legality of any proposed amendment as a condition to its executing such amendment.”

1.3. Recitals. The recitals are hereby incorporated by reference.

2.	Miscellaneous.

2.1.  Governing Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

2.2.  Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

2.3.  Entire Agreement. This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the IMTA Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

2.4.  Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5  Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to the IMTA Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By: _______________________________

Name:

Title:

BGS ACQUISITION CORP.

By: _______________________________

Name: Cesar Baez

Title: President and Chief Executive Officer

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IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT INFORMATION AGENT BY TELEPHONE OR IN WRITING AT THE ADDRESS SET FORTH BELOW

The Depositary for the Offer is:

Continental Stock Transfer & Trust Co.
Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

By Facsimile (for Eligible Institutions only)	Confirm Receipt of Facsimile by Telephone:
(212) 616-7610	(917) 262-2378

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer at the telephone numbers set forth below. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokerage firms: (203) 658-9400
bgsc.info@morrowco.com

Offer to Purchase

August 23, 2013